As filed with the Securities and Exchange Commission on August 14, 2025

Registration No. 333-288222

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Post-Effective Amendment No. 1

to

FORM S-4

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

(Exact name of registrant as specified in its charter)

Delaware	6770	39-3690783
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code)	(I.R.S employer identification no.)

256 E. Grand Avenue, Suite 104

South San Francisco, CA 94080

Telephone: (650) 405-4770

(Address, including zip code, and telephone number, including area code, of Registrant’s principal executive offices)

Copies to:

Maggie L. Wong
Jocelyn M. Arel
Goodwin Procter LLP
525 Market Street
San Francisco, CA 94105
Telephone: (415) 733-6000

Approximate date of commencement of proposed sale to the public: From time to time after the Registration Statement became effective.

If the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer, “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:

☐ Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)	☐ Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)

This post-effective amendment No. 1 to registration statement shall hereinafter become effective in accordance with Section 8(c) of the Securities Act of 1933, as amended, or on such date as the Commission, acting pursuant to said Section 8(c), may determine.

EXPLANATORY NOTE

This Post-Effective Amendment No. 1 (this “Amendment”) to Registration Statement No. 333-288222, dated June 20, 2025 (as amended and supplemented, the “Registration Statement”), is being filed pursuant to Rule 414(d) under the Securities Act of 1933, as amended (the “Securities Act”), by BridgeBio Oncology Therapeutics, Inc., a Delaware corporation (“New Helix” or the “PubCo”), as the successor to Helix Acquisition Corp. II., a Cayman Islands exempted company limited by shares (“Helix”) to, among other things, (i) set forth additional information to reflect the Domestication (as defined below) and other material changes made in connection with or resulting from the succession, the closing of the Business Combination (as defined below) and as necessary to keep the Registration Statement from being misleading in any material respect, and (ii) provide financial statements and related notes of Helix and TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics), a Delaware corporation (“BBOT”).

On August 11, 2025, as contemplated by the Business Combination Agreement (as defined below) and described in the section titled “The Business Combination Proposal” of the final prospectus and definitive proxy statement of Helix, dated July 10, 2025, as supplemented on July 22, 2025 (the “Final Prospectus”) and filed with the U.S. Securities and Exchange Commission (the “Commission”), Helix changed its jurisdiction of incorporation from the Cayman Islands to the State of Delaware, as described further below (the “Domestication”), and changed its name to “BridgeBio Oncology Therapeutics, Inc.” New Helix expressly adopts the Registration Statement, as modified by this Amendment, as its own registration statement for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). For the purposes of this Amendment and the Registration Statement, references to the “Company,” the “Registrant,” “we,” “our,” “us” and similar terms mean, as of any time prior to the Domestication, Helix, and, as of any time after the Domestication, New Helix. The information contained in this Amendment sets forth additional information to reflect the Domestication. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our jurisdiction of incorporation or capital structure.

The Domestication was effected in the manner described in the section of the Registration Statement titled “The Domestication Proposal.” In the Domestication, Helix effected a deregistration under Article 206 of the Cayman Islands Companies Act (As Revised) and, pursuant to Section 388 of the Delaware General Corporation Law (the “DGCL”), domesticated as a corporation incorporated under the laws of the State of Delaware. Pursuant to the Business Combination Agreement, immediately prior to the Domestication each of Helix’s independent directors resigned as directors, and Bihua Chen became the sole director of New Helix until the effective time of the Business Combination.

In connection with the Domestication, immediately prior to the Domestication, (1) Helix effected the redemption of Class A ordinary shares of Helix, par value $0.0001 per share (the “Helix Class A Shares”), initially issued in Helix’s initial public offering (the “Public Shares” and the holders of Public Shares, the “Public Shareholders”) that were validly submitted for redemption and not withdrawn, (2) Helix Holdings II LLC, a Cayman Islands limited liability company and the sponsor of Helix (the “Sponsor”), surrendered to Helix Class B ordinary shares of Helix, par value $0.0001 per share (the “Helix Class B Shares” or the “Founder Shares,” and together with the Helix Class A Shares, the “Helix Ordinary Shares”), held by the Sponsor (the “Sponsor Forfeited Shares”); and (3) each holder of each issued and outstanding Helix Class B Share (other than the Sponsor Forfeited Shares) irrevocably and unconditionally elected to convert, on a one-for-one basis, each Helix Class B Share held by it into one Helix Class A Share (the “Class B Share Conversion”). At the effective time of the Domestication, each outstanding Helix Class A Share (excluding Public Shares validly submitted for redemption and the Sponsor Forfeited Shares, but including Helix Class A Shares issued upon the Class B Share Conversion) was reclassified as one share of common stock, par value $0.0001 per share, of PubCo (the “PubCo Common Stock”).

Trading of PubCo Common Stock began on the Nasdaq Global Market (“Nasdaq”) on August 12, 2025, under the new ticker symbol “BBOT”. Prior to the Domestication, the Helix Class A ordinary shares traded under the ticker symbols “HLXB”, on the Nasdaq Stock Market LLC. Upon effectiveness of the Domestication, the CUSIP number relating to the PubCo Common Stock changed to 107924 102.

The rights of holders of PubCo Common Stock are now governed by New Helix’s Delaware certificate of incorporation, its Delaware bylaws and the DGCL, each of which is described in the Final Prospectus. The Final Prospectus formed part of the Registration Statement.

This Amendment sets forth additional information to reflect the Domestication and other material changes made in connection with or resulting from the succession, the closing of the business combination (the “Business Combination”) contemplated by that certain business combination agreement, dated as of February 28, 2025 and amended on June 17, 2025 (as amended, the “Business Combination Agreement”), by and among Helix, Helix II Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of DYNS (“Merger Sub”), and BBOT, and to keep the Registration Statement from being misleading in any material respect. All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act before the effective date of the Domestication will not reflect the change in our name, jurisdiction of incorporation or capital structure. On August 12, 2025, New Helix filed a Current Report on Form 8-K disclosing the closing of the Business Combination and certain related transactions. Set forth below is the following additional information:

1.	The unaudited pro forma condensed combined financial information of PubCo as of and for the six months ended June 30, 2025 and for the year ended December 31, 2024;

2.	the Management’s Discussion and Analysis of Financial Condition and Results of Operations of BBOT for the six months ended June 30, 2025 and 2024;

3.	the Management’s Discussion and Analysis of Financial Condition and Results of Operations of Helix for the six months ended June 30, 2025 and 2024;

4.	the unaudited condensed consolidated financial statements of BBOT as of June 30, 2025 and for the six months ended June 30, 2025 and 2024; and

5.	the unaudited consolidated condensed financial statements of Helix as of June 30, 2025 and for the six months ended June 30, 2025 and 2024.

The registration fees were paid at the time of filing of the Registration Statement. Because no additional securities are being registered, no further registration fee is required.

i

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

Unless otherwise indicated or the context otherwise requires, references to: (a) “PubCo” refers to Helix and its consolidated subsidiaries after giving effect to the Business Combination, (b) “BBOT” refers to TheRas, Inc. (d/b/a BridgeBio Oncology Therapeutics), a Delaware corporation, prior to the Closing and (c) “Helix” refers to Helix Acquisition Corp. II, a Cayman Islands exempted company, prior to the Closing. Capitalized terms used but not defined in this section shall have the meanings ascribed to them in the Current Report on Form 8-K (“Form 8-K”) filed with the Securities and Exchange Commission (the “SEC”) on August 12, 2025 and, if not defined in the Form 8-K, capitalized terms used but not defined in this section shall have the meanings ascribed to them in the proxy statement/final prospectus filed by Helix with the SEC which became effective on July 10, 2025, prior to the consummation of the business combination (the “Proxy Statement/Prospectus”).

PubCo is providing the following unaudited pro forma condensed combined financial information to aid in the analysis of the financial aspects of the Business Combination, other events contemplated by the Business Combination Agreement, and other transactions described below.

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses” (“Article 11 of Regulation S-X”). The unaudited pro forma condensed combined financial information presents the combination of the financial information of Helix and BBOT, adjusted to give effect to the Business Combination and other related transactions, which includes:

●	The Domestication of Helix as a Delaware corporation; and

●	The Merger, including the following:

●	Acquisition of BBOT by Helix; and

●	PIPE Investment.

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 combines the unaudited condensed balance sheet of BBOT with the unaudited condensed consolidated balance sheet of Helix on a pro forma basis as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on June 30, 2025. The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 combines the unaudited condensed statement of operations of BBOT for the six months ended June 30, 2025 and the unaudited condensed consolidated statement of operations of Helix for the six months ended June 30, 2025, giving effect to the transactions as if the Business Combination and other events contemplated by the Business Combination Agreement had been consummated on January 1, 2024. The unaudited pro forma combined statement of operations for the year ended December 31, 2024 combines the audited statement of operations of BBOT for the twelve months ended December 31, 2024 and the audited statement of operations of Helix for the twelve months ended December 31, 2024, giving effect to the transactions as if the Business Combination and the other events contemplated by the Business Combination Agreement had been consummated on January 1, 2024.

The unaudited pro forma condensed combined financial information have been prepared for informational purposes only and are not necessarily indicative of what PubCo’s condensed financial position or results of operations actually would have been had the Business Combination and other related transactions been consummated on or prior to June 30, 2025, nor are they necessarily indicative of future results of operations. The unaudited pro forma condensed combined financial information do not purport to project the future financial position or operating results of PubCo.

The unaudited pro forma condensed combined financial information was derived from and should be read in conjunction with the following historical financial statements and the accompanying notes:

●	Audited financial statements of Helix for the year ended December 31, 2024, included in Form 10-K filed with the SEC on March 11, 2025;

●	Unaudited condensed consolidated financial statements of Helix for the three and six months ended June 30, 2025, included in Form 10-Q filed with the SEC on August 1, 2025;

●	Audited financial statements of BBOT for the year ended December 31, 2024, included in the Proxy Statement/Prospectus and incorporated by reference;

●	Unaudited condensed financial statements of BBOT for the three and six months ended June 30, 2025, included as Exhibit 99.1 to the Form 8-K; and

●	Other information relating to Helix and BBOT included in the Proxy Statement/Prospectus and incorporated by reference, including but not limited to the description of certain terms in the sections titled “Proposal No. 1 — The Business Combination Proposal” and “The Business Combination Agreement”.

The unaudited pro forma condensed combined financial information should also be read together with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of BBOT” included in Exhibit 99.3 to the Form 8-K and incorporated by reference.

Description of Business Combination and Other Transactions

On February 28, 2025, Helix, Merger Sub, and BBOT entered into the Business Combination Agreement, as amended on June 17, 2025, pursuant to which on August 11, 2025 (the “Closing Date”) Merger Sub merged with and into BBOT, with BBOT surviving the merger as a wholly-owned subsidiary of Helix (the “Merger”), in accordance with the Business Combination Agreement and DGCL. In connection with the consummation of the Business Combination, Helix changed its corporate name to BridgeBio Oncology Therapeutics, Inc., also referred to as PubCo herein. The aggregate transaction consideration paid to the BBOT equity holders at the Closing pursuant to the Business Combination Agreement was based on an estimated Equity Value of approximately $461.1 million

Upon the consummation of the Business Combination, each share of BBOT capital stock was converted into shares of PubCo Common Stock. Each share of BBOT capital stock initially received a deemed value of $0.95 per share after giving effect to a Conversion Ratio of approximately 0.0889, based on the terms of the Business Combination Agreement and the fully-diluted capitalization of BBOT as of the Closing Date. The Business Combination occurred based on the following transactions as contemplated by the Business Combination Agreement:

The Domestication — The Domestication occurred one business day prior to the Closing Date, pursuant to which Helix de-registered from the Register of Companies in the Cayman Islands and transferred by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation in accordance with the Helix Articles, Section 388 of the DGCL and Part XII of the Cayman Companies Act (the “Domestication”). Immediately prior to the completion of the Domestication, the following occurred:

●	Helix effected the redemption and cancellation of 7,119,750 Public Shares that were validly submitted for redemption and not withdrawn by the Public Shareholders for $76.3 million,

●	The Sponsor surrendered to Helix 307.874 Sponsor Forfeited Shares;

●	Each holder of each issued and outstanding Helix Class B Share (other than the Sponsor Forfeited Shares) irrevocably and unconditionally elected to convert, on a one-for-one basis, each Helix Class B Share held by it into one Helix Class A Share (the “Class B Share Conversion”).

At the effective time of the Domestication, each outstanding Helix Class A Share (excluding the Public Shares validly submitted for redemption and the Sponsor Forfeited Shares, but including Helix Class A Shares issued upon the Class B Share Conversion), were reclassified as one share of PubCo Common Stock.

The Merger — At the effective time of the Merger (the “Merger Effective Time”) the following occurred:

●	Merger Sub, the wholly owned subsidiary of Helix, merged with and into BBOT, with BBOT as the surviving company;

●	Each share of BBOT capital stock issued and outstanding (excluding treasury shares and dissenting shares), was canceled and converted into the right to receive a corresponding number of shares of PubCo Common Stock based on the Consideration Ratio;

●	Each outstanding and unexercised BBOT Option became a PubCo Option containing the same terms, conditions, vesting and other provisions as are currently applicable to such BBOT Options prior to the Business Combination based on the Consideration Ratio; and

●	The Sponsor surrendered and forfeited 152,940 Sponsor Contributed Shares.

The Other Transactions — Other related events that are contemplated to take place in connection with the Business Combination are summarized:

●	PIPE Investment: In connection with the Business Combination Agreement, Helix entered into Subscription Agreements with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including Cormorant and other existing shareholders of Helix (collectively, the “PIPE Investors”). On the Closing Date, the PIPE Investors purchase an aggregate of $260.9 million PIPE Shares at a purchase price of $10.7173 per share.

●	Non-Redemption Agreements: On February 28, 2025, Helix entered into Non-Redemption Agreements with Non-Redeeming Shareholders, pursuant to which, each Non-Redeeming Shareholder irrevocably and unconditionally agreed, for the benefit of Helix, that neither it nor its controlled affiliates will exercise any redemption rights under Helix’s Articles with respect to Public Shares held by such holder as of the date of the Non-Redemption Agreement at any meeting of Helix Shareholders. The Non-Redemption Agreements do not provide for any consideration to be paid by Helix or BBOT to the Non-Redeeming Shareholders in connection with such agreements. The Sponsor and Cormorant are not parties to the Non-Redemption Agreements. There are an aggregate of 450,900 Helix Class A Shares reflected in the pro forma condensed combined financial information presented as NRA Shares.

●	Helix Support Agreement: On February 28, 2025, the Sponsor, Cormorant, and other Helix Insiders entered into the Helix Support Agreement with Helix and BBOT, pursuant to which Helix Insiders agreed to certain voting and transfer covenants. Pursuant to the Helix Support Agreement, each of Cormorant and its permitted transferees irrevocably and unconditionally covenants and agrees not to submit any Helix Class A Shares owned by it for redemption in connection with the Business Combination. As part of the Helix Support Agreement, the following key terms are summarized:

●	Non-Redemption: Cormorant and the Sponsor have agreed not to redeem 2,400,000 outstanding Helix Class A shares that are subject to redemption.

●	Class B Conversion: Each of the Sponsor and each Helix Insider elected to convert, on a one-for-one basis, their Helix Class B Shares into Helix Class A Shares immediately prior to the Domestication and to waive their rights under Helix’s Articles to have their Helix Class B Shares converted into Helix Class A Shares at a ratio of greater than one-to-one.

●	Sponsor Forfeited Shares: Effective as of immediately prior to the Domestication, the Sponsor surrendered and forfeited to Helix 307,874 Helix Class B Shares held by the Sponsor equal to the quotient of (i) the difference between (A) the Redemption Price multiplied by 4.6 million less (B) $46.0 million divided by (ii) the Redemption Price.

●	Sponsor Contributed Shares: Since the Helix Closing Cash was less than $400.0 million on the Closing Date, and BBOT waived the Minimum Cash Condition, the Sponsor surrendered and forfeited 152,940 shares of PubCo Common Stock equal to (a) 3.36 million multiplied by (b) one minus the number resulting from dividing (i) the Helix Closing Cash by (ii) $400.0 million, with any fractional share rounded to the nearest whole number resulting from such product.

No consideration has been or will be paid by Helix or BBOT to the Helix Insiders in connection with such agreements.

Following the Business Combination and related transactions, the shares to be issued are comprised of the following:

●	34,972,186 shares of PubCo Common Stock issued to the BBOT investors, excluding Sponsor and Cormorant, which includes the outstanding shares of BBOT common stock and conversion of outstanding BBOT preferred stock, in each case calculated using the Conversion Ratio (“BBOT Shares”). The BBOT Shares exclude PubCo Options exercisable for 4,078,552 shares of PubCo Common Stock subsequent to the Business Combination;

●	17,345,680 shares of PubCo Common Stock issued to the PIPE Investors, excluding Sponsor and Cormorant, at a purchase price of $10.7173 per share (“PIPE Shares”);

●	17,878,594 shares of PubCo Common Stock issued to the Sponsor and Cormorant which includes: 3,952,377 outstanding shares of BBOT common stock held by Cormorant prior to the Business Combination, 6,998,031 PIPE Shares purchased by Cormorant, 4,480,000 Helix Class B Shares held by the Sponsor prior to the Business Combination less 307,874 Sponsor Forfeited Shares, 2,400,000 Helix Class A Shares held by Cormorant prior to the Business Combination which Cormorant agreed not to redeem pursuant to the Helix Support Agreement, 509,000 Helix Class A Shares held by Sponsor prior to the Business Combination, and the surrender of 152,940 Sponsor Contributed Shares (“Sponsor and Cormorant Shares”);

●	120,000 shares of PubCo Common Stock are held by Helix’s independent directors and advisor (“Helix Insider Shares”); and

●	8,880,250 shares of PubCo Common Stock issued to the holders of Helix Class A Shares, excluding Sponsor and Cormorant, that did not redeem their shares in connection with the Business Combination closing (“Helix Shares”). This amount includes 450,900 shares of PubCo Common Stock issued pursuant to the Non-Redemption Agreements.

Basis of Pro Forma Presentation

The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The adjustments in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an illustrative understanding of PubCo upon consummation of the Business Combination and other related transactions in accordance with U.S. GAAP. Assumptions and estimates underlying the unaudited pro forma adjustments set forth in the unaudited pro forma condensed combined financial information are described in the accompanying notes.

The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and is not necessarily indicative of the operating results and financial position that would have been achieved had the Business Combination and other transactions occurred on the dates indicated. Any net cash proceeds remaining after the consummation of the Business Combination and the other related events contemplated by the Business Combination Agreement are expected to be used for general corporate purposes. The unaudited pro forma condensed combined financial information does not purport to project the future operating results or financial position of PubCo following the completion of the Business Combination..

The unaudited pro forma adjustments represent management’s estimates based on information available as of the date of these unaudited pro forma condensed combined financial information and are subject to change as additional information becomes available and analyses are performed. Helix and BBOT have not had any historical relationship prior to the discussion of the Business Combination and other transactions. Helix and BBOT continue to have no relationship that would require any pro forma adjustments to eliminate activities between the companies.

The following summarizes the shares of PubCo Common Stock issued and outstanding immediately after the Business Combination and the related ownership percentages. The share amounts included in the table do not include the potentially dilutive PubCo Options outstanding and exercisable for 4,078,552 shares of PubCo Common Stock immediately after the Business Combination. The table below also excludes shares of PubCo Common Stock that will initially be available for issuance under the PubCo Incentive Plan and ESPP.

	Pro Forma Combined
	Shares	%

HLXB Public Stockholders (excluding Cormorant)	8,880,250	11.0%
Sponsor and Cormorant (including Cormorant Affiliates)	17,878,594	22.6%
HLXB Directors and Advisors	120,000	0.2%
BBOT stockholders (excluding Cormorant)	34,972,186	44.2%
PIPE Investors (excluding Cormorant)	17,345,680	22.0%
Pro forma total shares of the Post-Combination Company Common Stock outstanding at Closing	79,196,710	100.0%

Accounting Treatment for the Business Combination

The Business Combination will be accounted for as a reverse recapitalization in accordance with U.S. GAAP as BBOT has been determined to be the accounting acquirer. Under this method of accounting, Helix, the legal acquirer, will be treated as the accounting acquiree for financial reporting purposes, and BBOT, the legal acquiree, will be treated as the accounting acquirer. Accordingly, the assets, liabilities, and results of operations of BBOT will become the historical financial statements of PubCo, and Helix’s assets, liabilities, and results operations will be consolidated with BBOT’s starting from the Closing Date. For accounting purposes, the financial statements of PubCo will represent a continuation of the financial statements of BBOT, with the Business Combination being treated as the equivalent of BBOT issuing stock for the net assets of Helix, accompanied by recapitalization. The net assets of Helix will be stated at historical carrying values, and no goodwill or other intangible assets will be recorded. Operations prior to the Business Combination will be presented as those of BBOT in future financial reporting of PubCo.

BBOT was determined to be the accounting acquirer based on the evaluation of the following facts and circumstances:

●	BBOT is the larger entity based on the presence of substantive operations and employee base and will assume the ongoing operations of the PubCo;

●	BBOT’s existing stockholders (excluding Cormorant) will have the greatest minority voting interest;

●	BBOT’s existing stockholders will have the greatest ability to influence decisions regarding the election and removal of the PubCo’s board of directors;

●	BBOT will hold a majority of the PubCo’s board of directors;

●	BBOT’s senior management will comprise the senior management of PubCo;

●	PubCo will assume BBOT’s name;

●	BBOT’s headquarters will become PubCo headquarters; and

●	Helix does not meet the definition of a business.

Unaudited Pro Forma Condensed Combined Balance Sheet
As of June 30, 2025
(in thousands)

	HLXB Historical (Note 2)	BBOT Historical	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Assets
Current assets
Cash and cash equivalents	$664	$31,518	$196,514	A	$393,956
	—	—	260,899	B
	—	—	(6,870)	C
	—	—	(919)	CC
	—	—	(8,546)	CCC
	—	—	(76,304)	FF
	—	—	(3,000)	K
Short-term marketable securities	—	99,880	—		99,880
Receivables from related parties	—	175	—		175
Prepaid expenses and other current assets	212	10,773	(4,983)	C	6,921
			919	CC
Total current assets	876	142,346	357,710		500,932
Property and equipment, net	—	900	—		900
Operating lease right-of-use asset	—	2,549	—		2,549
Marketable securities and cash held in Trust Account	196,514	—	(196,514)	A	—
Restricted cash	—	132	—		132
Other non-current assets	—	5,326	—		5,326
Total assets	$197,390	$151,253	$161,196		$509,839
Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities
Accounts payable	—	2,197	(638)	C	1,559
Accrued compensation and benefits	—	2,740	—		2,740
Accrued research and development liabilities	—	19,802	—		19,802
Accrued professional services	—	1,640	(674)	C	966
Payables to related parties	107	330	(107)	CCC	330
Operating lease liability	—	320	—		320
Other accrued liabilities	2,522	222	(2,419)	CCC	325
Participation right liability	—	—	—		—
Total current liabilities	2,629	27,251	(3,838)		26,042
Deferred underwriting fee	5,520	—	(5,520)	CCC	—
Operating lease liability, noncurrent	—	2,514	—		2,514
Total liabilities	8,149	29,765	(9,358)		28,556

Common stock subject to possible redemption (HLXB)	196,514	—	(196,514)	F	—
Redeemable convertible preferred stock (BBOT)	—	349,221	(349,221)	E	—

Stockholders’ Equity (Deficit):
PubCo Common Stock	—	—	2	B	8
	—	—	4	E
	—	—	2	F
	—	—	(1)	FF
	—	—	1	G
	—	—	—	H
BBOT Common stock	—	—	—		—
HLXB Class A Shares	—	—	—		—
HLXB Class B Shares	—	—	—	D	—
			—	G
Additional paid-in capital	—	45,229	260,897	B	757,237
	—	—	(10,541)	C
	—	—	—	D
	—	—	349,217	E
	—	—	196,512	F
	—	—	(76,303)	FF
	—	—	88	I
	—	—	(7,861)	J
	—	—	—	H
	—	—	(1)	G
Accumulated other comprehensive income	—	51	—		51
Accumulated deficit	(7,273)	(273,013)	(500)	CC	(276,013)
	—	—	(88)	I
	—	—	7,861	J
	—	—	(3,000)	K
Total stockholder’s equity (deficit)	(7,273)	(227,733)	716,289		481,283
Total liabilities, redeemable convertible preferred stock, and stockholders’ equity (deficit)	$197,390	$151,253	$161,196		$509,839

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Six Months Ended June 30, 2025

(in thousands, except share and per share amounts)

	HLXB Historical (Note 2)	BBOT (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Operating expenses:
Research and development	—	48,073	—		48,073
General and administrative	3,637	5,157	—		8,794
Total operating expenses	3,637	53,230	—		56,867
Loss from operations	(3,637)	(53,230)	—		(56,867)

Other income (expense), net:
Interest income	—	3,475	—		3,475
Change in fair value of participation right liability	—	(725)	—		(725)
Interest earned on bank deposits	4	—	—		4
Other income (expense)	—	(10)	—		(10)
Interest earned on marketable securities held in Trust Account	4,064	—	(4,064)	L	—
Total other income (expense), net	4,068	2,740	(4,064)		2,744
Net income (loss)	$431	$(50,490)	$(4,064)		$(54,123)

Weighted average shares outstanding of PubCo Common Stock - basic and diluted (Note 4)	—	—	79,196,710	M	79,196,710
Basic and diluted net loss per share - PubCo Common Stock (Note 4)	—	—	$(0.68)	M	$(0.68)
Basic and diluted weighted average number of shares outstanding (BBOT)	—	486,104	—		—
Basic and diluted net loss per share (BBOT)	—	$(103.87)	—		—
Basic weighted average shares outstanding, Class A ordinary shares	18,909,000	—	—		—
Basic net income per share, Class A ordinary shares	$0.02	—	—		—
Diluted weighted average shares outstanding, Class A ordinary shares	18,909,000	—	—		—
Diluted net income per share, Class A ordinary shares	$0.02	—	—		—
Basic weighted average shares outstanding, Class B ordinary share	4,600,000	—	—		—
Basic net income per share, Class B ordinary shares	$0.02	—	—		—
Diluted weighted averages shares outstanding, Class B ordinary shares	4,600,000	—	—		—
Diluted net income per share, Class B ordinary shares	$0.02	—	—		—

Unaudited Pro Forma Condensed Combined Statement of Operations

For the Year Ended December 31, 2024

(in thousands, except share and per share amounts)

	HLXB Historical (Note 2)	BBOT (Historical)	Transaction Accounting Adjustments (Note 3)		Pro Forma Combined
Operating expenses:
Research and development	—	73,107	—		73,107
General and administrative	856	7,756	500	O	12,200
	—	—	88	P
	—	—	3,000	Q
Total operating expenses	856	80,863	3,588		85,307
Loss from operations	(856)	(80,863)	(3,588)		(85,307)

Other income (expense), net:
Interest income	—	6,377	—		6,377
Income from related party under transition services agreement	—	775	—		775
Change in fair value of participation right liability	—	(564)	—		(564)
Interest earned on bank deposits	6	—	—		6
Other income (expense)	—	—	—		—
Interest earned on marketable securities held in Trust Account	8,449	—	(8,449)	N	—
Total other income (expense), net	8,455	6,588	(8,449)		6,594
Net income (loss)	$7,599	$(74,275)	$(12,037)		$(78,713)

Weighted average shares outstanding of PubCo Common Stock - basic and diluted (Note 4)	—	—	79,196,710	R	79,196,710
Basic and diluted net loss per share - PubCo Common Stock (Note 4)	—	—	$(0.99)	R	$(0.99)
Basic and diluted weighted average number of shares outstanding (BBOT)	—	145,125	—		—
Basic and diluted net loss per share (BBOT)	—	$(511.80)	—		—
Basic weighted average shares outstanding, Class A ordinary shares	16,635,787	—	—		—
Basic net income per share, Class A ordinary shares	$0.36	—	—		—
Diluted weighted average shares outstanding, Class A ordinary shares	16,635,787	—	—		—
Diluted net income per share, Class A ordinary shares	$0.36	—	—		—
Basic weighted average shares outstanding, Class B ordinary share	4,527,869	—	—		—
Basic net income per share, Class B ordinary shares	$0.36	—	—		—
Diluted weighted averages shares outstanding, Class B ordinary shares	4,600,000	—	—		—
Diluted net income per share, Class B ordinary shares	$0.36	—	—		—

NOTES TO UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL STATEMENTS

1. Basis of Presentation

The Business Combination is accounted for as a reverse recapitalization in accordance with U.S. GAAP. Under this method of accounting, Helix, the legal acquirer, is treated as the accounting acquiree for financial reporting purposes, and BBOT, the legal acquiree, is treated as the accounting acquirer.

The following unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X as amended by the final rule, Release No. 33-10786 “Amendments to Financial Disclosures about Acquired and Disposed Businesses.” The historical financial information of Helix and BBOT is presented in accordance with U.S. GAAP. The following represents the assumptions regarding the Business Combination closing in each of the statements included:

●	The unaudited pro forma condensed combined balance sheet gives effect to the Business Combination and other transactions as if they had occurred on June 30, 2025.

●	The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 gives effect to the transactions as if the Business Combination and other transactions had been consummated on January 1, 2024.

●	The unaudited pro forma combined statement of operations for the year ended December 31, 2024 gives effect to the transactions as if the Business Combination and other transactions had been consummated on January 1, 2024.

Management has made significant estimates and assumptions in its determination of the pro forma adjustments (“Transaction Accounting Adjustments”). As the unaudited pro forma condensed combined financial information has been prepared based on these preliminary estimates, the final amounts recorded may differ materially from the information presented. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies or dis-synergies, operating efficiencies or inefficiencies, tax savings or cost savings that may be associated with the Business Combination and other related transactions. The pro forma adjustments reflecting the completion of the Business Combination and other related transactions are based on currently available information, assumptions, and methodologies that Helix believes are reasonable under the circumstances. The unaudited condensed pro forma adjustments described in the accompanying notes may materially differ from subsequent filings to be made by PubCo if additional information becomes available.

Helix believes that its assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Business Combination and other related transactions based on information available to management at the current time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.

The unaudited pro forma condensed combined financial information is not necessarily indicative of what the actual results of operations and consolidated financial position would have been had the Business Combination and other related transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of PubCo. The unaudited pro forma condensed combined financial information should be read in conjunction with the historical consolidated financial statements and notes thereto of Helix and BBOT. There is no tax effect reflected in the pro forma financial information and transaction accounting adjustments described below.

2. Domestication

The Domestication occurred one business day prior to the Closing Date. At the effective time of the Domestication, each share of Helix Class A Share (excluding the Public Shares validly submitted for redemption and the Sponsor Forfeited Shares but including Helix Class A Shares issued upon the Class B Share Conversion) were automatically surrendered and converted into one share of PubCo Common Stock. No accounting adjustments were recorded from the Domestication.

3. Transaction Accounting Adjustments

The unaudited pro forma condensed combined balance sheet as of June 30, 2025 includes the following Transaction Accounting Adjustments related to the Business Combination and other related transactions:

(A)	Reflects the liquidation and reclassification of $196.5 million of marketable securities and cash held in the Trust Account to cash and cash equivalents that became available for general use by PubCo following the Closing.

(B)	Reflects the cash proceeds of $260.9 million received from the PIPE Investment from the issuance and sale of 24,343,711 shares of PubCo Common Stock at the purchase price of $10.7173 per share. This adjustment impacts the PubCo Common Stock (based on the par value of $0.0001 per share) of $2 thousand and the remainder of $260.9 million recorded in additional paid-in-capital.

(C)	Reflects the direct and incremental transaction costs incurred by BBOT related to the Business Combination of approximately $10.5 million for underwriting, financial advisory, legal, accounting, and other fees. BBOT has reflected the direct and incremental transaction costs related to the Business Combination as a reduction to PubCo additional paid-in capital, and to derecognize the BBOT deferred transaction costs of $5.0 million and the liability related to the transaction costs of $1.3 million included in accounts payable and accrued professional services. Through June 30, 2025, BBOT has paid $3.7 million of the total estimated transaction costs, with the remaining amounts payable after the Business Combination Closing.

(CC)	Reflects the capitalization of directors and officers insurance paid by Helix with respect to PubCo operations upon the Business Combination Closing.

(CCC)

Reflects the direct and incremental transaction costs incurred by Helix related to the Business Combination of approximately $8.5 million for underwriting, capital market advisor, legal, and other fees. Helix has reflected the direct and incremental transaction costs related to the Business Combination as a charge to increase PubCo’s accumulated deficit of $0.5 million, and to derecognize the deferred underwriting fee liability of PubCo of $5.5 million, accrued legal fees of $2.4 million, and related party liability related to the Sponsor services of $0.1 million.

(D)	Reflects the forfeiture of 307,874 Helix Class B Shares for no consideration, or Sponsor Forfeited Shares, pursuant to the Helix Support Agreement.

(E)	Reflects the conversion of the redeemable convertible preferred stock of BBOT into 38,874,365 shares of PubCo Common Stock and reclassification of its carrying value of $349.2 million into the equity of PubCo upon the Closing. This adjustment impacts the PubCo Common Stock (based on the par value of $0.0001 per share) of $4 thousand and the remainder of $349.2 million recorded in additional paid-in-capital.

(F)	Reflects the reclassification of the remaining Helix Class A Shares subject to possible redemption to permanent equity and immediate conversion of the remaining Helix Class A Shares into shares of PubCo Common Stock on a one-to-one basis. Separate adjustment (FF) is then presented to reflect the final redemption. This adjustment impacts the PubCo Common Stock (based on the par value of $0.0001 per share) of $2 thousand and the remainder of $196.5 million recorded in additional paid-in-capital.

(FF)	Reflects the actual redemption of 7,119,750 Public Shares for $76.3 million using par value of $0.0001 per share at a Redemption Price of $10.7173 per share. This adjustment impacts the PubCo Common Stock (based on the par value of $0.0001 per share) of $1 thousand and the remainder of $76.3 million recorded in additional paid-in-capital.

(G)	Reflects the reclassification of par value from Helix Ordinary Shares and BBOT Common Stock classified under stockholders’ equity into PubCo Common Stock. The par value of PubCo Common Stock is $0.0001 per share which is consistent with historical Helix Ordinary Shares and BBOT Common Stock par value.

(H)	Reflects 152,940 shares of PubCo Common Stock forfeited for no consideration, or the Sponsor Share Contribution, with immaterial impact.

(I)	Reflects the accelerated vesting of Helix Class B Shares upon closing of Business Combination.

(J)	Reflects the elimination of Helix’s historical accumulated deficit of $7.9 million.

(K)	Reflects the $3.0 million performance cash bonus payable to the BBOT Chief Executive Officer, a change of control payment upon closing of the Business Combination.

The unaudited pro forma condensed combined statement of operations for the six months ended June 30, 2025 includes the following Transaction Accounting Adjustments related to the Business Combination and other related transactions:

(L)	Reflects the elimination of investment income related to the investments held in the Trust Account.

(M)	Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the Business Combination had occurred on January 1, 2024, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

The unaudited pro forma condensed combined statement of operations for the year ended December 31, 2024 includes the following Transaction Accounting Adjustments related to the Business Combination and other related transactions:

(N)	Reflects the elimination of investment income related to the investments held in the Trust Account.

(O)	Reflects $0.5 million of Helix direct and incremental transaction costs for underwriting, capital market advisor, and other fees incurred through the Closing of Business Combination.

(P)	Reflects the acceleration of unrecognized stock-based compensation of less than $0.1 million related to Helix Class B Shares upon closing of the Business Combination. Upon the Closing of the Business Combination, the unvested Founder Shares were fully vested based on the original terms of the Founder Shares.

(Q)	Reflects the $3.0 million performance cash bonus paid to the BBOT Chief Executive Officer upon closing of the Business Combination.

(R)	Reflects the calculation of weighted average shares outstanding for basic and diluted net loss per share and assumes that the Business Combination had occurred on January 1, 2024, and the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares have been outstanding for the entire period presented.

4. Net Loss per Share

Represents the net loss per share calculated using the historical weighted average shares outstanding and the issuance of additional shares in connection with the Business Combination and other related transactions, assuming the shares were outstanding since January 1, 2024. As the Business Combination and other related transactions are being reflected as if they had occurred as of January 1, 2024, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the shares issuable relating to the Business Combination and other related transactions have been outstanding for the entire periods presented.

Weighted average shares outstanding for both basic and diluted was calculated as follows for the six months ended June 30, 2025 and for the year ended December 31, 2024:

	For the six months ended June 30, 2025	For the year ended December 31, 2024
Weighted average shares calculation, basic and diluted
Net loss	$(54,123)	$(78,713)
Weighted average shares outstanding — basic and diluted	79,196,710	79,196,710
Pro forma net loss per share, basic and diluted	$(0.68)	$(0.99)
Weighted Average Shares Outstanding — Basic and Diluted
HLXB Public Stockholders (excluding Cormorant)	8,880,250
Sponsor and Cormorant (including Cormorant Affiliates)	17,878,594
HLXB Directors and Advisors	120,000
BBOT stockholders (excludhg Cormorant)	34,972,186
PIPE Investors (excluding Cormorant)	17,345,680
Total weighted average shares outstanding, basic and diluted	79,196,710

The following outstanding shares of PubCo Common Stock equivalents were excluded from the computation of pro forma diluted net loss per share because including them would have had an anti-dilutive effect for the six months ended June 30, 2025 and for the year ended December 31, 2024:

Anti-Dilutive Securities	June 30, 2025	December 31, 2024
Former BBOT Stock Options	4,078,552	4,078,552

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF BBOT

The following discussion and analysis of BBOT’s financial condition and results of operations of TheRas, Inc., d/b/a BridgeBio Oncology Therapeutics (for purposes of this section, “BBOT” “we” “our” or “us”) should be read together with BBOT’s audited annual financial statements for the years ended December 31, 2024 and 2023 are included in the definitive proxy statement/prospectus dated as of, and filed with the Securities and Exchange Commission pursuant to Rule 424(b) on, July 10, 2025, as supplemented on July 21, 2025 (the “Proxy Statement/Prospectus”) beginning on Page F-62, BBOT’s unaudited condensed financial statements for the three and six months ended June 30, 2025 and 2024, and related notes included in this Amendment, as well as the unaudited pro forma condensed combined financial information included in this Amendment. This discussion contains forward-looking statements reflecting our current expectations, estimates, and assumptions concerning events and financial trends that may affect our future operating results or financial position. Our actual results and the timing of events could differ materially from those discussed in these forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included in the Proxy Statement/Prospectus.

Overview

BBOT is a clinical-stage biopharmaceutical company advancing a next-generation pipeline of novel small-molecule therapeutics targeting RAS and PI3K malignancies. BBOT is headquartered in South San Francisco, California.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio Pharma, Inc. and its controlled entities (collectively, “BridgeBio Pharma”) are related parties of BBOT.

BBOT was established in August 2016 by BridgeBio Pharma and operated as part of BridgeBio Pharma through April 30, 2024. Since its inception, BBOT has devoted substantially all of its resources to raising capital, conducting discovery and research activities, and establishing arrangements with third parties. BBOT is currently developing three lead product candidates:

●	BBO-8520 is a direct inhibitor of KRASG12C in both the “ON” and “OFF” states and is currently being evaluated in Phase 1 ONKORAS-101 trial (NCT06343402) for patients with KRASG12C mutant non-small cell lung cancer.

●	BBO-10203 is an orally bioavailable small molecule with a novel mechanism of action designed to inhibit the physical interaction between RAS and PI3Kα, inhibiting RAS-driven PI3Kα-AKT signaling in tumors. BBO-10203 is being evaluated in the Phase 1 BREAKER-101 trial (NCT06625775) for patients with locally advanced and unresectable or metastatic HER2+ breast cancer, HR+/HER2- breast cancer, KRAS mutant colorectal cancer and KRAS mutant non-small cell lung cancer.

●	BBO-11818 is a pan-KRAS inhibitor that targets mutant KRAS in both the “ON” and “OFF” states. It has strong potency against KRASG12D and KRASG12V mutants.

BBOT has no product candidates approved for sale and has not generated any revenue. To date, BBOT has funded its operations primarily with proceeds from the issuance of its redeemable convertible preferred stock. Between its inception and June 30, 2025, BBOT has received gross proceeds of $346.1 million from the sales of its redeemable convertible preferred stock and issued $23.3 million of redeemable convertible preferred stock to BridgeBio Pharma in exchange for the settlement of related party payables. As of June 30, 2025, BBOT had cash, cash equivalents, and marketable securities of $131.4 million. In April 2025, BBOT settled its Participation Right with the Regents of the University of California (“UCSF”) through the issuance of Series B redeemable convertible preferred stock and received an additional $22.2 million of cash proceeds.

Since its inception, BBOT has incurred significant operating losses. For the six months ended June 30, 2025, BBOT incurred a net loss of $50.5 million and had an accumulated deficit of $273.0 million as of June 30, 2025. For the years ended December 31, 2024 and 2023, BBOT incurred a net loss of $74.3 million and $64.7 million, respectively. Our ability to generate sufficient product revenue to achieve profitability will depend heavily on the development and eventual commercialization efforts related to our product candidates. We expect to continue to incur significant expenses, and our operating losses are expected to increase for the foreseeable future if and as we:

●	Advance our existing and future research and development and discovery-related development of our development programs, including potential expansion into additional indications;

●	Seek and identify additional research programs and product candidates and initiate discovery-related activities and preclinical studies for those programs;

●	Complete future clinical studies for our product candidates;

●	Pursue investigational new drug applications or comparable foreign applications that allow commencement of the planned clinical trials or future clinical trials for any programs we may develop;

●	Initiate enrollment and successfully complete clinical trials;

●	Pursue positive results from our future clinical trials that support an acceptable risk-benefit profile in the intended populations, and a competitive efficacy, safety, and half-life profile;

●	Hire research and development, clinical, manufacturing, and commercial personnel;

●	Add operational, financial, and management information systems and personnel;

●	Experience any delays, challenges, or other issues associated with the preclinical and clinical development of our product candidates, including with respect to our regulatory strategies;

●	Develop, maintain, and enhance sustainable, scalable, reproducible, and transferable clinical and commercial-scale current good manufacturing practices (“cGMP”) capabilities through a third party or our own manufacturing facility for the product candidates that we may develop;

●	Seek, obtain, and maintain regulatory approvals for any product candidates for which we successfully complete clinical trials;

●	Ultimately establish a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we may obtain regulatory approval;

●	Generate revenue from commercial sales of product candidates for which we receive regulatory approval, if any;

●	Maintain safety, tolerability, and efficacy profile of any product we may develop in additional indications following approval in one indication;

●	Maintain, expand, enforce, defend, and protect our intellectual property portfolio and other intellectual property protection or regulatory exclusivity for any products we may develop and defend any intellectual property-related claims;

●	Further acquire or in-license product candidates or programs, intellectual property, and technologies;

●	Maintain our current licenses and establish and maintain any future collaborations, including making related development and sales milestone payments, royalties, or other required payments; and

●	Incur additional costs of operating as a public company, including increased costs of audit, legal, regulatory, and tax-related services associated with maintaining compliance with an exchange listing and U.S. Securities and Exchange Commission (“SEC”) requirements, director and officer insurance premiums and investor and public relations costs.

Any changes in the outcome of any of these variables could result in a significant change in the costs and timing associated with the development of our product candidates. For example, if the U.S. Food and Drug Administration or another comparable regulatory authority were to require us to conduct clinical trials beyond those that we currently anticipate will be required to complete clinical development and obtain regulatory approval of one or more product candidates, or if we experience significant delays in our preclinical studies or clinical trials, we would be required to expend significant additional financial resources and time to advance and complete clinical development. We may never obtain regulatory approval for any of our product candidates.

We will not generate revenue from product sales unless and until we successfully initiate and complete clinical development and obtain regulatory approval for any product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our commercialization capability to support product sales, manufacturing, marketing, and distribution.

As a result of the above factors, we expect to need substantial additional funding to support our continued operations and growth strategy. Until such a time as we can generate significant revenue from our product sales, if ever, we expect to finance our operations through the sale of equity, debt financings, or other capital sources, including collaborations with other companies or other strategic transactions. We may not be able to raise additional funds or enter into such other agreements on favorable terms or at all. If we fail to raise capital or enter into such agreements as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our programs.

Because of the numerous risks associated with product development, we cannot accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or cannot sustain profitability on a continuing basis, then we may be unable to continue our operations at planned levels and be forced to reduce or terminate our operations.

The Business Combination

On February 28, 2025, BBOT entered into a definitive business combination agreement (“Business Combination Agreement”) with Helix Acquisition Corp. II (“Helix”), a publicly traded special purpose acquisition company listed on the Nasdaq under the ticker symbol “HLXB.” Pursuant to the Business Combination Agreement closing, Helix II Merger Sub, Inc. (“Merger Sub”), a wholly owned subsidiary of Helix, merged with and into BBOT, with BBOT surviving the merger as a wholly-owned subsidiary of Helix (“Merger”). In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc. (“PubCo”) and redomiciled as a Delaware corporation (“Business Combination”).

Concurrent with the execution of the Business Combination Agreement, Helix entered into subscription agreements (“Subscription Agreements”) with certain investors to which it agreed to issue and sell to investors in a private placement financing (“PIPE”) shares of its common stock for an aggregate purchase price of approximately $260.9 million, which was executed immediately prior to the Closing.

The Business Combination was consummated on August 11, 2025 (the “Closing”) and the combined company’s common stock became listed on Nasdaq under the ticker symbol “BBOT.” Upon closing of the Business Combination, PubCo, the combined company, received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. These proceeds are expected to advance the project pipeline of PubCo and will be used for research and development, business development, working capital, and other general corporate purposes.

As of June 30, 2025, BBOT had a balance of cash, cash equivalents, and marketable securities of $131.4 million. We estimate that the proceeds of $366.8 million from the Business Combination, together with the existing cash, cash equivalents, and short-term marketable securities of BBOT, will be sufficient to enable us to fund our operating expenses and capital expenditure requirements into 2027. We have based this estimate on assumptions that may prove to be wrong, and our operating plan may change due to many factors currently unknown to management. We could exhaust our available capital resources after the Business Combination closing sooner than management expects.

We anticipate that the Business Combination will be accounted for as a reverse recapitalization effective upon the Closing. Under this method of accounting, Helix will be treated as the acquired company for accounting purposes, and BBOT is the deemed acquirer for accounting purposes. Effective on the Closing date, PubCo, or the combined entity, became the successor SEC registrant and reporting entity. In our future filings, the financial statements of PubCo for periods prior to the Closing will include financial information of BBOT, and the number of shares and per share amounts for all periods presented will be adjusted to reflect the capital structure of PubCo based on the Consideration Ratio of approximately 0.0889 determined under the terms of the Business Combination Agreement. See Unaudited Pro Forma Condensed Combined Financial Information included in this Amendment for further information.

As a result of the Business Combination, PubCo assumed the operations of BBOT upon the Closing, and we became subject to the regulatory and reporting requirements and customary practices applicable to public companies. The costs and administrative demands associated with operating as a public company, including hiring additional personnel and implementing certain procedures and processes, may materially impact our financial position and results of operations.

As an emerging growth company (“EGC”) under the Jumpstart Our Business Startups Act (the “JOBS Act”), PubCo is eligible for certain regulatory relief, including reduced disclosure obligations and extended transition periods for adopting new or revised accounting standards. PubCo’s EGC status commenced upon the completion of Helix’s initial public offering in February 2024 and is expected to continue for up to five years from this date, unless certain disqualifying events occur earlier, such as achieving large accelerated filer status.

Impact of General Economic Risk Factors on the Operations of BBOT

Uncertainty in the global economy presents significant risks to our business. We are subject to continuing risks and uncertainties in connection with the current macroeconomic environment, including inflation, fluctuating interest rates, new or increased tariffs and other barriers to trade, changes to fiscal and monetary policy or government budget dynamics, particularly in the pharmaceutical and biotech spaces, recent bank failures, geopolitical factors, including the ongoing conflicts between Russia and Ukraine and in the Middle East and the responses thereto, and supply chain disruptions.

While we closely monitor the impact of the current macroeconomic and geopolitical conditions on all aspects of our business, including the impacts on participants in any future clinical trials and our employees, suppliers, vendors, business partners, and our future access to capital, the ultimate extent of the impact on our business remains highly uncertain and will depend on future developments and factors that continue to evolve. Most of these developments and factors are outside of our control and could exist for an extended period. We will continue to evaluate the nature and extent of the potential impacts on our business, results of operations, liquidity, and capital resources.

Basis of Presentation

The unaudited condensed financial statements of BBOT for the three and six months ended June 30, 2025 and 2024, included in this Amendment, are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”). The condensed balance sheet as of December 31, 2024 has been derived from the audited financial statements at that date included in the Proxy Statement/Prospectus beginning on page F-62,, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements. All costs, assets, and liabilities directly associated with BBOT’s business activity are included in our financial statements.

From its inception through the issuance of the Series B redeemable convertible preferred stock (“Series B”) on April 30, 2024 (“BBOT Series B Financing”), BBOT had been majority-owned and controlled by BridgeBio Pharma. After the Series B issuance, no individual investor or related party group had a controlling financial interest in BBOT, and it started operating independently from BridgeBio Pharma. After April 30, 2024, the financial information in the financial statements relates to BBOT operating on a standalone basis.

Prior to April 30, 2024, BBOT operated as part of BridgeBio Pharma and not as an independent entity. From inception through April 30, 2024, the financial statements of BBOT have been derived from BridgeBio Pharma’s historical accounting records and are presented on a carve-out basis. For periods prior to April 30, 2024, the financial statements of BBOT include allocations of certain general and administrative expenses to BBOT from BridgeBio Pharma. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the financial statements had BBOT been an entity that operated independently from BridgeBio Pharma.

Components of Results of Operations

Revenues

To date, BBOT has not generated any revenue and does not expect to generate any revenue in the foreseeable future. If our development efforts for our product candidates are successful and result in regulatory approval, we may generate revenue from product sales in the future. We cannot predict if, when, or to what extent we will generate revenue from the commercialization and sale of our product candidates. We may never succeed in obtaining regulatory approval for any of our product candidates.

Operating Expenses

Research and Development Expenses

Research and development expenses consist primarily of costs incurred for our research activities, including our drug discovery efforts, and the development of our product candidates, which include:

●	Employee-related expenses, including salaries, related benefits, stock-based compensation, and travel expenses for employees engaged in research and development functions;

●	Expenses incurred in connection with the preclinical and clinical development of our product candidates, including under agreements with CROs;

●	The cost of consultants and contract manufacturing organizations, or CMOs, that manufacture drug products for use in our preclinical studies and clinical trials;

●	Facilities, depreciation, insurance, and other direct and allocated expenses incurred as a result of research and development activities; and

●	Payments made under third-party licensing and asset acquisition agreements.

We expense research and development costs as incurred. Nonrefundable advance payments that we make for goods or services to be received in the future for use in research and development activities are recorded as prepaid expenses. The prepaid amounts are expensed as the related goods are delivered or the services are performed.

Our direct research and development costs consist primarily of external costs, such as fees paid to consultants, contractors, CMOs, and CROs in connection with our preclinical and clinical development activities.

We are heavily dependent on the success of our product candidates, which are in early stages of development, and require a lengthy and expensive process with uncertain outcomes and the potential for substantial delays. We cannot give any assurance that any of our product candidates will receive regulatory approval, which is necessary before they can be commercialized.

Product candidates in later stages of clinical development generally have higher development costs than those in earlier stages, primarily due to the increased size and duration of later-stage clinical trials. We expect that our research and development expenses will increase substantially in connection with our planned clinical and preclinical development activities in the near term and in future reporting periods, as we conduct additional clinical trials for our product candidates. BBOT currently tracks research and development expenses based on expense nature.

General and Administrative Expenses

Our general and administrative costs consist primarily of employee-related costs, travel expenses, expenses for outside professional services, including legal, human resources, audit, accounting, and tax services, and allocated facilities-related costs. Employee-related costs include salaries, bonuses, related benefits, and stock-based compensation.

We expect to incur additional expenses as a result of operating as a public company, including expenses related to compliance with the rules and regulations of the SEC and listing standards applicable to companies listed on a national securities exchange, additional insurance expenses, investor relations activities, and other administrative and professional services. We also expect to increase the size of our administrative, finance, and legal functions to support the anticipated growth of our business.

Other Income (Expenses), Net

Interest Income

Other income consists of interest income earned on our cash equivalents and marketable securities.

Income from Related Party Under Transition Services Agreement

Other income also includes income for services provided to BridgeBio Pharma subsequent to the BBOT Series B Financing under the transition services agreement between BridgeBio Pharma and BBOT.

Change in Fair Value of Participation Right Liability

Change in fair value of participation right liability represents the income or expense from the right to participate in the BBOT Series B Financing that we provided to the Regents of the University of California (“UCSF”), which was determined to be a freestanding financial instrument. This right was not exercised upon the initial issuance of the Series B in April 2024 and was subsequently extended through March 2025. UCSF elected to exercise the participation right in March 2025, and it was settled in full through the issuance of Series B shares in April 2025.

Results of Operations

Comparison of the Three Months Ended June 30, 2025 and 2024

The following table sets forth a summary of BBOT’s results of operations for the three months ended June 30, 2025 and 2024 (in thousands):

	Three Months Ended June 30,
	2025	2024	Change	Change, %
Operating expenses:
Research and development	$27,438	$22,508	$4,930	21.9%
General and administrative	2,655	1,363	1,292	94.8%
Total operating expenses	30,093	23,871	6,222	26.1%
Loss from operations	(30,093)	(23,871)	(6,222)	26.1%
Other income (expense), net:
Interest income	1,666	1,766	(100)	(5.7)%
Income from related party under transition services agreement	—	282	(282)	(100.0)%
Other income (expense)	(8)	—	(8)	100.0%
Total other income (expense), net	1,658	2,048	(390)	(19.0)%
Net loss	$(28,435)	$(21,823)	$(6,612)	30.3%

Research and Development Expenses

Research and development expenses consisted of the following components for the periods indicated (in thousands):

	Three Months Ended June 30,
	2025	2024	Change

Personnel-related expenses	$5,377	$5,222	$155
Research and drug discovery	3,402	3,305	97
Contract manufacturing	11,095	1,693	9,402
Clinical development	5,317	2,594	2,723
Professional and consultant fees	796	6,718	(5,922)
Stock-based compensation	612	1,232	(620)
Facility-related and other expenses	645	869	(224)
License fees	194	875	(681)
Total research and development	$27,438	$22,508	$4,930

Research and development expenses increased by $4.9 million or 21.9%, from $22.5 million for the three months ended June 30, 2024, to $27.4 million for the three months ended June 30, 2025. The changes in research and development expenses reflect our progress in clinical trials and our shift to contract manufacturing and clinical development activities related to our product candidates during the second quarter of 2025, compared to the reliance on certain professional services and external consultants during the second quarter of 2024. The change in our research and development expenses was primarily driven by a $9.4 million increase in contract manufacturing costs and a $2.7 million increase in clinical development costs for our product candidates based on their development status \. This increase was partially offset by a $5.9 million decrease in professional and consultant fees, $0.7 million decrease in license fees, and $0.6 million decrease in stock-based compensation benefits. The recognition of our license fees is driven by the timing of achieving development milestones specified under our in-licensing agreements. The stock-based compensation trend is driven by a $1.1 million performance milestone award granted during the second quarter of 2024, partially offset by $0.6 million in stock-based compensation related to BBOT stock options during the second quarter of 2025.

General and Administrative Expenses

General and administrative expenses increased by $1.3 million or 94.8%, from $1.4 million for the three months ended June 30, 2024, to $2.7 million for the three months ended June 30, 2025. Changes in our general and administrative expenses reflect the initiation of our standalone operations and hiring personnel. The change was primarily driven by a $0.8 million increase in personnel-related expenses, a $0.4 million increase in professional and consulting services, and a $0.3 million increase in legal fees as we prepared for public company operations. This increase was partially offset by a $0.2 million decrease in facility-related and other expenses.

Interest Income

Interest income remained consistent at $1.8 million for the three months ended June 30, 2024, and $1.7 million for the three months ended June 30, 2025. During each of these two quarters, interest income was derived from our investments in marketable securities that we made using the proceeds from the BBOT Series B Financing.

Income from Related Party Under Transition Services Agreement

Other income of $0.3  million for the three months ended June 30, 2024 was related to the transition services agreement with BridgeBio Pharma executed after the BBOT Series B Financing. No similar income was recognized for the three months ended June 30, 2025.

Comparison of the Six Months Ended June 30, 2025 and 2024

The following table sets forth a summary of BBOT’s results of operations for the three and six months ended June 30, 2025 and 2024 (in thousands):

	Six Months Ended June 30,
	2025	2024	Change	Change, %
Operating expenses:
Research and development	$48,073	$35,678	$12,395	34.7%
General and administrative	5,157	3,642	1,515	41.6%
Total operating expenses	53,230	39,320	13,910	35.4%
Loss from operations	(53,230)	(39,320)	(13,910)	35.4%
Other income (expense), net:
Interest income	3,475	1,771	1,704	96.2%
Change in fair value of participation right liability	(725)	—	(725)	100.0%
Income from related party under transition services agreement	—	284	(284)	(100.0)%
Other income (expense)	(10)	—	(10)	100.0%
Total other income (expense), net	2,740	2,055	685	33.3%
Net loss	$(50,490)	$(37,265)	$(13,225)	35.5%

Research and Development Expenses

Research and development expenses consisted of the following components for the periods indicated (in thousands):

	Six Months Ended June 30,
	2025	2024	Change

Personnel-related expenses	$10,498	$9,845	$653
Research and drug discovery	6,445	7,767	(1,322)
Contract manufacturing	17,115	2,423	14,692
Clinical development	8,620	3,750	4,870
Professional and consultant fees	1,656	6,975	(5,319)
Stock-based compensation	1,052	2,138	(1,086)
Facility-related and other expenses	1,581	1,774	(193)
License fees	1,106	1,006	100
Total research and development	$48,073	$35,678	$12,395

Research and development expenses increased by $12.4 million or 34.7%, from $35.7 million for the six months ended June 30, 2024, to $48.1 million for the six months ended June 30, 2025. The changes in research and development expenses reflect our progress in clinical trials and our shift to contract manufacturing activities related to our product candidates during the first half of 2025, compared to the reliance on certain professional services and external consultants during the first half of 2024. The change in our research and development expenses was primarily driven by a $14.7 million increase in contract manufacturing costs, a $4.9 million increase in clinical development costs for our product candidates based on their development status, and a $0.7 million increase in personnel-related expenses as we expanded our operations. This increase was partially offset by a $5.3 million decrease in professional and consultant fees, a $1.3 million decrease in research and drug discovery, and a $1.1 million decrease in stock-based compensation. The recognition of research and drug discovery expenses is driven by the timing of various projects within the Company's drug development process. The stock-based compensation trend is driven by a $1.1 million performance milestone award granted during the second quarter of 2024, with no similar awards granted subsequently.

General and Administrative Expenses

General and administrative expenses increased by $1.5 million or 41.6%, from $3.6 million for the six months ended June 30, 2024, to $5.2 million for the six months ended June 30, 2025. The increase was primarily driven by a $1.0 million increase in professional and consulting services as we prepare for public company operations, a $0.8 million increase in personnel-related expenses, and a $0.4 million increase in license fees. This increase was partially offset by a $0.5 million decrease in stock-based compensation and a $0.3 million decrease in facility-related and other expenses.

Interest Income

Interest income increased by $1.7 million, from $1.8 million for the six months ended June 30, 2024, to $3.5 million for the six months ended June 30, 2025. In both periods, interest income was derived primarily from our investments in marketable securities that we made using the proceeds from the BBOT Series B Financing. Prior to May 2024, we did not have similar investments, and our interest income from cash equivalents was nominal, which resulted in the lower amounts reported for the first half of 2024.

Change in Fair Value of Participation Right Liability

Change in fair value of participation right liability of $0.7 million for the six months ended June 30, 2025, represents the expense from the participation right that we provided to UCSF and is driven primarily by the increase in the estimated fair value per share of the Series B. The participation right was settled in full in April 2025. There were no changes in the fair value of participation right liability during the six months ended June 30, 2024, since this right was issued on April 30, 2024, and the estimated fair value per underlying Series B share remained the same during this period.

Income from Related Party Under Transition Services Agreement

Other income of $0.3 million for the six months ended June 30, 2024 was related to the transition services agreement with BridgeBio Pharma executed after the BBOT Series B Financing. No similar income was recognized for the six months ended June 30, 2025.

Liquidity, Going Concern, and Capital Resources

Sources of Liquidity

Since our inception, BBOT has incurred significant operating losses. For the years ended December 31, 2024 and 2023, BBOT incurred a net loss of $74.3 million and $64.7 million, respectively. For the six months ended June 30, 2025, BBOT incurred a net loss of $50.5 million and had an accumulated deficit of $273.0 million as of June 30, 2025.

In January 2017, BBOT issued to BridgeBio Pharma 8,998,965 shares of Series Seed redeemable convertible preferred stock in a single closing at $0.1112 per share for gross cash proceeds of $1.0 million. Between May 2017 and April 2024, BBOT issued to BridgeBio Pharma 122,927,763 shares of Series A redeemable convertible preferred stock (“Series A”) at $0.9999 per share for gross cash proceeds of $122.9 million and 23,312,615 shares of the Series A at $0.9999 per share in exchange for the settlement of related party payables of $23.3 million.

In April 2024, BBOT received $175.0 million in gross cash proceeds from the issuance of 222,278,669 shares of Series B at $0.7873 per share. In May 2024, BBOT received $25.0 million in gross cash proceeds through the issuance of 31,754,096 shares of Series B at $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right. BBOT settled the Participation Right in April 2025 through the issuance of 28,225,863 shares of the Series B redeemable convertible preferred stock for $22.2 million of cash proceeds.

In August 2025, upon closing of the Business Combination, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. We estimate that the existing cash, cash equivalents, and marketable securities of BBOT of $131.4 million as of June 30, 2025, along with the funding received from Helix upon the Closing, will be sufficient to meet the cash requirements of PubCo, the successor of BBOT, for at least twelve months from the issuance date of the unaudited condensed financial statements for the six months ended June 30, 2025 included in this Amendment.

In the future, we plan to access capital resources by public or private equity offerings, debt financings, potential collaborations, licensing agreements, and other sources. We have historically been able to raise capital through the issuance and sale of equity and equity-linked instruments, such as redeemable convertible preferred stock, although no assurance can be provided that we will continue to be successful doing so in the future. If sufficient funds on acceptable terms are not available when needed, PubCo may be required to significantly reduce its operating expenses and delay, reduce the scope of, or eliminate one or more of its development programs. Failure to manage discretionary spending or raise additional financing, as needed, may adversely impact PubCo’s ability to achieve its intended business objectives.

Cash Flows

Overview of BBOT Cash Flows

During the six months ended June 30, 2024, we received significant cash inflows presented as financing activities, including proceeds from the Series A financing from BridgeBio Pharma and the BBOT Series B Financing from new investors. During the six months ended June 30, 2025, we received additional proceeds from Series B financing activities based on the exercise of the participation right granted to a third-party investor.

Prior to April 30, 2024, the allocated carve-out expenses from BridgeBio Pharma are presented as constructive cash inflows from financing activities, as they are substantially similar to an equity transaction. We utilized proceeds from the issuance of redeemable convertible preferred stock to finance our operating activities during the year ended December 31, 2024 and through June 30, 2025.

Prior to April 30, 2024, we operated as part of the BridgeBio Pharma cash pooling system. Under the centralized cash management program, excess cash was swept into a cash pool managed by BridgeBio Pharma, with a corresponding related party receivable recognized by BBOT. Changes in related party receivables related to cash pooling arrangements are presented as investing activities. As a result, prior to the BBOT Series B Financing, our cash balances may not reflect how we would have financed our operations had BBOT been a separate, standalone entity.

Subsequent to April 30, 2024, we operated as a standalone entity and invested the available funds from the BBOT Series B Financing into marketable securities, which resulted in a significant increase in cash outflows from investing activities during the year ended December 31, 2024 and for the six months ended June 30, 2025.

Material Adjustments for Non-Cash Transactions

During the six months ended June 30, 2025, we recognized $5.0 million in deferred transaction costs, of which $1.3 million remained unpaid and were included in accounts payable and accrued professional services. During the six months ended June 30, 2025, we also recognized $3.8 million in settlement of participation right liability upon the issuance of the Series B redeemable convertible preferred stock, which resulted in a reclassification of the settlement date fair value of this liability to temporary equity.

During the six months ended June 30, 2024, we extinguished related party payables of $19.7 million due to the conversion of these liabilities into Series A redeemable convertible preferred stock issued to BridgeBio Pharma and reduced the proceeds from the BBOT Series B Financing to reflect $2.5 million for the initial fair value of the participation right liability. Additionally, at the time of the BBOT Series B Financing, we recognized $3.7 million from the forgiveness of our related party payables to BridgeBio Pharma as a deemed contribution credited to additional paid-in capital.

Cash Flow Comparison for the Six Months Ended June 30, 2025 and 2024

The following table summarizes our cash flows during the periods indicated (in thousands):

	Six Months Ended June 30,
	2025	2024	Change

Net cash used in operating activities	$(42,892)	$(17,020)	$(25,872)
Net cash provided by (used in) investing activities	25,007	(149,110)	174,117
Net cash provided by financing activities	18,552	206,238	(187,686)
Net increase in cash, cash equivalents, and restricted cash	$667	$40,108	$(39,441)

Net Cash Flows from Operating Activities

Net cash used in operating activities for the six months ended June 30, 2025 was $42.9 million. This amount consisted of our net loss of $50.5 million, adjusted for a change in net operating assets and liabilities of $5.9 million, and further reduced by non-cash charges of $1.7 million. Our non-cash charges primarily consisted of $1.5 million in stock-based compensation, $0.7 million for losses from changes in fair value of participation right liability, partially offset by $0.8 million in net accretion of premiums on marketable securities. The net change in operating assets and liabilities was primarily due to an increase in our liabilities, including $11.5 million in accrued research and development liabilities and $0.3 million in accrued professional services. These changes were partially offset by an increase of $2.7 million in prepaid expenses and other current assets, a decrease of $1.5 million in accounts payable, a decrease of $1.1 million in accrued compensation and benefits, and an increase of $0.3 million in other non-current assets.

Net cash used in operating activities for the six months ended June 30, 2024 was $17.0 million. This amount consisted of our net loss of $37.3 million, adjusted for a change in net operating assets and liabilities of $17.3 million, and further reduced by non-cash charges of $3.0 million. Our non-cash charges primarily included $3.1 million in stock-based compensation. The net change in operating assets and liabilities was primarily due to an increase in our liabilities, including $9.3 million recognized from the net related party balances, $7.0 million in accrued compensation and benefits, and $3.3 million in accrued research and development liabilities. These charges were partially offset by an increase of $1.9 million in prepaid expenses and a decrease of $0.5 million in accounts payable.

Net Cash Flows from Investing Activities

Net cash provided by investing activities for the six months ended June 30, 2025 was $25.0 million, which consisted of $83.8 million in cash inflows from maturities of marketable securities, offset by $58.4 million in cash outflows from purchases of marketable securities and $0.4 million in purchases of property and equipment.

Net cash used in investing activities for the six months ended June 30, 2024, was $149.1 million, which consisted of $151.5 million in cash outflows from purchases of marketable securities offset by $2.4 million in cash inflows related to a cash pooling arrangement with BridgeBio Pharma.

Net Cash Flows from Financing Activities

Net cash provided by financing activities of $18.6 million for the six months ended June 30, 2025 included $22.2 million cash inflows from the issuance of the Series B redeemable convertible preferred stock, offset by $3.7 million cash outflow related to the payment of deferred transaction costs.

Net cash provided by financing activities of $206.2 million for the six months ended June 30, 2024 included primarily the net proceeds from the Series B redeemable convertible preferred stock financing of $199.3 million, the net proceeds from the Series A redeemable convertible preferred stock financing of $5.9 million, and $1.1 million for constructive cash inflows related to contributions from BridgeBio Pharma.

Future Funding Requirements

We will not generate revenue from product sales unless we complete clinical development and obtain regulatory approval for our product candidates. If we obtain regulatory approval for any of our product candidates and do not enter into a commercialization partnership, we expect to incur significant expenses related to developing our internal commercialization capability to support product sales, marketing, and distribution.

Subsequent to the Business Combination, we expect to incur additional costs associated with operating as a public company. In the future, we will need substantial additional funding to support our continuing operations and pursue our growth strategy. Until we can generate significant revenue from product sales, if ever, we expect to finance our operations through a combination of equity offerings, debt financings, collaborations, strategic alliances, and marketing, distribution, or licensing arrangements. If we do raise additional capital through public or private equity offerings, the ownership interest of our existing stockholders will be diluted, and the terms of these securities may include liquidation or other preferences that adversely affect our stockholders’ rights. If we raise additional capital through debt financing, we may be subject to covenants limiting or restricting our ability to take specific actions, such as incurring debt, making capital expenditures, or declaring dividends. Further, we may be unable to raise additional funds or enter into such other agreements or arrangements when needed on favorable terms or at all. If we fail to raise capital or enter into such agreements, as and when needed, we may have to significantly delay, scale back, or discontinue the development and commercialization of one or more of our product candidates.

Because of the numerous risks and uncertainties associated with research, development, and commercialization of pharmaceutical products, we are unable to estimate the exact amount of our operating capital requirements. Our future funding requirements will depend on many factors, including, but not limited to:

●	The successful achievement of preclinical and clinical milestones;

●	Continuing our research and drug discovery and development efforts;

●	Conducting preclinical and clinical trials for our current product candidates and additional product candidates;

●	Establishing a sales, marketing, and distribution infrastructure to commercialize any product candidates for which we may obtain regulatory approval;

●	Establishing and maintaining manufacturing and supply chain capacity sufficient to provide adequate supplies of our product candidates to support our ongoing and planned clinical trials and commercial quantities of any product candidates for which we may obtain marketing approval;

●	Maintaining, expanding, and protecting our intellectual property portfolio;

●	Acquiring or in-licensing other product candidates and technologies;

●	Continuing to discover and develop additional product candidates;

●	Hiring additional personnel to support our product candidate development efforts to obtain regulatory approval and securing additional facilities for operations; and

●	Operating as a public company following the Business Combination.

Because of the numerous risks and uncertainties associated with the development of our product candidates, we are unable to accurately predict the timing or amount of increased expenses or when or if we will be able to achieve or maintain profitability. Even if we are able to generate product sales, we may not become profitable. If we fail to become profitable or are unable to sustain profitability on a continuing basis, then we may be unable to continue our operations at the planned levels and be forced to reduce or terminate our operations.

License and Collaboration Agreements

The Regents of the University of California License Agreements

In September 2016, BBOT entered into a license agreement with UCSF and was granted certain worldwide exclusive licenses to use the licensed compounds (the “UCSF License”). The UCSF License was subsequently amended and was terminated in June 2021.

Under the UCSF License, UCSF received the right but not the obligation to purchase up to 10% of securities in any offering on the same terms as other investors, which survived the termination of the UCSF License (“Participation Right”). Because UCSF was not notified of the BBOT Series B Financing at the time it was completed in 2024, the Participation Right was extended through March 29, 2025. As a result, UCSF received the right to purchase up to 28,225,863 shares of Series B at the original issue price of $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right in full. In March 2025, UCSF elected to exercise the Participation Right, and BBOT settled the Participation Right in full in April 2025 through the issuance of 28,225,863 Series B shares for cash proceeds of $22.2 million.

Leidos Biomedical Research License and Cooperative Research and Development Agreements

In March 2017, BBOT entered into a cooperative research and development agreement (“Leidos CRADA”) with Leidos Biomedical Research, Inc. (“Leidos”). In December 2018, BBOT and Leidos entered into a license agreement (“Initial Leidos License”), under which BBOT was granted certain worldwide exclusive licenses to use the licensed compounds related to its drug discovery and development initiatives. The Initial Leidos License was terminated in 2021.

BBOT and Leidos subsequently entered into three additional license agreements (“Additional Leidos Licenses”), including two related to KRAS G12C inhibitor and P13Ka breaker compounds that were executed in August 2022, and one related to the PanKRAS inhibitor executed in December 2023. The Leidos CRADA, Initial Leidos License, and Additional Leidos Licenses are referred to as the “Leidos Agreements.”

Under the Additional Leidos Licenses, BBOT incurred initial upfront fees of $1.8 million and BBOT is required to pay Leidos certain annual license maintenance fees and royalties on net sales for such licensed compounds. See “License and Cooperative Research Development Agreements.” As of June 30, 2025, BBOT is obligated to make contingent milestone payments totaling up to $24.4 million upon the achievement of certain clinical and regulatory milestones. As of June 30, 2025, BBOT recorded a $0.5 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

For the three months ended June 30, 2025 and 2024, the BBOT recognized research and development expenses of $1.3 million and $1.0 million, respectively, in connection with the Leidos Agreement. For the six months ended June 30, 2025 and 2024, BBOT recognized research and development expenses of $2.2 million and $1.9 million, respectively, in connection with the Leidos Agreements.

Lawrence Livermore National Security License and Cooperative Research and Development Agreements

In May 2018, BBOT entered into a cooperative research and development agreement (“LLNS CRADA”) with Lawrence Livermore National Security, LLC (“LLNS”) to bring new knowledge therapeutics possibilities to KRAS drug discovery utilizing LLNS’ high-performance computing machines. BBOT and LLNS executed five subsequent amendments to the LLNS CRADA between December 2019 and May 2025 to clarify the scope and provide for term extensions. In July 2022, BBOT entered into an exclusive patent license agreement for KRAS G12C inhibitors and an exclusive patent license agreement for PI3Kα breaker compounds. In December 2024, BBOT entered into an exclusive license agreement with LLNS for research and development of Pan KRAS inhibitor. These three agreements are collectively referred to as the LLNS Agreements.

Upon execution of the LLNS Agreements, BBOT paid initial upfront cash fees of $0.2 million in the aggregate. In addition, under the terms of the LLNS Agreements, BBOT is required to pay LLNS certain annual license maintenance fees and royalties to LLNS on net sales for such licensed compounds. See “License and Cooperative Research and Development Agreements.” As of June 30, 2025, BBOT is required to make contingent milestone payments totaling up to $20.3 million upon the achievement of certain clinical, regulatory, and sales milestones. As of June 30, 2025, BBOT recorded a $0.3 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

No material expenses were recognized in connection with this arrangement for the three months ended June 30, 2025. For the three months ended June 30, 2024, BBOT recognized research and development expenses of $0.6 million in connection with the LLNS Agreements. For the six months ended June 30, 2025 and 2024, BBOT recognized research and development expenses of $0.3 million and $1.0 million, respectively, in connection with the LLNS Agreements.

Off-Balance Sheet Arrangements

As of June 30, 2025, we did not have any off-balance sheet arrangements, as defined in Item 303(a)(4)(ii) of SEC Regulation S-K.

Critical Accounting Estimates

Our management’s discussion and analysis of our financial condition and results of operations is based on our financial statements, which have been prepared in accordance with U.S. GAAP. The preparation of financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, and the disclosure of contingent assets and liabilities at the date of the financial statements, and expenses incurred during the reporting periods. Our estimates are based on our historical experience and various other factors that we believe are reasonable under the circumstances, which form the basis for making judgments about the carrying value of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

Our significant accounting policies are described in more detail in Note 2 to BBOT’s unaudited condensed financial statements included elsewhere in this Amendment. We believe that the following accounting policies are most critical to the judgments and estimates used in the preparation of the BBOT financial statements.

Research and Development Costs

Research and development costs are expensed as incurred. Research and development costs consist of salaries, benefits, and other personnel-related costs, including stock-based compensation, laboratory supplies, preclinical studies, clinical trials, and related clinical manufacturing costs, costs related to manufacturing preparations, fees paid to other entities to conduct certain research and development activities on our behalf, and allocated facility and other related costs. Non-refundable advance payments for goods or services that will be used or rendered for future research and development activities are deferred and capitalized as prepaid expenses until the related goods are delivered or services are performed. Subsequently, advance payments are recognized as research and development expenses, which may include estimates related to the progress of the underlying activities.

Accrued Research and Development Liabilities

We record accrued liabilities for estimated costs of research and development activities conducted by third-party service providers, including preclinical studies and clinical trials, and contract manufacturing activities. We record the estimated costs of research and development activities based on the estimated amount of services provided but not yet invoiced and include these costs in accrued research and development liabilities in the balance sheet and within research and development in the statement of operations. These costs are a significant component of our research and development expenses.

We record accruals for these costs based on factors such as estimates of the amount of work completed through discussions with internal personnel and external service providers as to the progress or stage of completion of the services and in accordance with agreements established with our third-party service providers for such services. We make significant judgments and estimates in determining the accrued research and development liabilities balance in each reporting period. As actual costs become known, we adjust our accrued estimates. Although we do not expect our estimates to be materially different from amounts actually incurred, our understanding of the status and timing of services performed, the number of patients enrolled in clinical trials and the rate of patient enrollment may vary from our estimates and could result in us reporting amounts that are too high or too low in any particular period. Our accrued expenses are dependent, in part, upon the receipt of timely and accurate reporting from clinical research organizations and other third-party service providers. We record advance payments to service providers as prepaid assets, which are expensed as the contracted services are performed. To date, there have been no material differences between our accrued costs and actual costs.

Allocated Operating Expenses and Related Party Transactions

Historically, our operating expenses included significant amounts charged by BridgeBio Pharma.

Prior to April 30, 2024, BBOT operated as part of BridgeBio Pharma. Costs and expenses directly attributable to the BBOT’s operations were recorded in the BBOT ledger with a corresponding liability, based on their nature. BBOT also utilized certain general and administrative functions of BridgeBio Pharma that were not recorded in its ledger. These general and administrative expenses represent the costs of doing business that would have been incurred if BBOT were to operate on a standalone basis. These general and administrative expenses were recorded in these financial statements using the carve-out operating expense allocation methodology. The allocation process used a percentage of the operating expenses incurred by BBOT in each period compared to the total operating expenses incurred by all BridgeBio Pharma entities. This percentage was then applied to the applicable general and administrative expenses incurred by BridgeBio Pharma to calculate the amounts attributable to our operations.

We consider the allocation methodology used to be reasonable and to appropriately reflect the related expenses attributable to BBOT based on its activity in each period and for the purposes of financial statements for the years ended December 31, 2024. However, the allocated expenses reflected in financial statements for the years ended December 31, 2024, may not be indicative of the actual expenses that would have been incurred during the periods presented if BBOT had operated as a separate standalone entity. In addition, the allocated expenses may not be indicative of expenses BBOT will incur in the future.

If BBOT was not required to reimburse BridgeBio Pharma for the operating expenses, such amounts were presented as a deemed contribution from BridgeBio Pharma to BBOT and credited to stockholders’ deficit. If BBOT was required to reimburse BridgeBio Pharma for the operating expenses, such amounts were credited to liability. Subsequent to the BBOT Series B Financing, all outstanding amounts under the transition services agreement with BridgeBio Pharma are presented as assets and liabilities.

During the three and six months ended June 30, 2025, BBOT recognized $0.2 million and $0.4 million, respectively, in research and development expenses and $0.2 million and $0.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma under the transition services agreement.

During the three and six months ended June 30, 2024, BBOT recognized $2.5 million and $8.0 million, respectively, in research and development expenses and $0.8 million and $2.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma.

For the three months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.3 million related to stock-based compensation and $0.9 million related to other administrative expenses. For the six months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.9 million related to stock-based compensation and $1.1 million related to other administrative expenses.

During the three and six months ended June 30, 2024, BBOT recognized $0.3 million and $0.3 million in income from services rendered to BridgeBio Pharma under the transition services agreement executed after the Series  B financing to facilitate BBOT’s transition to standalone operations.

Stock-based Compensation

Stock-based compensation is recorded in research and development expenses, or general and administrative expenses based on the grantee function. Prior to April 30, 2024, stock-based compensation recorded included the following components:

●	Amounts related to equity and liability-classified awards issued by BridgeBio Pharma to non-employees of BBOT engaged in its research and development activities. These amounts were initially credited to liability and subsequently settled by BBOT through the issuance of Series A redeemable convertible preferred stock.

●	Amounts related to stock-based awards issued by BridgeBio Pharma and allocated to BBOT based on the carve-out expense allocation methodology. These amounts were not expected or required to be settled in cash and were credited to stockholders’ deficit, within additional paid-in capital.

Subsequent to April 30, 2024, stock-based compensation includes expenses related to common stock options granted by BBOT. The associated stock-based compensation is generally recognized on a straight-line basis over the requisite service period, which is generally the vesting period. Forfeitures of share-based awards are accounted for as they occur. The fair value of stock options is estimated on the grant date using the Black-Scholes option-pricing model, which requires certain assumptions further discussed below:

●	Fair Value of Common Stock: The fair value of BBOT’s common stock was determined by the board of directors with input from management and consideration of third-party valuation reports. In the absence of a public trading market, and as a clinical-stage company with no significant revenues, BBOT has concluded that it was appropriate to consider a range of factors to determine the fair market value of the common stock at each grant date. In addition, BBOT considered various objective and subjective factors, along with input from the independent third-party valuation firm. The factors included (1) the achievement of the development milestones by BBOT; (2) the significant risks associated with BBOT’s stage of development; (3) capital market conditions for comparable, privately held, early-stage life science companies; (4) BBOT’s available liquidity, financial condition, and results of operations; (5) the sales of BBOT’s shares to third parties, such as the BBOT Series B Financing; and (6) the preferential rights of the redeemable convertible preferred stockholders.

●	Expected Dividend Yield: BBOT has historically paid no dividends and does not anticipate paying dividends in the future.

●	Expected Equity Volatility: BBOT has computed expected volatility based on the historical volatility of a representative group of public companies with similar characteristics to BBOT (e.g., public entities of similar size, complexity, stage of development, and industry focus). The historical volatility is commensurate with the expected term assumption.

●	Risk-Free Interest Rate: The risk-free interest rate is determined by reference to the U.S. Treasury yield curve in effect at the time of award grant for the expected term of the award.

●	Expected Term: BBOT uses the simplified method to calculate the expected term for options granted to employees, as it does not have sufficient historical exercise data to provide a reasonable basis for estimating the expected term.

Participation Right Liability

The participation right liability represented the right granted to USCF to potentially participate in future Series B offerings at a fixed price of $0.7873 per share. The participation right was a freestanding instrument substantially similar to a written call option on the Series B shares that may be redeemed outside of the Company’s control. As such, the Company classified the participation right as a liability, remeasured at fair value, until the participation right was exercised. Changes in the fair value of the participation right liability are presented separately in the unaudited condensed statements of operations. The participation light liability was subsequently settled in full in April 2025 as part of the issuance of the Series B shares, and its fair value represented the estimated intrinsic value per Series B share as of the settlement date.

As of the settlement date in April 2025, the fair value of the participation right liability was $0.14 per share, determined based on the intrinsic value of the underlying option to purchase each share of the Series B. The fair value per Series B share was estimated using the Probability-Weighted Expected Return Method (“PWERM”). Under the PWERM, we considered various liquidity events, including the Business Combination, an initial public offering, and a sale of BBOT, assigned probability to each liquidity scenario, and estimated the fair value per Series B share using the following assumptions:

●	Probability of a Qualifying Liquidity Event: This refers to the likelihood that a qualifying liquidity event will occur during the expected term of the liability.

●	Expected Term, Years: This represents the estimated timeframe in years until a qualifying liquidity event is expected to occur.

●	Discount Rate: The discount rate is applied to future cash flows to calculate their present value.

Recent Accounting Pronouncements

See Note 2, “Summary of significant accounting policies — Recently Adopted Accounting Pronouncements” to the unaudited interim condensed financial statements of BBOT, which are included elsewhere in this Amendment, for more information.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION

AND RESULTS OF OPERATIONS OF HELIX

References in this section to “we,” “us” or the “Company” refer to Helix Acquisition Corp. II. References to our “management” or our “management team” refer to our officers and directors, and references to the “Sponsor” refer to Helix Holdings II LLC. The following discussion and analysis of the Company’s financial condition and results of operations should be read in conjunction with the financial statements and the notes thereto contained elsewhere in this Amendment and the Quarterly Report on Form 10-Q for the quarter ended June 30, 2025, as filed with SEC on August 1, 2025. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties.

Special Note Regarding Forward-Looking Statements

This section includes “forward-looking statements” that are not historical facts and involve risks and uncertainties that could cause actual results to differ materially from those expected and projected. All statements, other than statements of historical fact included in this section including, without limitation, statements in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations” regarding the completion of any Business Combination (including the proposed BBOT Business Combination), the Company’s financial position, business strategy and the plans and objectives of management for future operations, are forward-looking statements. Words such as “expect,” “believe,” “anticipate,” “intend,” “estimate,” “seek” and variations and similar words and expressions are intended to identify such forward-looking statements. Such forward-looking statements relate to future events or future performance, but reflect management’s current beliefs, based on information currently available. A number of factors could cause actual events, performance or results to differ materially from the events, performance and results discussed in the forward-looking statements, including that the conditions of any Business Combination are not satisfied. For information identifying important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, please refer to the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 11, 2025. The Company’s securities filings can be accessed on the EDGAR section of the SEC’s website at www.sec.gov. Except as expressly required by applicable securities law, the Company disclaims any intention or obligation to update or revise any forward-looking statements whether as a result of new information, future events or otherwise.

Overview

We are a special purpose acquisition company incorporated in the Cayman Islands on June 15, 2021, formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or other similar Business Combination with one or more businesses. We intend to effectuate our initial business combination using cash derived from the proceeds of the IPO and the sale of the Private Placement Shares, our shares, debt or a combination of cash, shares and debt.

We expect to continue to incur significant costs in the pursuit of our acquisition plans. We cannot assure you that our plans to complete an initial business combination will be successful.

Results of Operations

We have neither engaged in any operations nor generated any revenues to date. Our only activities from June 15, 2021 (inception) through June 30, 2025 were organizational activities, those necessary to prepare for the IPO, described below, and subsequent to the IPO, identifying a target company for an initial business combination and negotiating and attempting to complete the proposed BBOT Business Combination. We do not expect to generate any operating revenues until after the completion of our initial business combination. We generate non-operating income in the form of interest income on marketable securities held in the Trust Account. We incur expenses as a result of being a public company (for legal, financial reporting, accounting and auditing compliance), as well as for due diligence expenses.

For the three months ended June 30, 2025, we had net income of $918,310, which consisted of interest earned on marketable securities held in the Trust Account of $2,074,999 and interest earned on bank deposits of $3,604, partially offset by general and administrative expenses of $4,064,267 and share-based compensation expense of $36,000.

For the six months ended June 30, 2025, we had net income of $ 430,918, which consisted of interest earned on marketable securities held in the Trust Account of $4,064,267 and interest earned on bank deposits of $1,159, partially offset by general and administrative expenses of $1,121,848 and share-based compensation expense of $93,919.

For the three months ended June 30, 2024, we had a net income of $2,212,536, which consisted of interest earned on marketable securities held in the Trust Account of $2,442,279, partially offset by general and administrative expenses of $152,343 and share-based compensation expense of $77,400.

For the six months ended June 30, 2024, we had a net income of $3,312,978, which consisted of interest earned on marketable securities held in the Trust Account of $3,648,794, partially offset by general and administrative expenses of $219,044 and share-based compensation expense of $116,772.

Liquidity and Capital Resources

Until the consummation of the IPO, our only source of liquidity was an initial purchase of shares of Class B ordinary shares, par value $0.0001 per share, by the Sponsor and loans from the Sponsor.

On February 13, 2024, we consummated the IPO of 18,400,000 Class A ordinary shares, which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,400,000 Class A ordinary shares, at $10.00 per Class A ordinary share, generating gross proceeds of $184,000,000. Simultaneously with the closing of the IPO, the Company consummated the sale of 509,000 Private Placement Shares to the Sponsor, at a price of $10.00 per Private Placement Share, generating gross proceeds of $5,090,000.

Following the IPO and the private placement, a total of $184,000,000 ($10.00 per Public Share) was placed in the Trust Account. We incurred $8,180,834 in IPO related costs, including $1,840,000 of upfront cash underwriting fee, $5,520,000 of deferred underwriting fee and $820,834 of other offering costs.

For the six months ended June 30, 2025, cash used in operating activities was $1,033,546. Net income of $430,918 was affected by interest earned on marketable securities held in the Trust Account of $4,064,267 and share-based compensation of $93,919. Changes in operating assets and liabilities provided $2,505,884 of cash for operating activities.

For the six months ended June 30, 2024, cash used in operating activities was $647,098. Net income of $3,312,978 was affected by interest earned on marketable securities held in the Trust Account of $3,648,794, non-cash accrued offering costs adjustment of $81,000, and share-based compensation of $116,772. Changes in operating assets and liabilities used $347,054 of cash for operating activities.

As of June 30, 2025, we had marketable securities held in the Trust Account of $196,513,558 (including $12,513,558 of interest income). The Trust Account is either held in cash, deposited into an interest bearing or non-interest bearing bank demand deposit account at a U.S. chartered commercial bank with consolidated assets of $100 billion or more, or invested only in U.S. government treasury obligations with a maturity of 185 days or less or interests in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company. We may withdraw interest from the Trust Account to pay taxes, if any. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account (less deferred underwriting commissions and taxes payable), to complete our initial business combination. To the extent that our capital stock or debt is used, in whole or in part, as consideration to complete our initial business combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

As of June 30, 2025 and December 31, 2024, we had cash of $664,231 and $1,697,777, respectively. We intend to use the funds held outside the Trust Account primarily to identify and evaluate target businesses, perform business due diligence on prospective target businesses, travel to and from the offices, plants or similar locations of prospective target businesses or their representatives or owners, review corporate documents and material agreements of prospective target businesses, structure, negotiate and complete an initial business combination, to pay for directors and officers liability insurance premiums and to pay an aggregate of $6,458 per month to our Sponsor for office space, utilities, administrative services and remote support services.

In order to finance working capital deficits or to finance transaction costs in connection with an intended initial business combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes an initial business combination, the Company would repay the Working Capital Loans. In the event that the initial business combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of the Working Capital Loans may be convertible into Private Placement Shares of the post business combination entity at a price of $10.00 per private placement share at the option of the lender. Such shares would be identical to the Private Placement Shares.

We believe that amounts not held in trust will not be sufficient to pay the costs and expenses to which such proceeds are allocated that are payable prior to the closing of our initial business combination, which we have 24 months from the consummation of the IPO to complete. If our estimate of the costs of identifying a target business, undertaking in-depth due diligence and negotiating a business combination are less than the actual amount necessary to do so, we may have insufficient funds available to operate our business prior to our initial business combination. Moreover, we may need to obtain additional financing either to complete our business combination or because we become obligated to redeem a significant number of our Public Shares upon completion of our business combination, in which case we may issue additional securities or incur debt in connection with such Business Combination.

We have determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, management has determined that if the Company is unable to complete an initial Business Combination by February 14, 2026, then the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time which is considered to be one year from the date of the issuance of the unaudited consolidated condensed financial statements. The unaudited consolidated condensed financial statements do not include any adjustments relating to the recovery of the recorded assets or the classification of the liabilities that might be necessary should we be unable to continue as a going concern.

Off-Balance Sheet Arrangements

We have no obligations, assets or liabilities, which would be considered off-balance sheet arrangements as of June 30, 2025. We do not participate in transactions that create relationships with unconsolidated entities or financial partnerships, often referred to as variable interest entities, which would have been established for the purpose of facilitating off-balance sheet arrangements. We have not entered into any off-balance sheet financing arrangements, established any special purpose entities, guaranteed any debt or commitments of other entities, or purchased any non-financial assets.

Contractual obligations

We do not have any long-term debt, capital lease obligations, operating lease obligations or long-term liabilities, other than an agreement to pay an aggregate of $6,458 per month to our Sponsor for office space, utilities, administrative services and remote support services. We began incurring these fees on February 8, 2024 and will continue to incur these fees monthly until the earlier of the completion of a business combination and our liquidation.

The underwriters are entitled to a deferred underwriting commission of 3.0%, or $5,520,000 in the aggregate, of the gross proceeds of the IPO held in the Trust Account upon the completion of the Company’s initial business combination subject to the terms of the underwriting commission. At our sole and absolute discretion, up to $500,000 of this amount may be paid to third parties that assist us in consummating our initial business combination.

Critical Accounting Estimates

The preparation of consolidated condensed financial statements and related disclosures in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities, disclosure of contingent assets and liabilities at the date of the financial statements, and income and expenses during the periods reported. Actual results could materially differ from those estimates. We did not identify any critical accounting estimates.

Recent Accounting Standards

In November 2023, the FASB issued ASU 2023-07, Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. The Company adopted ASU 2023-07 during the six months ended June 30, 2025.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on our consolidated condensed financial statements.

Recent Developments

The Appointment of Albert A. Holman, III

On February 8, 2025, Albert A. Holman, III, was appointed to serve as a Class III director with a term expiring at the Company’s third annual meeting of shareholders. Following the appointment, Mr. Holman serves on the audit committee of the board of directors. In connection with his appointment to the board of directors, the Sponsor transferred 30,000 founder shares held by it to Mr. Holman.

In connection with this appointment, on February 8, 2025, Mr. Holman entered into an Indemnity Agreement, a Joinder to the Registration and Rights Agreement and a Letter Agreement in substantially the same forms as the respective agreements that the Company and the other directors entered into at the time of the Company’s initial public offering.

The BBOT Business Combination Agreement

On February 28, 2025, the Company entered into the BBOT Business Combination Agreement by and among the Company, BBOT, and Merger Sub. The BBOT Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, and (ii) following the Domestication, Merger Sub will be merged with and into BBOT, as a result of which BBOT will be the surviving company and a wholly-owned subsidiary of the Company. The consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

On June 17, 2025, Helix, BBOT and Merger Sub entered into Amendment No. 1 to the Business Combination Agreement, pursuant to which parties agreed to (i) increase the number of directors to be appointed to the board of PubCo from seven directors to eight directors and (ii) amend the list of officers of PubCo to include a Chief Financial Officer to be mutually agreed on by the parties thereto.

The Domestication

The Domestication will occur on the day that is one business day prior to the Closing Date. Upon the Domestication, it is anticipated that the Company will change its name to “BridgeBio Oncology Therapeutics, Inc.” and is referred to herein as “PubCo” as of the time following the Domestication.

Immediately prior to the Domestication, (1) the Company will effect the redemption of Public Shares validly submitted for redemption and not withdrawn, (2) the Sponsor will forfeit the Sponsor Forfeited Shares (as defined below), and (3) each holder of each issued and outstanding Class B ordinary share (other than the Sponsor Forfeited Shares) will irrevocably and unconditionally elect to convert, on a one-for-one basis, each Class B ordinary share held by it into one Class A ordinary share (the “Class B Share Conversion”). At the effective time of the Domestication, each outstanding Class A ordinary share (not including Public Shares validly submitted for redemption nor the Sponsor Forfeited Shares, but including Class A ordinary shares issued upon the Class B Share Conversion) will be reclassified as one share of common stock, par value $0.0001 per share, of PubCo (the “PubCo Common Stock”).

The Merger

On the day of the Closing, the Merger will occur. At the effective time of the Merger, each share of BBOT’s capital stock that is issued and outstanding immediately prior to the Merger (not including treasury shares and dissenting shares) will be automatically canceled and converted into the right to receive the corresponding number of shares of PubCo Common Stock equal to the Consideration Ratio (as defined below).

Additionally, at the effective time of the Merger, each outstanding BBOT stock option will become an option of PubCo containing the same terms, conditions, vesting and other provisions as are currently applicable to such BBOT stock options, provided that each option will be exercisable for the number of shares of PubCo Common Stock equal to the Consideration Ratio multiplied by the number of shares of BBOT common stock subject to the option as of immediately prior to the effective time of the Merger, rounded down to the nearest whole share, at an exercise price equal to the per share exercise price of the BBOT option divided by the Consideration Ratio, rounded up to the nearest whole cent.

Consideration and Structure

The “Aggregate Merger Consideration” to be issued to BBOT stockholders in connection with the Merger will be determined by dividing (a) $461,051,546 (the “Equity Value”) by (b) the price (the “Redemption Price”) at which each Class A ordinary share may be redeemed in connection with the BBOT Business Combination. The “Consideration Ratio” is the number of shares of PubCo Common Stock to be issued in exchange for issued and outstanding BBOT capital stock upon the Merger, and is equal to the quotient obtained by dividing (x) the Aggregate Merger Consideration by (y) the Aggregate Fully Diluted Company Shares, as defined in the BBOT Business Combination Agreement.

Conditions to Closing

Under the BBOT Business Combination Agreement, the obligations of the parties to consummate the BBOT Business Combination are subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, without limitation: (i) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the BBOT Business Combination illegal or otherwise prohibiting its consummation; (ii) a registration statement on Form S-4 relating to the BBOT Business Combination (the “Registration Statement”) having been declared effective by the SEC under the Securities Act, no stop order suspending the effectiveness of the Registration Statement being in effect, and no proceedings for purposes of suspending the effectiveness of the Registration Statement having been initiated or threatened in writing by the SEC; (iii) the approval and adoption of the BBOT Business Combination Agreement and transactions contemplated thereby by requisite vote of shareholders of the Company (the “Company Shareholder Approval”) and BBOT stockholders (the “BBOT Stockholder Approval”); (iv) the PubCo Common Stock having been approved for listing on the Nasdaq Stock Market LLC as set forth in the BBOT Business Combination Agreement; and (v) the size and composition of PubCo’s board of directors will be as set forth in the BBOT Business Combination Agreement.

The obligations of the Company and Merger Sub to consummate the BBOT Business Combination are further subject to additional conditions, including, among other things: (i) material compliance by BBOT with its agreements and covenants under the BBOT Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of BBOT, subject to customary bring-down standards; (iii) no Material Adverse Effect (as defined in the BBOT Business Combination Agreement) having occurred since the date of the BBOT Business Combination Agreement that is continuing; and (iv) the termination of certain agreements among BBOT and its stockholders.

The obligations of BBOT to consummate the BBOT Business Combination are further subject to additional conditions, including, among others: (i) material compliance by the Company and Merger Sub with their respective agreements and covenants under the BBOT Business Combination Agreement; (ii) the truth and accuracy of the representations and warranties of the Company and Merger Sub, subject to customary bring-down standards; (iii) the execution of the Registration Rights Agreement and Lock-Up Agreements; and (iv) the aggregate cash proceeds (the “Company Closing Cash”) from the Company’s Trust Account, together with the aggregate cash proceeds actually received from the PIPE Investments (as defined below), equaling no less than $400,000,000 (after deducting any amounts paid to Company shareholders that exercise their redemption rights in connection with the BBOT Business Combination and prior to the payment of transaction expenses).

Other Agreements

The BBOT Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Helix Support Agreement

In connection with the execution of the BBOT Business Combination Agreement, on February 28, 2025, certain Company shareholders and Insiders (the “Helix Supporting Shareholders”), including the Sponsor, three investment vehicles managed by Cormorant Asset Management, LP (“Cormorant” and, the investment vehicles managed by Cormorant, the “Cormorant Funds”) each holding Class A ordinary shares, and the independent directors and an advisor of the Company each holding Class B ordinary shares (the “Helix Existing Investors”), entered into a support agreement with the Company and BBOT (the “Helix Support Agreement”). Under the Helix Support Agreement, among other things, each Helix Supporting Shareholder agreed to vote, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, all of such Helix Supporting Shareholders’ Class A ordinary shares and Class B ordinary shares (i) in favor of each of the Parent Proposals (as defined in the BBOT Business Combination Agreement), and any other matters necessary or reasonably requested by the Company for consummation of the Domestication, the Merger or any other transactions contemplated by the BBOT Business Combination Agreement and the approval of the Parent Proposals; (ii) against any Alternative Proposal or Alternative Transaction or any proposal relating to an Alternative Proposal or Alternative Transaction (as defined in the BBOT Business Combination Agreement, respectively); and (iii) in favor of any proposal sought by the Company to extend the deadline by which the Company must consummate its initial business combination. In addition, the Helix Support Agreement prohibits each Helix Supporting Shareholder from, among other things, selling, assigning or transferring any Class A ordinary shares or Class B ordinary shares held by such Helix Supporting Shareholder except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; (c) the liquidation of the Company; (d) the written agreement of each of the terminating Helix Supporting Shareholder(s), the Company and BBOT with respect to terminating the rights and obligations under the Helix Support Agreement of a specific Helix Supporting Shareholder or a subset of Helix Supporting Shareholders; and (e) the written agreement of all Helix Supporting Shareholders, the Company and BBOT to terminate the Helix Support Agreement in its entirety. Pursuant to the Helix Support Agreement, each of Cormorant Funds and its permitted transferees irrevocably and unconditionally covenants and agrees not to submit any Class A ordinary shares owned by it for redemption in connection with the BBOT Business Combination. Additionally, the Sponsor and Helix Existing Investors will comply with their non-redemption obligations as specified in the Letter Agreement.

Further, if and only if the Company Closing Cash is less than $400,000,000, the Sponsor will forfeit a number of shares of PubCo Common Stock (the “Contribution Shares”) equal to (a) 3,360,000 multiplied by (b) one minus the number resulting from dividing (i) the Company Closing Cash by (ii) $400,000,000, with any fractional share rounded to the nearest whole number resulting from such product.

Each of the Sponsor and each Helix Existing Investor agreed to elect to convert their Class B ordinary shares into Class A ordinary shares immediately prior to the Domestication and to waive their rights under the Articles to have their Class B ordinary shares converted into Class A ordinary shares at a ratio of greater than one-to-one.

In addition, pursuant to the Helix Support Agreement, the Sponsor will, effective as of immediately prior to the Domestication and conditioned upon the Closing, forfeit and surrender to the Company such number of Class B ordinary shares (the “Sponsor Forfeited Shares”) held by the Sponsor equal to the quotient of (i) the difference between (A) the Redemption Price multiplied by 4,600,000 less (B) $46,000,000 divided by (ii) the Redemption Price.

BBOT Written Consent and Support Agreements

Concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, BBOT obtained and delivered to Company the written consents of a sufficient number of shares of BBOT capital stock required to approve the BBOT Business Combination Agreement, each ancillary agreement to which BBOT is a party, and the BBOT Business Combination.

Additionally, concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, the Company BBOT, and certain stockholders of BBOT (the “BBOT Supporting Stockholders”) entered into a support agreement (the “BBOT Support Agreement”). Pursuant to the BBOT Support Agreement, each BBOT Supporting Stockholder (i) agreed that each existing investor rights agreement of BBOT will automatically terminate upon the Closing, (ii) agreed not to make any proposal or offer that constitutes an Alternative Transaction, among other things, and (iii) waived and agreed not to exercise any rights of appraisal or rights to dissent it may have in connection with the Merger.

The BBOT Support Agreement also prohibits the BBOT Supporting Stockholders from, among other things, selling, assigning or transferring any capital stock of BBOT held by the BBOT Supporting Stockholders except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; and (c) the written agreement of all BBOT Supporting Stockholders, the Company and BBOT to terminate the agreement in its entirety.

Subscription Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including Cormorant and other existing shareholders of the Company (collectively, the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE investors, and the PIPE Investors agreed to subscribe for and purchase an aggregate of approximately $260,000,000 of PubCo Common Stock (the “PIPE Shares”), at a purchase price equal to the Redemption Price (the “PIPE Investments”). Cormorant Funds subscribed for an aggregate of $75,000,000 of PIPE Investments.

The obligations of each party to consummate the PIPE Investments are conditioned upon, among other things, (i) the PubCo Common Stock having been approved for listing on Nasdaq Stock Market LLC; (ii) all conditions precedent to the closing of the BBOT Business Combination set forth in Article IX of the BBOT Business Combination Agreement having been satisfied or waived; (iii) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the PIPE Investment illegal or otherwise prohibiting its consummation; (iv) no subscription agreement, side letter, or other agreement or understanding with any other PIPE Investor having been amended, modified, or waived in any manner that benefits such other PIPE Investor unless each PIPE Investor has been offered the same benefits; (v) the Company having received not less than $200 million in cash from the PIPE Investments; and (vi) no BBOT Material Adverse Effect or Helix Material Adverse Effect (each as defined in the BBOT Business Combination Agreement) having occurred.

Non-Redemption Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into non-redemption agreements with certain shareholders (the “Non-Redemption Agreements” and, such shareholders, the “Non-Redeeming Holders”), pursuant to which, among other things, each Non-Redeeming Holder irrevocably and unconditionally agreed, for the benefit of the Company, that neither it or its controlled affiliates will exercise any redemption rights under the Articles with respect to Class A ordinary shares held by such holder as of the date of the Non-Redemption Agreement (the “Non-Redeeming Shares”) at any meeting of the shareholders of the Company. The Non-Redeeming Holder also agreed to (i) not to transfer directly or indirectly the Non-Redeeming Shares held by it until earlier of (x) the Closing Date, (y) the termination of the BBOT Business Combination Agreement in accordance with its terms and (z) the termination of the Non-Redemption Agreement in accordance with its terms; and (ii) vote its Non-Redeeming Shares (A) in favor of the BBOT Business Combination Agreement, the Domestication and Merger and each other proposal brought by the Company in connection with the BBOT Business Combination and (B) in favor of any proposal brought by the Company to adjourn or postpone the shareholder’s meeting of the Company in connection with the BBOT Business Combination.

An aggregate of 450,900 Class A ordinary shares are subject to the Non-Redemption Agreements.

Lock-Up Agreement and Lock-Up Provisions of PubCo Bylaws

In connection with the Closing, the Sponsor, Cormorant Funds and the Helix Existing Investors will enter into a lock-up agreement (the “Lock-Up Agreement”) with PubCo.

Pursuant to the Lock-Up Agreement, the Sponsor, Cormorant Funds, and each Helix Existing Investor will agree not to transfer (except for certain permitted transfers) any shares of PubCo Common Stock held by such holder after the Domestication until one year after the later of (i) the filing of the Form 10 Information (as defined in Rule 144(i)(3) of the Securities Act) with the SEC and (ii) the Closing Date (the “Lock-Up Period”).

PubCo’s bylaws, which are expected to be adopted at the Closing, will also provide that BBOT stockholders who receive shares of PubCo Common Stock from PubCo as consideration pursuant to the Merger, or upon the settlement or exercise of warrants, stock options, restricted stock units or other equity awards assumed, continued, or substituted by PubCo pursuant to the Business Combination Agreement (provided that the lock-up does not apply to shares acquired in the Domestication or PIPE Investment, or in the public market or pursuant to a transaction exempt from registration under the Securities Act that occurs on or after the Closing), will not be permitted to transfer such shares of PubCo Common Stock (except for certain permitted transfers) following the Closing as follows: (i) stockholders who are employed at BBOT and held a position below the level of Vice President immediately prior to Closing (the “Employee Lock-Up Holders”) will be subject to lock-up during the period beginning on the Closing Date and ending on the day that is the six month anniversary of the Closing Date and (ii) BBOT stockholders who are not Employee Lock-Up Holders will be subject to lock-up during the Lock-Up Period. If any lock-up obligation under PubCo’s bylaws is waived or repealed by PubCo’s board of directors, then PubCo’s board of directors will be required to also waive or repeal (as applicable) any lock-up obligation of each party under the Lock-Up Agreement.

Amended and Restated Registration Rights Agreement

In connection with the Closing, PubCo, Sponsor, Cormorant Funds, the Helix Existing Investors, and certain former stockholders of BBOT will enter into an amended and restated registration rights agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, among other things, PubCo will agree that, within 30 calendar days following the Closing Date, PubCo will file with the SEC (at PubCo’s sole cost and expense) a registration statement registering the resale of certain shares of PubCo Common Stock held by or issuable to the parties thereto (the “Resale Registration Statement”), and PubCo will use its commercially reasonable efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof. Such holders will be entitled to customary piggyback registration rights and demand registration rights, including underwritten demands.

The A&R Registration Rights Agreement amends and restates the registration rights agreement that was entered into by the Company, the Sponsor and the Helix Existing Investors in connection with the Company’s initial public offering. The A&R Registration Rights Agreement will terminate on the earlier of (a) the five year anniversary of the date of the A&R Registration Rights Agreement or (b) with respect to any holder party thereto, on the date that such holder no longer holds any Registrable Securities (as defined therein).

Helix Acquisition Corp. II Financial Statements

Consolidated Condensed Balance Sheets as of June 30 (Unaudited) and December 31, 2024	F-23
Consolidated Condensed Statements of Operations for the three and six months ended June 30, 2025 and 2024 (Unaudited)	F-24
Consolidated Condensed Statements of Changes in Shareholders’ Deficit for the three and six months ended June 30, 2025 and 2024 (Unaudited)	F-25
Consolidated Condensed Statements of Cash Flows for the six months ended June 30, 2025 and 2024 (Unaudited)	F-26
Notes to Consolidated Condensed Financial Statements (Unaudited)	F-27

TheRas, Inc.

Unaudited Condensed Balance Sheets

(In thousands, except shares and per share data)

	June 30,	December 31,
	2025	2024
Assets
Current assets:
Cash and cash equivalents	$31,518	$30,851
Short-term marketable securities	99,880	124,780
Receivables from related parties	175	81
Prepaid expenses and other current assets	10,773	2,981
Total current assets	142,346	158,693
Property and equipment, net	900	490
Operating lease right-of-use asset	2,549	—
Other non-current assets	5,326	4,986
Restricted cash	132	132
Total assets	$151,253	$164,301

Liabilities, Redeemable Convertible Preferred Stock, and Stockholders’ Deficit
Current liabilities:
Accounts payable	$2,197	$3,074
Accrued compensation and benefits	2,740	3,821
Accrued research and development liabilities	19,802	8,276
Accrued professional services	1,640	655
Payables to related parties	330	483
Operating lease liability, current	320	—
Other accrued liabilities	222	166
Participation right liability	—	3,105
Total current liabilities	27,251	19,580
Operating lease liability, noncurrent	2,514	—
Total liabilities	29,765	19,580

Commitments and contingencies (Note 6)

Redeemable convertible preferred stock, $0.0001 par value; 437,497,971 and 409,272,108 shares authorized as of June 30, 2025 and December 31, 2024, respectively; aggregate liquidation preference of $369,256 and $347,227 as of June 30, 2025 and December 31, 2024, respectively; 437,252,971 and 409,272,108 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	349,221	323,358
Stockholders’ deficit:
Common stock, $0.0001 par value; 495,000,000 and 465,000,000 shares authorized as of June 30, 2025 and December 31, 2024, respectively; 564,612 and 319,612 shares issued and outstanding as of June 30, 2025 and December 31, 2024, respectively	—	—
Additional paid-in capital	45,229	43,538
Accumulated deficit	(273,013)	(222,523)
Accumulated other comprehensive income	51	348
Total stockholders’ deficit	(227,733)	(178,637)
Total liabilities, redeemable convertible preferred stock, and stockholders’ deficit	$151,253	$164,301

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Operations

(In thousands, except shares and per share data)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Operating expenses:
Research and development (1)	$27,438	$22,508	$48,073	$35,678
General and administrative (2)	2,655	1,363	5,157	3,642
Total operating expenses	30,093	23,871	53,230	39,320
Loss from operations	(30,093)	(23,871)	(53,230)	(39,320)
Other income (expense), net:
Interest income	1,666	1,766	3,475	1,771
Change in fair value of participation right liability	—	—	(725)	—
Income from related party under transition services agreement	—	282	—	284
Other income (expense)	(8)	—	(10)	—
Total other income (expense), net	1,658	2,048	2,740	2,055
Net loss	$(28,435)	$(21,823)	$(50,490)	$(37,265)
Net loss per share attributable to common stockholders, basic and diluted	$(50.36)	$(174.97)	$(103.87)	$(298.77)
Weighted-average number of shares used in computing net loss per share attributable to common stockholders, basic and diluted	564,612	124,726	486,104	124,726

(1)	Research and development expenses include related party amounts of $174 and $2,547 for the three months ended June 30, 2025 and 2024, respectively, and $438 and $8,009 for the six months ended June 30, 2025 and 2024, respectively.
(2)	General and administrative expenses include related party amounts of $201 and $750 for the three months ended June 30, 2025 and 2024, respectively, and $370 and $2,389 for the six months ended June 30, 2025 and 2024, respectively.

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Comprehensive Loss

(In thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2025	2024	2025	2024
Comprehensive loss, net of tax:
Net loss	$(28,435)	$(21,823)	$(50,490)	$(37,265)
Unrealized losses on marketable securities	(140)	(59)	(297)	(59)
Comprehensive loss	$(28,575)	$(21,882)	$(50,787)	$(37,324)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholder s’
	Shares	Amount	Shares	Amount	Capital	Deficit	Income	Deficit
Balances as of December 31, 2024	409,272,108	$323,358	319,612	$—	$43,538	$(222,523)	$348	$(178,637)
Conversion of Series B redeemable convertible preferred stock into common stock	(245,000)	(189)	245,000	—	189	—	—	189
Stock-based compensation	—	—	—	—	627	—	—	627
Unrealized losses on marketable securities	—	—	—	—	—	—	(157)	(157)
Net loss	—	—	—	—	—	(22,055)	—	(22,055)
Balances as of March 31, 2025	409,027,108	323,169	564,612	—	44,354	(244,578)	191	(200,033)
Issuance of Series B redeemable convertible preferred stock for cash consideration and settlement of participation right liability	28,225,863	26,052	—	—	—	—	—	—
Stock-based compensation	—	—	—	—	875	—	—	875
Unrealized losses on marketable securities	—	—	—	—	—	—	(140)	(140)
Net loss	—	—	—	—	—	(28,435)	—	(28,435)
Balances as of June 30, 2025	437,252,971	$349,221	564,612	$—	$45,229	$(273,013)	$51	$(227,733)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Redeemable Convertible Preferred Stock and Stockholders’ Deficit
(In thousands, except share data)

	Redeemable Convertible Preferred Stock		Common Stock		Additional Paid-In	Accumulated	Accumulated Other Comprehensive	Total Stockholder s’
	Shares	Amount	Shares	Amount	Capital	Deficit	Loss	Deficit
Balances as of December 31, 2023	129,580,878	$104,808	124,726	$—	$32,607	$(148,248)	$—	$(115,641)
Issuance of Series A redeemable convertible preferred stock to BridgeBio Pharma for cash consideration	5,916,103	5,090	—	—	825	—	—	825
Contribution from BridgeBio Pharma	—	—	—	—	732	—	—	732
Stock-based compensation	—	—	—	—	660	—	—	660
Net loss	—	—	—	—	—	(15,442)	—	(15,442)
Balances as of March 31, 2024	135,496,981	109,898	124,726	—	34,824	(163,690)	—	(128,866)
Issuance of Series B redeemable convertible preferred stock for cash consideration, net of issuance costs	254,032,765	196,720	—	—	—	—	—	—
Contribution from BridgeBio Pharma	—	—	—	—	330	—	—	330
Stock-based compensation	—	—	—	—	279	—	—	279
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	19,742,362	16,740	—	—	3,000	—	—	3,000
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	—	—	—	—	3,698	—	—	3,698
Unrealized losses on marketable securities	—	—	—	—	—	—	(59)	(59)
Net loss	—	—	—	—	—	(21,823)	—	(21,823)
Balances as of June 30, 2024	409,272,108	$323,358	124,726	$—	$42,131	$(185,513)	$(59)	$(143,441)

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Unaudited Condensed Statements of Cash Flows

(In thousands)

	Six Months Ended
	June 30,
	2025	2024
Operating activities
Net loss	$(50,490)	$(37,265)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation of property and equipment	123	104
Stock-based compensation	1,502	3,070
Change in fair value of participation right liability	725	—
Net accretion of premiums on marketable securities	(797)	(213)
Amortization of right-of-use assets	112	—
Changes in operating assets and liabilities:
Prepaid expenses and other current assets	(2,656)	(1,880)
Other non-current assets	(341)	(79)
Accounts payable	(1,514)	(475)
Accrued compensation and benefits	(1,082)	6,962
Accrued research and development liabilities	11,526	3,289
Accrued professional services	311	73
Operating lease liabilities	21	—
Other accrued liabilities	(85)	51
Balances due to and from related parties	(247)	9,343
Net cash used in operating activities	(42,892)	(17,020)

Investing activities
Maturities of marketable securities	83,818	—
Purchases of marketable securities	(58,418)	(151,488)
Change in related party receivables related to cash pooling arrangement	—	2,406
Purchases of property and equipment	(393)	(28)
Net cash provided by (used in) investing activities	25,007	(149,110)

Financing activities
Issuance of Series A redeemable convertible preferred stock	—	5,915
Issuance of Series B redeemable convertible preferred stock, net of issuance costs	22,222	199,261
Payment of deferred transaction costs	(3,670)	—
Contribution from BridgeBio Pharma	—	1,062
Net cash provided by financing activities	18,552	206,238
Net increase in cash, cash equivalents, and restricted cash	667	40,108
Cash, cash equivalents, and restricted cash at beginning of period	30,983	250
Cash, cash equivalents, and restricted cash at end of period	$31,650	$40,358

Supplemental disclosures of non-cash investing and financing activities:
Settlement of participation right liability upon issuance of Series B redeemable convertible preferred stock	$3,830	$—
Right-of-use asset recognized in exchange for operating lease liabilities	$2,706	$—
Deferred de-SPAC transaction costs included in accounts payable and accrued professional services	$1,312	$—
Unpaid property and equipment included in other accrued liabilities	$140	$—
Conversion of related party payables into Series A redeemable convertible preferred stock issued to BridgeBio Pharma	$—	$19,740
Deemed contribution from BridgeBio Pharma upon forgiveness of related party payables	$—	$3,698
Initial recognition of participation right liability in connection with issuance of Series B redeemable convertible preferred stock	$—	$2,541
Non-cash transfers of property and equipment from BridgeBio Pharma	$—	$54

The accompanying notes are an integral part of these unaudited condensed financial statements.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

1. Organization

Description of the Business

TheRas, Inc. d/b/a BridgeBio Oncology Therapeutics (the “Company,” “we,” “our,” or “us”) was formed as a Delaware corporation in August 2016. The Company is a clinical-stage biopharmaceutical entity advancing a next-generation pipeline of novel small molecule therapeutics targeting renin-angiotensin system (“RAS”) and Phosphoinositide 3-kinase (“PI3K”) malignancies. The Company is headquartered in South San Francisco, California.

BridgeBio Pharma, Inc. is a commercial-stage biopharmaceutical company founded to discover, create, test, and deliver transformative medicines to treat patients who suffer from genetic diseases and cancers with clear genetic drivers. BridgeBio Pharma, Inc. and its controlled entities (collectively, “BridgeBio Pharma”) are related parties of the Company.

de-SPAC Transaction

On February 28, 2025, the Company entered into a definitive business combination agreement (“Business Combination Agreement”) with Helix Acquisition Corp. II (“Helix”), a publicly traded special purpose acquisition company (“SPAC”) listed on the Nasdaq under the ticker symbol “HLXB.”

On August 11, 2025, Helix II Merger Sub, Inc., a wholly owned subsidiary of Helix, merged with and into the Company, with the Company surviving the merger as a wholly-owned subsidiary of Helix (“Merger”). In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc., and the combined company became listed on the Nasdaq under the new ticker symbol “BBOT” (“de-SPAC Transaction”). Immediately prior to the closing of the de-SPAC Transaction, Helix issued and sold to investors in a private placement financing shares of its common stock for an aggregate purchase price of $260.9 million (“PIPE Financing”). These unaudited condensed financial statements do not reflect the impact of the de-SPAC Transaction, since it was executed after June 30, 2025.

Basis of Presentation

These unaudited condensed financial statements are prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”) for interim financial information. All costs, as well as assets and liabilities directly associated with the Company’s business activity, are included in the unaudited condensed financial statements. The condensed balance sheet as of December 31, 2024 has been derived from the audited financial statements at that date, but does not include all of the information and footnotes required by generally accepted accounting principles for complete financial statements.

These unaudited condensed financial statements have been prepared on the same basis as the audited annual financial statements and, in the opinion of management, reflect all adjustments, which include only normal recurring adjustments necessary for the fair presentation of the Company’s financial information. The unaudited results for the three and six months ended June 30, 2025 are not necessarily indicative of results to be expected for the year ending December 31, 2025 or for any other future annual or interim period.

From its inception through the issuance of the Series B redeemable convertible preferred stock (“Series B”) on April 30, 2024, the Company had been majority-owned and controlled by BridgeBio Pharma. After the Series B issuance, no individual investor or related party group had a controlling financial interest in the Company, and the Company has operated independently from BridgeBio Pharma. Subsequent to April 30, 2024, the financial information included in these unaudited financial statements relates to the Company on a standalone basis.

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma and not as an independent entity. From inception through April 30, 2024, these unaudited financial statements have been derived from BridgeBio Pharma’s historical accounting records and are presented on a carve-out basis. For periods prior to April 30, 2024, the unaudited condensed statement of operations includes allocations of certain general and administrative expenses to the Company from BridgeBio Pharma. The allocations have been determined on a reasonable basis; however, the amounts are not necessarily representative of the amounts that would have been reflected in the unaudited financial statements had the Company operated independently from BridgeBio Pharma. The related transactions are discussed further in Note 12.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Liquidity

Since its inception, the Company has incurred net losses and negative cash flows from operations. As of June 30, 2025, the Company had an accumulated deficit of $273.0 million and incurred net losses of $50.5 million and $37.3 million during the six months ended June 30, 2025 and June 30, 2024, respectively.

As of June 30, 2025, the Company had a balance of cash, cash equivalents, and marketable securities of $131.4 million. Upon closing of the de-SPAC Transaction, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs. The Company believes that its existing cash, cash equivalents, and marketable securities balance, along with the financing received upon the de-SPAC Transaction, will be sufficient to support operations for at least one year from the issuance date of these unaudited condensed financial statements.

The Company expects to incur additional losses and negative cash flows for the foreseeable future as it continues its research and development efforts, advances its product candidates through preclinical and clinical development, enhances its approach and programs, expands its product pipeline, seeks regulatory approval, prepares for commercialization, hires additional personnel, protects its intellectual property and grows its business. The Company will need to raise additional capital to support its continuing operations and pursue its long-term business plan, including the development and commercialization of its product candidates if approved. Financing activities may include, but are not limited to, public or private equity offerings, debt financings, potential collaborations, licensing agreements, or other sources. Such activities are subject to significant risks and uncertainties.

2. Summary of Significant Accounting Policies

The Company’s significant accounting policies are disclosed in the Company’s financial statements for the year ended December 31, 2024, and related notes. There were no material changes to the Company’s significant accounting policies.

Concentration of Credit Risk and Other Risks and Uncertainties

Cash, cash equivalents, marketable securities, and restricted cash are financial instruments that subject us to significant concentrations of credit risk. These financial instruments are held in financial institutions in the United States. At times, the amounts on deposit may exceed federally insured limits. We believe that these financial institutions are financially sound, and, accordingly, minimal credit risk exists with respect to the amounts deposited. The Company has not experienced any credit losses associated with its balances in such accounts through June 30, 2025.

We are subject to certain risks and uncertainties, and we believe that changes in any of the following areas could have a material adverse effect on future financial position or results of operations: ability to obtain future financing, regulatory approval and market acceptance of, and reimbursement for, product candidates, performance of third-party contract research organizations and manufacturers upon which we rely, protection of our intellectual property, litigation or claims against us based on intellectual property, patent, product, regulatory, clinical or other factors, and our ability to attract and retain employees necessary to support our growth.

We depend on third-party manufacturers to supply products for research and development activities in our programs. Specifically, we rely and expect to continue to rely on a small number of manufacturers to supply us with our requirements for the active pharmaceutical ingredients and formulated drugs related to these programs. A significant interruption in the supply of active pharmaceutical ingredients and formulated drugs could adversely affect these programs.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Use of Estimates

The preparation of unaudited financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets, liabilities, and disclosure of contingent liabilities at the date of the unaudited financial statements, and the reported amounts of expenses during the reporting period. Significant estimates and assumptions made in these unaudited financial statements include, but are not limited to:

●	Accruals for research and development activities and contingent clinical, development, regulatory, and sales-based milestone payments in our in-licensing agreements,

●	The fair value of redeemable convertible preferred stock and common stock,

●	The fair value of share-based awards and participation right liability,

●	Accruals for performance-based milestone compensation arrangements,

●	Recoverability of deferred tax assets,

●	Allocations of operating expenses, including stock-based compensation prior to April 30, 2024,

●	The determination of the incremental borrowing rate used in lease-related calculations.

The Company bases its estimates on historical experience and various other reasonable assumptions. Actual results may differ from those estimates or assumptions.

Cash, Cash Equivalents, and Restricted Cash

The Company considers all highly liquid investments purchased with a maturity of three months or less at the date of purchase to be cash equivalents. As of June 30, 2025 and December 31, 2024, cash and cash equivalents consisted of money market funds, and restricted cash represented security deposits in the form of a letter of credit issued in connection with the Company’s lease agreement.

The following represents the Company’s cash, cash equivalents, and restricted cash (in thousands):

	June 30,	December 31,
	2025	2024
Cash	$190	$185
Cash equivalents	31,328	30,666
Restricted cash	132	132
Total cash, cash equivalents, and restricted cash	$31,650	$30,983

Fair Value Measurements

Assets and liabilities recorded at fair value on a recurring basis in the balance sheets are categorized based on the level of judgment associated with the inputs used to measure their fair values. Fair value is defined as the exchange price that would be received for an asset or an exit price that would be paid to transfer a liability in the principal or most advantageous market for the asset or liability in an orderly transaction between market participants on the measurement date. Valuation techniques used to measure fair value must maximize the use of observable inputs and minimize the use of unobservable inputs. The authoritative guidance on fair value measurements establishes a three-tier fair value hierarchy for disclosure of fair value measurements as follows:

●	Level 1—Observable inputs such as unadjusted, quoted prices in active markets for identical assets or liabilities at the measurement date;

●	Level 2—Inputs (other than quoted prices included in Level 1) are either directly or indirectly observable for the asset or liability. These include quoted prices for similar assets or liabilities in active markets and quoted prices for identical or similar assets or liabilities in markets that are not active; and

●	Level 3—Unobservable inputs supported by little or no market activity and significant to the fair value of the assets or liabilities.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

To the extent that the valuation is based on models or inputs that are less observable or unobservable in the market, the determination of fair value requires more judgment. Accordingly, the degree of judgment we exercise in determining fair value is greatest for instruments categorized in Level 3. A financial instrument’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.

Due to their short-term nature, the carrying amounts reflected in the accompanying balance sheet for cash, cash equivalents, prepaid expenses and other current assets, accounts payable, and accrued liabilities approximate their fair values.

Leases

The Company determines if an arrangement contains a lease at inception and the classification of the lease on the commencement date. An arrangement contains a lease if there is an identified asset and if the Company controls the use of the identified asset throughout the period of use. The Company determines whether leases meet the classification criteria of a finance or operating lease considering: (1) whether the lease transfers ownership of the underlying asset to the lessee at the end of the lease term, (2) whether the lease grants the lessee an option to purchase the underlying asset that the lessee is reasonably certain to exercise, (3) whether the lease term is for a major part of the remaining economic life of the underlying asset, (4) whether the present value of the sum of the lease payments and residual value guaranteed by the lessee equals or exceeds substantially all of the fair value of the underlying asset, and (5) whether the underlying asset is of such a specialized nature that it is expected to have no alternative use to the lessor at the end of the lease term. As of June 30, 2025, our lease population consisted of real estate operating leases. Lease right-of-use assets and lease liabilities are recognized at the lease commencement date based on the present value of the future minimum lease payments over the lease term at the commencement date. Right-of-use assets also include any initial direct costs incurred and any lease payments made on or before the lease commencement date, less any lease incentives received. Lease incentives are included in the calculation of lease liability as of the commencement date to the extent it is probable that the Company will utilize them.

In determining the present value of its lease liabilities, the Company uses its incremental borrowing rate when the rate implicit in the lease is not readily determinable, based on information available at lease commencement date. The Company’s incremental borrowing rate is based on the rate of interest that the Company would have to pay to borrow on a collateralized basis over a similar term, an amount equal to the lease payments in a similar economic environment, and the determination of the rate requires the Company to make certain assumptions and judgements, including on its synthetic credit rating. Leases may include options to extend or early terminate the lease term. If the Company, using judgment, is reasonably certain that an option will be exercised, then the option will be included in the calculation of the lease term.

The Company elected to combine lease and non-lease components for office leases, and not to recognize right-of-use assets or lease liabilities for short-term leases. A short-term lease is a lease that, at the commencement date, has a lease term of 12 months or less and does not include an option to purchase the underlying asset that the lessee is reasonably certain to exercise. Lease expense for operating leases is recognized on a straight-line basis over the lease term.

Segments

The Company operates in one operating and reportable segment within the United States, developing oncology therapies through various related development projects. All of the Company’s assets are located in the United States. The single operating segment conclusion is further supported by the Company’s organizational and management structure and other factors. The Company’s chief operating decision-maker is its Chief Executive Officer, who manages operations, allocates resources, and evaluates financial performance using a top-down approach and by setting and reviewing company-wide targets. The chief operating decision-maker reviews research and development expenses by the following significant categories presented in the table below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Personnel-related expenses	$5,377	$5,222	$10,498	$9,845
Research and drug discovery	3,402	3,305	6,445	7,767
Contract manufacturing	11,095	1,693	17,115	2,423
Clinical development	5,317	2,594	8,620	3,750
Professional and consultant fees	796	6,718	1,656	6,975
Stock-based compensation	612	1,232	1,052	2,138
Facility-related and other expenses	645	869	1,581	1,774
License fees	194	875	1,106	1,006
Total research and development	$27,438	$22,508	$48,073	$35,678

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Since the Company operates in a single operating and reportable segment represented by the entire entity, significant segment expenses are provided to the chief operating decision-maker using the same basis as presented in the condensed statements of operations, including the research and development itemization above. Net loss is the key measure of segment profit and loss that the chief operating decision-maker uses to allocate resources, assess performance, monitor expenditures, and review budget versus actual analysis. The chief operating decision-maker does not review assets at a different level or category other than the amounts disclosed in the Company’s unaudited condensed balance sheets.

Participation Right Liability

The participation right liability represented the right granted to a third party to potentially participate in future Series B offerings at a fixed price of $0.7873 per share. The participation right was a freestanding instrument substantially similar to a written call option on the Series B shares that may be redeemed outside of the Company’s control. As such, the Company classified the participation right as a liability, remeasured at fair value, until its full exercise and settlement, which occurred in April 2025. Changes in the fair value of the participation right liability are presented separately in the unaudited condensed statements of operations. On the settlement date, the participation right liability remeasured to the intrinsic value of the shares issued and reclassified to temporary equity.

Deferred de-SPAC Transaction Costs

The Company may capitalize certain directly attributable legal, accounting, and other third-party fees associated with the anticipated de-SPAC Transaction as deferred transaction costs until such transaction is consummated. Upon consummation of the transaction, the related capitalized costs are recorded in stockholders’ deficit as a reduction of the proceeds. As of June 30, 2025, the Company recorded $5.0 million related to the de-SPAC Transaction, presented as prepaid expenses and other current assets in the unaudited condensed balance sheet. As of December 31, 2024, no similar costs were capitalized.

Emerging Growth Company Status

The Company operates as an emerging growth company (“EGC”), as defined in the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”). Under the JOBS Act, EGCs can delay adopting new or revised accounting standards as of effective dates for private companies. Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma and adopted new accounting pronouncements using the same timeline as BridgeBio Pharma. The Company has elected to use this extended transition period for complying with new or revised accounting standards that have different effective dates for public and private companies until the earlier of the date that it (i) is no longer an EGC or (ii) affirmatively and irrevocably opts out of the extended transition period provided in the JOBS Act. As a result, these unaudited condensed financial statements may not be comparable to companies that comply with the new or revised accounting pronouncements as of public company effective dates.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Recently Issued Accounting Pronouncements

In December 2023, the FASB issued ASU 2023-09, Income Taxes (Topic 740): Improvements to Income Tax Disclosures (“ASU 2023-09”), which requires public entities to disclose specific categories in the effective tax rate reconciliation, as well as additional information for reconciling items that exceed a quantitative threshold. ASU 2023-09 also requires all entities to disclose income taxes paid disaggregated by federal, state, and foreign taxes and further disaggregated for specific jurisdictions that exceed 5% of total income taxes paid, among other expanded disclosures. The guidance is effective for the Company’s annual periods beginning on January 1, 2025, with early adoption permitted. The ASU should be applied on a prospective basis, with retrospective application permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In November 2024, the FASB issued ASU 2024-03, Income Statement – Reporting Comprehensive Income (Topic 220): Disaggregation of Income Statement Expenses (“ASU 2024-03”), which requires public entities to provide disaggregated disclosures of certain expense captions presented on the face of the income statement into specific categories within the footnotes to the unaudited financial statements. ASU 2024-03 is effective for the Company’s annual periods beginning on January 1, 2027, and interim periods beginning on January 1, 2028, with early adoption permitted. The ASU may be applied either on a prospective or retrospective basis. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued Accounting Standards Update No. 2025-03, Business Combinations (Topic 805) and Consolidation (Topic 810): Determining the Accounting Acquirer in the Acquisition of a Variable Interest Entity (“ASU 2025-03”). ASU 2025-03 changes how companies determine the accounting acquirer in certain business combinations involving variable interest entities. The new guidance requires considering the factors used for other acquisition transactions to assess which party is the accounting acquirer. ASU 2025-03 is effective for the Company’s annual reporting periods beginning on January 1, 2027. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

In May 2025, the FASB issued Accounting Standards Update No. 2025-04, Compensation – Stock Compensation (Topic 718) and Revenue from Contracts With Customers (Topic 606): Clarifications to Share-Based Consideration Payable to a Customer (“ASU 2025-04”). ASU 2025-04 revises the definition of a performance condition, eliminates the forfeiture policy election for service conditions, and clarifies that the variable consideration constraint in Topic 606 does not apply to share-based consideration payable to customers. The new guidance requires entities to consistently account for share-based awards granted to customers by clarifying the treatment of vesting conditions and ensuring alignment with Topic 606 and Topic 718. ASU 2025-04 is effective for fiscal years beginning after December 15, 2026, including interim periods within those fiscal years. Early adoption is permitted. The Company is currently evaluating the impact of adopting this new accounting guidance on its financial statements and related disclosures.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

3. Fair Value Measurements and Disclosures

The following tables summarize the Company’s assets and liabilities measured at fair value on a recurring basis by level within the valuation hierarchy (in thousands):

	June 30, 2025
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$31,328	$—	$—	$31,328
Total cash equivalents	$31,328	$—	$—	$31,328
Marketable securities:
Treasury bills	$18,903	$—	$—	$18,903
Commercial paper	—	21,361	—	21,361
Corporate debt securities	—	59,616	—	59,616
Total marketable securities	$18,903	$80,977	$—	$99,880
Total assets	$50,231	$80,977	$—	$131,208

	December 31, 2024
	Level 1	Level 2	Level 3	Total
Assets
Cash equivalents:
Money market funds	$30,666	$—	$—	$30,666
Total cash equivalents	$30,666	$—	$—	$30,666
Marketable securities:
Treasury bills	$30,932	$—	$—	$30,932
Commercial paper	—	5,876	—	5,876
Corporate debt securities	—	87,972	—	87,972
Total marketable securities	$30,932	$93,848	$—	$124,780
Total assets	$61,598	$93,848	$—	$155,446
Liability
Participation right liability	$—	$—	$3,105	$3,105
Total liabilities	$—	$—	$3,105	$3,105

Money market funds are highly liquid and actively traded marketable securities that generally transact at a stable $1.00 net asset value, representing their estimated fair value. The fair value of marketable securities is based upon observable market inputs obtained from third-party pricing services. The pricing services use industry-standard valuation models and observable inputs, including reported trades, broker-dealer quotes, bids or offers on the same or similar securities issuer, credit spreads, benchmark securities, prepayment and default projections based on historical data, and other observable inputs. As of June 30, 2025, the Company’s marketable securities have maturities of less than one year and are classified as current assets.

The following table summarizes the activity of the Company’s participation right liability measured using unobservable inputs (in thousands):

Balance as of December 31, 2024	$3,105
Change in fair value of participation right liability	725
Balance as of March 31, 2025	$3,830
Settlement of participation right liability	(3,830)
Balance as of June 30, 2025	$—

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

As of the settlement date, the fair value of the participation right liability approximated the intrinsic value of $0.14 Series B per share issued. The fair value per Series B share was estimated using the Probability-Weighted Expected Return Method (“PWERM”). Under the PWERM, we considered various liquidity events, including the de-SPAC Transaction, an initial public offering, and a sale of the Company, assigned probability to each liquidity scenario, and estimated the fair value per Series B share using the following assumptions:

Probability of a qualifying liquidity event	15.0% – 50.0%
Expected term, years	0.29 – 1.67
Discount rate	20.0%

The following tables summarize the amortized cost and fair value of the Company’s cash equivalents and marketable securities by major investment category for the periods indicated (in thousands):

	June 30, 2025
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities:
Treasury bills	$18,899	$7	$(3)	$18,903
Commercial paper	21,369	—	(8)	21,361
Corporate debt securities	59,561	62	(7)	59,616
Total marketable securities	$99,829	$69	$(18)	$99,880

	December 31, 2024
	Amortized Cost Basis	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Marketable securities:
Treasury bills	$30,825	$107	$—	$30,932
Commercial paper	5,857	19	—	5,876
Corporate debt securities	87,750	222	—	87.972
Total marketable securities	$124,432	$348	$—	$124,780

There were no unrealized gains or losses on cash equivalents as of June 30, 2025, and December 31, 2024. As of June 30, 2025, there were immaterial non-credit-related unrealized losses for available-for-sale securities. There were no securities in an unrealized loss position as of December 31, 2024. No allowance for credit losses for the Company’s marketable securities was recorded as of June 30, 2025 and December 31, 2024.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

4. Balance Sheet Components

Prepaid Expenses and Other Current Assets

Prepaid expenses and other current assets consisted of the following components:

	June 30,	December 31,
	2025	2024
Deferred de-SPAC transaction costs	$4,983	$—
Prepaid clinical expenses	2,955	—
Prepaid research and development	991	760
Interest receivables	902	1,093
Prepaid rent and related deposits	350	614
Other current assets	592	514
Total prepaid expenses and other current assets	$10,773	$2,981

5. License and Collaboration Agreements

From time to time, the Company enters into asset purchase and license agreements with third parties, which are generally accounted for as asset acquisitions.

The Regents of the University of California License Agreements

In September 2016, the Company entered into a license agreement with UCSF and was granted certain worldwide exclusive licenses to use the licensed compounds (the “UCSF License”). The UCSF License was subsequently amended and terminated in June 2021.

Under the UCSF License, UCSF received the right but not the obligation to purchase up to 10% of securities in any offering on the same terms as other investors (“Participation Right”), which survived the termination of the UCSF License. Because UCSF was not notified of the Series B financing at the time it was completed in May 2024, the Participation Right was extended through March 29, 2025. As a result, UCSF received the right to purchase up to 28,225,863 shares of Series B redeemable convertible preferred stock at a purchase price of $0.7873 per share. In March 2025, UCSF elected to exercise the Participation Right in full. The Participation Right was settled in full in April 2025 (Note 7).

Leidos Biomedical Research License and Cooperative Research and Development Agreements

In March 2017, the Company entered into a cooperative research and development agreement (“Leidos CRADA”) with Leidos Biomedical Research, Inc. (“Leidos”). The Company’s obligation to pay royalties continues on a country-by-country basis until the expiration of all licensed patent rights covering licensed products in such country. Leidos is also entitled to receive a low double-digit percentage of the sublicensing income received by the Company. As of June 30, 2025, the Company is obligated to make contingent milestone payments totaling up to $24.4 million upon the achievement of certain clinical and regulatory milestones. As of June 30, 2025, the Company recorded a $0.5 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

For the three months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $1.3 million and $1.0 million, respectively, in connection with the Leidos Agreements. For the six months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $2.2 million and $1.9 million, respectively, in connection with the Leidos Agreements.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Lawrence Livermore National Security License and Cooperative Research and Development Agreements

In May 2018, the Company entered into a cooperative research and development agreement (“LLNS CRADA”) with Lawrence Livermore National Security, LLC (“LLNS”) to bring new knowledge and therapeutic possibilities to KRAS drug discovery utilizing LLNS’s high-performance computing machines. In May 2025, the Company and LLNS executed an amendment to extend the LLNS CRADA expiration date by six months to December 22, 2025. As of June 30, 2025, the Company is required to make contingent milestone payments totaling up to $20.3 million upon the achievement of certain clinical, regulatory, and sales milestones. As of June 30, 2025, the Company recorded a $0.3 million liability for milestones that had been achieved but remained unpaid, which is included in the accrued research and development liabilities in the unaudited condensed balance sheet.

No material expenses were recognized in connection with this arrangement for the three months ended June 30, 2025. For the three months ended June 30, 2024, the Company recognized research and development expenses of $0.6 million in connection with the LLNS Agreements. For the six months ended June 30, 2025 and 2024, the Company recognized research and development expenses of $0.3 million and $1.0 million, respectively, in connection with the LLNS Agreements.

6. Commitments and Contingencies

Other Research and Development Agreements

We may also enter into contracts in the normal course of business with contract research organizations for clinical trials, with contract manufacturing organizations for clinical supplies, and with other vendors for preclinical studies, supplies, and other services and products for operating purposes. These contracts generally provide for termination on notice with potential termination charges.

Cash Bonus with Performance Conditions

In May 2024, the Company committed to making a $3.0 million cash payment to an executive contingent upon the consummation of an equity financing, a change in control transaction, an initial public offering, or a reverse merger with a SPAC. The de-SPAC Transaction discussed in Note 1 represents a qualifying change of control event for the $3.0 million cash payment, and the Company will record the associated expense upon the closing.

Indemnification

In the ordinary course of business, we may provide indemnifications of varying scope and terms to vendors, lessors, business partners, Board members, officers, and other parties with respect to certain matters, including, but not limited to, losses arising out of breach of such agreements, services to be provided by us, our negligence or willful misconduct, violations of law, or intellectual property infringement claims made by third parties. No material demands have been made upon us to provide indemnification under such agreements, and thus, there are no claims that we are aware of that could have a material effect on our unaudited condensed financial statements.

Contingencies

Liabilities for loss contingencies arising from claims, assessments, litigation, fines, penalties, and other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. There are no matters currently outstanding for which any liabilities have been accrued. The Company is not currently involved in any legal actions that could have a material effect on the Company’s financial position, results of operations, or liquidity.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

7. Redeemable Convertible Preferred Stock and Stockholders’ Deficit

Redeemable Convertible Preferred Stock

In February 2025, one investor elected to voluntarily convert 245,000 shares of the Series B redeemable convertible preferred stock into common stock. In March 2025, UCSF elected to exercise the Participation Right, and the Company settled the Participation Right in full in April 2025 through the issuance of 28,225,863 Series B shares for cash proceeds of $22.2 million, and the amount credited to redeemable convertible preferred stock included the settlement date fair value of the participation right liability of $3.8 million.

As disclosed in Note 13, the Company’s redeemable convertible preferred stock was converted into common stock in August 2025, immediately before the closing of the de-SPAC Transaction.

The redeemable convertible preferred stock consisted of the following balances (in thousands, except share and per share amounts):

	As of June 30, 2025
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	8,998,965	8,998,965	$0.1112	$1,001	$1,001
Series A	146,240,378	146,240,378	$0.9999	125,637	146,226
Series B	282,258,628	282,013,628	$0.7873	222,583	222,029
Total	437,497,971	437,252,971		$349,221	$369,256

	As of December 31, 2024
	Shares Authorized	Shares Issued and Outstanding	Original Issue Price Per Share	Carrying Value	Aggregate Liquidation Preference
Series Seed	8,998,965	8,998,965	$0.1112	$1,001	$1,001
Series A	146,240,378	146,240,378	$0.9999	125,637	146,226
Series B	254,032,765	254,032,765	$0.7873	196,720	200,000
Total	409,272,108	409,272,108		$323,358	$347,227

Common Stock

Amendment to Certificate of Incorporation

In April 2025, the Company amended and restated its certificate of incorporation to increase the authorized redeemable convertible preferred stock from 409,272,108 to 437,497,971 shares, and the authorized common stock from 465,000,000 to 495,000,000 shares.

Shares Reserved for Issuance

The Company had the following shares reserved for issuance:

	June 30,	December 31,
	2025	2024
Common stock options issued and outstanding	46,057,695	40,961,404
Redeemable convertible preferred stock on an as-converted into common stock basis	437,252,971	409,272,108
Shares reserved for issuance under the equity incentive plan	239,401	5,335,692
Shares issuable under the participation right	—	28,225,863
Total	483,550,067	483,795,067

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

8. Leases

In November 2024, the Company entered into an agreement for the lease of approximately 10,934 square feet of office space in South San Francisco, California for 61 months. The Company has an option to renew for an additional term of four years. The renewal option was not reasonably certain to be exercised by the Company and was excluded from the lease term. The lease commenced in March 2025 and will expire in April 2030. The associated lease costs were not material during the six and three months ended June 30, 2025. As of June 30, 2025, the weighted average remaining lease term for the Company’s lease was 4.83 years, and the discount rate used was 7.40%.

The following table presents the amortization of the Company’s lease liabilities (in thousands):

Fiscal year ended December 31:
Remainder of 2025	$172
2026	705
2027	730
2028	755
2029	782
Thereafter	263
Total lease payments	3,407
Less: imputed interest	(573)
Total operating lease liabilities	2,834

Short-term lease costs were $0.2 million and $0.4 million for the three months ended June 30, 2025 and 2024, respectively. Short-term lease costs were $0.7 million and $0.4 million for the six months ended June 30, 2025 and June 30, 2024, respectively.

9. Stock-Based Compensation

Stock-based compensation is included under the following expense categories presented in the unaudited condensed statements of operations (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Research and development	$612	$1,232	$1,052	$2,138
General and administrative	263	272	450	932
Total	$875	$1,504	$1,502	$3,070

Stock-based compensation is comprised of the following components further described below (in thousands):

	Three months ended June 30,		Six months ended June 30,
	2025	2024	2025	2024
Common stock options issued by the Company	$875	$—	$1,502	$—
Performance-based milestone awards	—	1,125	—	1,125
Equity awards issued by BridgeBio Pharma	—	100	—	1,006
Amounts recognized under the carve-out methodology	—	279	—	939
Total	$875	$1,504	$1,502	$3,070

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Common Stock Options Issued by the Company

2016 Equity Incentive Plan

In January 2017, the Company adopted the 2016 Equity Incentive Plan (“2016 Plan”). The 2016 Plan provided for the grant of stock-based incentive awards, including common stock options and other forms of stock-based compensation. Any cancelled or forfeited awards under the 2016 Plan become available for future issuances. As of June 30, 2025, 239,401 shares were reserved for issuance under the 2016 Plan.

Outstanding Common Stock Options

The Company had the following common stock options outstanding:

	Number of Options	Weighted-Average Exercise Price	Weighted-Average Remaining Contractual Term (Years)	Aggregate Intrinsic Value (In thousands)
Outstanding as of December 31, 2024	40,961,404	$0.38	9.5	$3,437
Granted	6,162,275	0.70
Forfeited and cancelled	(1,065,984)	0.38
Outstanding as of June 30, 2025	46,057,695	$0.42	9.2	$17,736
Exercisable as of June 30, 2025	10,679,128	$0.38	8.8	$4,573

The aggregate intrinsic value in the above table is calculated as the difference between the estimated fair value of the Company’s common stock and the exercise price of the underlying stock options as of each reporting date.

As of June 30, 2025, a total of 19,460,529 common stock options included provisions for accelerated vesting in connection with a qualified change in control of the Company. These instruments included 16,952,934 options, with vesting if the grantee is terminated without cause (as defined in the 2016 Plan) or for good reason (as defined in the grant terms) within 12 months following such a transaction. The remaining 2,507,595 options vest immediately upon the occurrence of a qualified change in control, excluding events such as an initial public offering or other bona fide financing transactions. The closing of the de-SPAC Transaction described in Note 1 does not constitute a qualified change in control event under these definitions.

The weighted-average grant-date fair value of common stock options vested and forfeited during the six months ended June 30, 2025 each was $0.25 per share. No options were granted, vested, or exercised during the six months ended June 30, 2024. As of June 30, 2025, there was $9.8 million of unrecognized stock-based compensation related to unvested common stock options, which is expected to be recognized over a weighted-average period of 3.2 years.

Performance-Based Milestone Awards of the Company

In May 2024, the Company granted a performance award of $1.1 million to an executive. This award could be settled in the form of cash or equity at the Company’s sole discretion, and the associated amount is classified as stock-based compensation within research and development expenses. The underlying milestone was achieved, and this award was settled in cash during the year ended December 31, 2024. No performance milestone awards that may be settled in the Company’s shares or related liabilities were outstanding during the six months ended June 30, 2025.

Equity Awards Issued by BridgeBio Pharma

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma, and certain non-employees received restricted stock units of BridgeBio Pharma as compensation for research and development services related to the Company’s operations. The Company recognized the grant date fair value of these awards as expenses over the applicable vesting term, with a corresponding credit to related party liability. The Company subsequently reimbursed BridgeBio Pharma for these charges through the conversion of these amounts into the Series A redeemable convertible preferred stock shares.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

Amounts Recognized under the Carve-Out Methodology

The amounts recognized under the carve-out methodology represent allocated stock-based compensation for certain management and administrative services provided by BridgeBio Pharma (Note 12).

10. Income Taxes

The Company is subject to U.S. federal and state income taxes as a corporation. The Company’s tax provision and the resulting effective tax rate for interim periods is determined based upon its estimated annual effective tax rate adjusted for the effect of discrete items arising in that quarter. There was no provision for income tax for the three and six months ended June 30, 2025 and 2024.

Deferred tax assets and deferred tax liabilities are recognized based on temporary differences between the financial reporting and tax basis of assets and liabilities using statutory rates. A valuation allowance is recorded against deferred tax assets if it is more likely than not that some or all of the deferred tax assets will not be realized. Due to the uncertainty surrounding the realization of the favorable tax attributes in future tax returns, we have recorded a full valuation allowance against our otherwise recognizable net deferred tax assets.

Our policy is to recognize interest and penalties associated with uncertain tax benefits as part of the income tax provision and include accrued interest and penalties with the related income tax liability on the condensed balance sheets. To date, we have not recognized any interest and penalties on our condensed statements of operations, nor have we accrued for or made payments for interest and penalties. Our unrecognized gross tax benefits would not reduce the estimated annual effective tax rate if recognized because the Company recorded a full valuation allowance on its deferred tax assets.

11. Net Loss Per Share Attributable to Common Stockholders

The following common stock equivalents were excluded from the computation of diluted net loss per share as their impact would have been anti-dilutive:

	Six Months Ended June 30,
	2025	2024
Common stock options issued and outstanding	46,057,695	899,342
Redeemable convertible preferred stock on an as-converted into common stock basis	437,252,971	409,272,108
Shares issuable under the participation right	—	28,225,863
Total	483,310,666	438,397,313

12. Related Party Transactions

Redeemable Convertible Preferred Stock

All shares of the Series Seed and Series A that were issued by the Company through June 30, 2025 remain owned by BridgeBio Pharma.

Related Party Income and Expenses

During the three and six months ended June 30, 2025, the Company recognized $0.2 million and $0.4 million, respectively, in research and development expenses and $0.2 million and $0.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma under the transition services agreement.

TheRas, Inc.

Notes to Unaudited Condensed Financial Statements

During the three and six months ended June 30, 2024, the Company recognized $2.5 million and $8.0 million, respectively, in research and development expenses and $0.8 million and $2.4 million, respectively, in general and administrative expenses for the services provided by BridgeBio Pharma.

During each of the three and six months ended June 30, 2024, the Company recognized $0.3 million and $0.3 million, respectively, in income from services rendered to BridgeBio Pharma under the transition services agreement executed after the Series  B financing to facilitate the Company’s transition to standalone operations.

Allocated Operating Expenses

Prior to April 30, 2024, the Company operated as part of BridgeBio Pharma. Costs and expenses directly attributable to the Company’s operations were recorded in the Company’s ledger with a corresponding liability, based on their nature. The Company also utilized certain general and administrative functions of BridgeBio Pharma that were not recorded in its ledger. These general and administrative expenses represent the costs of doing business that would have been incurred if the Company were to operate on a standalone basis. These general and administrative expenses were recorded in these financial statements using the carve-out operating expense allocation methodology. The allocation process used a percentage of the operating expenses incurred by the Company in each period compared to the total operating expenses incurred by all BridgeBio Pharma entities. This percentage was then applied to the applicable general and administrative expenses incurred by BridgeBio Pharma to calculate the amounts attributable to the Company’s operations.

The Company is not contractually required to reimburse BridgeBio Pharma or its controlled entities for the allocated operating expenses, including stock-based compensation. As such, the allocated operating expenses are presented as a deemed contribution from BridgeBio Pharma to the Company and were credited to additional paid-in capital. The corresponding amounts are presented as constructive cash inflows from financing activities in the statements of cash flows.

For the three months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.3 million related to stock-based compensation and $0.3 million related to other administrative expenses. For the six months ended June 30, 2024, the allocated general and administrative expenses calculated using the carve-out methodology included $0.9 million related to stock-based compensation and $1.1 million related to other administrative expenses.

13. Subsequent Events

We have reviewed and evaluated material subsequent events from the reporting date of June 30, 2025, through August 12, 2025, the date that the condensed financial statements were available to be issued. Other than those noted below, no subsequent events have been identified for disclosure.

One Big Beautiful Bill Act

In July 2025, the One Big Beautiful Bill Act was enacted in the United States, which includes significant changes to federal tax law and other regulatory provisions that may impact the Company. The Company is currently evaluating the potential impact of the new legislation, including implications for deferred taxes and related disclosures.

De-SPAC Transaction

As discussed in Note 1, on August 11, 2025, upon the closing of the de-SPAC Transaction, the Company became a wholly-owned subsidiary of Helix. In connection with the Merger, Helix changed its name to BridgeBio Oncology Therapeutics, Inc., and the combined company became listed on the Nasdaq under the new ticker symbol “BBOT.” Upon closing of the de-SPAC Transaction, the combined company received $366.8 million from Helix, which included the proceeds from the PIPE Financing, the unredeemed cash held by Helix, and reflected payment of Helix’s transaction costs.

Immediately before the closing of the de-SPAC Transaction, the outstanding redeemable convertible preferred stock of the Company was converted into common stock. After this conversion, all outstanding shares of the Company’s common stock were cancelled and exchanged for common stock of the combined company based on the applicable exchange ratio of approximately 0.0889 determined under the provisions of the Business Combination Agreement (“Consideration Ratio”). Additionally, all outstanding stock options of the Company were cancelled and exchanged for common stock options of the combined company based on the Consideration Ratio. The exercise price for each option was also adjusted to reflect the number of shares issued by the combined company to preserve the intrinsic value per option at the time of closing.

The closing of the de-SPAC Transaction resulted in the recognition of $3.0 million cash bonus liability discussed in Note 6.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED BALANCE SHEETS

	June 30, 2025	December 31, 2024
	(Unaudited)

ASSETS
Current assets
Cash	$664,231	$1,697,777
Prepaid expense and other current assets	62,500	2,160
Prepaid insurance - current portion	150,048	249,840
Total current assets	876,779	1,949,777

Long-term prepaid insurance	-	25,128
Marketable securities held in Trust Account	196,513,558	192,449,291
TOTAL ASSETS	$197,390,337	$194,424,196

LIABILITIES AND SHAREHOLDERS’ DEFICIT
Current liabilities
Accounts payable and accrued expenses	$2,522,262	$119,706
Due to related party	106,557	67,809
Total current liabilities	2,628,819	187,515
Deferred underwriting fee	5,520,000	5,520,000
TOTAL LIABILITIES	8,148,819	5,707,515

Commitments (Note 6)

Class A ordinary shares subject to possible redemption, 18,400,000 shares at redemption value of $10.68 and $10.46 per share as of June 30, 2025 and December 31, 2024, respectively	196,513,558	192,449,291

SHAREHOLDERS’ DEFICIT
Preference shares, $0.0001 par value; 5,000,000 shares authorized; none issued or outstanding as of June 30, 2025 and December 31, 2024	-	-
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; 509,000 shares issued and outstanding (excluding 18,400,000 shares subject to possible redemption) as of June 30, 2025 and December 31, 2024	51	51
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 4,600,000 shares issued and outstanding as of June 30, 2025 and December 31, 2024	460	460
Additional paid-in capital	-	-
Accumulated deficit	(7,272,551)	(3,733,121)
TOTAL SHAREHOLDERS’ DEFICIT	(7,272,040)	(3,732,610)
TOTAL LIABILITIES AND SHAREHOLDERS’ DEFICIT	$197,390,337	$194,424,196

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED STATEMENTS OF OPERATIONS

(UNAUDITED)

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
General and administrative expenses	$1,121,848	$152,343	$3,543,034	$219,044
Loss from operations	(1,121,848)	(152,343)	(3,543,034)	(219,044)

Other income (expense):
Share-based compensation expense	(36,000)	(77,400)	(93,919)	(116,772)
Interest earned on bank	1,159	-	3,604	-
Interest earned on marketable securities held in Trust Account	2,074,999	2,442,279	4,064,267	3,648,794
Total other income, net	2,040,158	2,364,879	3,973,952	3,532,022

Net income	$918,310	$2,212,536	$430,918	$3,312,978

Basic weighted average shares outstanding, Class A ordinary shares	18,909,000	18,909,000	18,909,000	14,416,807

Basic net income per share, Class A ordinary shares	$0.04	$0.09	$0.02	$0.18

Diluted weighted average shares outstanding, Class A ordinary shares	18,909,000	18,909,000	18,909,000	14,416,807

Diluted net income per share, Class A ordinary shares	$0.04	$0.09	$0.02	$0.17

Basic weighted average shares outstanding, Class B ordinary shares(1)	4,600,000	4,600,000	4,600,000	4,457,459

Basic net income per share, Class B ordinary shares	$0.04	$0.09	$0.02	$0.18

Diluted weighted average shares outstanding, Class B ordinary shares(1)	4,600,000	4,600,000	4,600,000	4,600,000

Diluted net income per share, Class B ordinary shares	$0.04	$0.09	$0.02	$0.17

(1)	On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 Class B ordinary shares, resulting in a total of 4,312,500 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 Class B ordinary shares, resulting in a total of 4,600,000 Class B ordinary shares held by the Sponsor and the Company’s two independent directors and one advisor. All shares and per share amounts have been retroactively restated.

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT

(UNAUDITED)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2025

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2025	509,000	$51	4,600,000	$460	$-	$(3,733,121)	$(3,732,610)
Share-based compensation expense	-	-	-	-	57,919	-	57,919
Accretion of Class A ordinary shares subject to possible redemption	-	-	-	-	(57,919)	(1,931,349)	(1,989,268)
Net loss	-	-	-	-	-	(487,392)	(487,392)
Balance - March 31, 2025 (unaudited)	509,000	51	4,600,000	460	-	(6,151,862)	(6,151,351)
Share-based compensation expense	-	-	-	-	36,000	-	36,000
Accretion of Class A ordinary shares subject to possible redemption	-	-	-	-	(36,000)	(2,038,999)	(2,074,999)
Net loss	-	-	-	-	-	918,310	918,310
Balance - June 30, 2025 (unaudited)	509,000	$51	4,600,000	$460	$-	$(7,272,551)	$(7,272,040)

FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2024

	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in	Accumulated	Total Shareholders’
	Shares	Amount	Shares	Amount	Capital	Deficit	Deficit
Balance - January 1, 2024	-	$-	4,600,000	$460	$24,540	$(88,569)	$(63,569)
Sale of 509,000 Private Placement Shares	509,000	51	-	-	5,089,949	-	5,090,000
Allocated value of transaction costs to private shares	-	-	-	-	(22,096)	-	(22,096)
Share-based compensation expense	-	-	-	-	39,372	-	39,372
Accretion of Class A ordinary shares subject to possible redemption	-	-	-	-	(5,131,765)	(4,233,488)	(9,365,253)
Net income	-	-	-	-	-	1,100,442	1,100,442
Balance - March 31, 2024 (unaudited)(1)	509,000	51	4,600,000	460	-	(3,221,615)	(3,221,104)
Share-based compensation expense	-	-	-	-	77,400	-	77,400
Accretion of Class A ordinary shares subject to possible redemption	-	-	-	-	(77,400)	(2,364,879)	(2,442,279)
Net income	-	-	-	-	-	2,212,536	2,212,536
Balance - June 30, 2024 (unaudited)(1)	509,000	$51	4,600,000	$460	$-	$(3,373,958)	$(3,373,447)

(1)	On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 Class B ordinary shares, resulting in a total of 4,312,500 Class B ordinary shares held by the Sponsor and Company’s two independent directors and one advisor. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 Class B ordinary shares, resulting in a total of 4,600,000 Class B ordinary shares held by the Sponsor and Company’s two independent directors and one advisor. On February 8, 2025, in connection with the appointment of a third independent director, Albert A. Homan III, to the board of directors, the Sponsor transferred 30,000 of the Class B ordinary shares held by it to Mr. Holman. All shares and per share amounts have been retroactively restated.

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

CONSOLIDATED CONDENSED STATEMENTS OF CASH FLOWS

(UNAUDITED)

	For the Six Months Ended June 30,
	2025	2024
Cash Flows from Operating Activities:
Net income	$430,918	$3,312,978
Adjustments to reconcile net income to net cash used in operating activities:
Interest earned on marketable securities held in Trust Account	(4,064,267)	(3,648,794)
Non-cash accrued offering costs adjustment	-	(81,000)
Share-based compensation expense	93,919	116,772
Changes in operating assets and liabilities:
Prepaid expense and other currents assets	(60,340)	(11,307)
Short-term prepaid insurance	99,792	(249,840)
Long-term prepaid insurance	25,128	(150,048)
Due to sponsor	38,748	-
Accounts payable and accrued expenses	2,402,556	64,141
Net cash used in operating activities	(1,033,546)	(647,098)

Cash Flows from Investing Activities:
Investment of cash in Trust Account	-	(184,000,000)
Net cash used in investing activities	-	(184,000,000)

Cash Flows from Financing Activities:
Proceeds from sale of Private Placement Shares, net of underwriting discounts paid	-	182,160,000
Proceeds from sale of Private Placement Shares	-	5,090,000
Repayment of promissory note - related party	-	(209,853)
Payment of offering costs	-	(578,550)
Net cash provided by financing activities	-	186,461,597

Net Change in Cash	(1,033,546)	1,814,499
Cash - Beginning of period	1,697,777	-
Cash - End of period	$664,231	$1,814,499

Non-Cash investing and financing activities:
Deferred offering costs paid by Sponsor through promissory note	$-	$139,758

The accompanying notes are an integral part of the unaudited consolidated condensed financial statements.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

NOTE 1. DESCRIPTION OF ORGANIZATION AND BUSINESS OPERATIONS

Helix Acquisition Corp. II (the “Company”) is a blank check company incorporated as a Cayman Islands exempted company on June 15, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities (a “Business Combination”).

The Company has one subsidiary, Helix II Merger Sub Inc., a Delaware corporation, a direct wholly owned subsidiary of the Company incorporated on February 26, 2025. As of June 30, 2025, the subsidiary had no activity.

The Company is not limited to a particular industry or sector for purposes of consummating a Business Combination but intends to focus on healthcare and healthcare related industries. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.

As of June 30, 2025, the Company had not commenced any operations. All activity for the period from June 15, 2021 (inception) through June 30, 2025 relates to the Company’s formation, the initial public offering (“Initial Public Offering”), which is described below, and subsequent to the Initial Public Offering, identifying a target company for a Business Combination and negotiating and attempting to complete the proposed BBOT Business Combination (defined below). The Company does not expect to generate any operating revenues until after the completion of a Business Combination, at the earliest. The Company generates non-operating income in the form of interest income from the proceeds derived from the Initial Public Offering. The Company has selected December 31 as its fiscal year end.

The registration statement for the Company’s Initial Public Offering was declared effective on February 8, 2024. On February 13, 2024, the Company consummated the Initial Public Offering of 18,400,000 Class A ordinary shares (the “Public Shares”), which includes the full exercise by the underwriter of its over-allotment option in the amount of 2,400,000 Public Shares, at $10.00 per Public Share, generating gross proceeds of $184,000,000, which is discussed in Note 3. Simultaneously with the closing of the Initial Public Offering, the Company consummated the sale of 509,000 Class A ordinary shares (the “Private Placement Shares”) to Helix Holdings II, LLC (the “Sponsor”) at a price of $10.00 per Private Placement Share, or $5,090,000 in the aggregate, which is described in Note 4.

Transaction costs amounted to $8,180,834, consisting of $1,840,000 of upfront cash underwriting fee, $5,520,000 of deferred underwriting fee (see additional discussion on Note 6), and $820,834 of other offering costs.

The Company’s management has broad discretion with respect to the specific application of the net proceeds of the Initial Public Offering and the sale of the Private Placement Shares, although substantially all of the net proceeds are intended to be applied generally toward consummating a Business Combination. The rules of Nasdaq require that the Company must complete one or more Business Combinations having an aggregate fair market value of at least 80% of the value of the assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of the agreement to enter into the initial Business Combination. The Company will only complete a Business Combination if the post transaction company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Following the closing of the Initial Public Offering, on February 13, 2024, an amount of $184,000,000 ($10.00 per Public Share) from the net proceeds of the sale of the Public Shares and the sale of the Private Placement Shares, after deducting $1,840,000 in underwriting discounts and commissions paid upon the closing of the Initial Public Offering and an aggregate of $3,250,000 to pay fees and expenses in connection with the closing of the Initial Public Offering and for working capital following the closing, was placed in the trust account (“Trust Account”), and either held in cash, deposited into an interest bearing or non-interest bearing bank demand deposit account at a U.S. chartered commercial bank with consolidated assets of $100 billion or more, or invested in U.S. government securities within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by the Company, until the earliest of (i) the completion of a Business Combination and (ii) the distribution of the funds in the Trust Account to the Company’s shareholders, as described below.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

The Company will provide the holders of the Public Shares (the “Public Shareholders”) with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with a general meeting called to approve the Business Combination or (ii) without a shareholder vote by means of a tender offer. The decision as to whether the Company will seek shareholder approval of a Business Combination or conduct a tender offer will be made by the Company, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two business days prior to the consummation of the Business Combination (initially anticipated to be $10.00 per Public Share), including interest (less taxes paid or payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 11, 2025. The per-share amount to be distributed to the Public Shareholders who properly redeem their Public Shares will not be reduced by the deferred underwriting commissions the Company will pay to the underwriter (as discussed in Note 6). The Class A ordinary shares will be recorded at redemption value and classified as temporary equity upon the completion of the Initial Public Offering, in accordance with Accounting Standards Codification (“ASC”) Topic 480, “Distinguishing Liabilities from Equity.”

Notwithstanding the foregoing, if the Company seeks shareholder approval of the Business Combination and the Company does not conduct redemptions pursuant to the tender offer rules, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)), will be restricted from redeeming its shares with respect to more than an aggregate of 20% of the Public Shares without the Company’s prior written consent.

The Sponsor has agreed (a) to waive its redemption rights with respect to any Founder Shares (as defined below), Private Placement Shares and Public Shares held by it in connection with the completion of a Business Combination and (b) not to propose an amendment to the Amended and Restated Memorandum and Articles of Association (i) to modify the substance or timing of the Company’s obligation to allow redemption in connection with the Company’s initial Business Combination or to redeem 100% of the Public Shares if the Company does not complete a Business Combination within the Completion Window (as defined below) or (ii) with respect to any other provision relating to shareholders’ rights or pre-initial Business Combination activity, unless the Company provides the Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the Trust Account (less taxes paid or payable), divided by the number of then issued and outstanding Public Shares.

The Company will have until (i) the period ending on the date that is 24 months from the closing of the Initial Public Offering, or such earlier liquidation as the Company’s board of directors may approve, in which the Company must complete an initial Business Combination or (ii) such other time period in which the Company must complete an initial Business Combination pursuant to an amendment to the Company’s Amended and Restated Memorandum and Articles of Association (the “Completion Window”). However, if the Company has not completed a Business Combination within the Completion Window, the Company will as promptly as reasonably possible but not more than ten business days thereafter, redeem 100% of the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account (less taxes paid or payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then issued and outstanding Public Shares, which redemption will constitute full and complete payment for the Public Shares and completely extinguish the rights of the Public Shareholders as shareholders (including the right to receive further liquidation or other distributions, if any), subject to the Company’s obligations under Cayman Islands law to provide for claims of creditors and subject to the other requirements of applicable law.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

The Sponsor has agreed to waive its rights to liquidating distributions from the Trust Account with respect to the Founder Shares and Private Placement Shares if the Company fails to complete a Business Combination within the Completion Window. However, the Public Shares acquired by affiliates of the Sponsor in the Initial Public Offering, and any other Public Shares that the Sponsor or its affiliates may acquire thereafter, will be entitled to liquidating distributions from the Trust Account if the Company fails to complete a Business Combination within the Completion Window. The underwriter has agreed to waive its rights to its deferred underwriting commission (see Note 6) held in the Trust Account in the event the Company does not complete a Business Combination within the Completion Window, and in such event, such amounts will be included with the other funds held in the Trust Account that will be available to fund the redemption of the Public Shares. In the event of such distribution, it is possible that the per share value of the assets remaining available for distribution will be less than the Initial Public Offering price per Share ($10.00).

In order to protect the amounts held in the Trust Account, the Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party (other than the Company’s independent registered public accounting firm) for services rendered or products sold to the Company, or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amount of funds in the Trust Account to below the lesser of (1) $10.00 per Public Share (2) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per Public Share, due to reductions in the value of trust assets, less taxes paid or payable and up to $100,000 of interest to pay dissolution expenses, provided that this liability will not apply to any claims by a third party who executed a waiver of any and all rights to seek access to the Trust Account and as to any claims under the Company’s indemnity of the underwriter of the Initial Public Offering against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the “Securities Act”). In the event that an executed waiver is deemed to be unenforceable against a third party, the Sponsor will not be responsible to the extent of any liability for such third-party claims. The Company will seek to reduce the possibility that the Sponsor will have to indemnify the Trust Account due to claims of creditors by endeavoring to have all vendors, service providers (other than the Company’s independent registered public accounting firm), prospective target businesses or other entities with which the Company does business, execute agreements with the Company waiving any right, title, interest or claim of any kind in or to monies held in the Trust Account.

Proposed Business Combination with TheRas, Inc. (dba BridgeBio Oncology Therapeutics)

On February 28, 2025, the Company entered into a business combination agreement (as amended on June 17, 2025, the “BBOT Business Combination Agreement”, and the transactions contemplated thereby, including the Domestication and Merger, each as defined below, the “BBOT Business Combination”) with TheRas, Inc., a Delaware corporation (doing business as BridgeBio Oncology Therapeutics, “BBOT”) and Helix II Merger Sub, Inc., a Delaware corporation and a wholly-owned subsidiary of the Company (“Merger Sub”), pursuant to which, among other things and subject to the terms and conditions contained in the BBOT Business Combination Agreement (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation (the “Domestication”), and (ii) following the Domestication, Merger Sub will be merged with and into BBOT, as a result of which BBOT will be the surviving company and a wholly-owned subsidiary of the Company (the “Merger”). Consummation of the transactions contemplated by the BBOT Business Combination Agreement are subject to customary conditions of the respective parties, including the approval of the BBOT Business Combination Agreement, the Business Combination and certain other actions related thereto by the Company’s shareholders, and the availability of a minimum amount of aggregate transaction proceeds. For more information, see Note 6.

Going Concern Consideration

As of June 30, 2025, the Company had cash of $664,231 and working capital deficit of $1,752,040.

Until the consummation of an initial Business Combination, the Company has been and will be using the funds held outside the Trust Account for identifying and evaluating target businesses, performing due diligence on prospective target businesses, paying for travel expenditures, reviewing corporate documents and material agreements of prospective target businesses, and structuring, negotiating and completing an initial Business Combination.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. If the Company completes a Business Combination, the Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of June 30, 2025 and December 31, 2024, the Company had no outstanding borrowings under Working Capital Loans.

In connection with the Company’s assessment of going concern considerations in accordance with FASB Accounting Standards Update 2014-15, “Disclosures of Uncertainties about an Entity’s Ability to Continue as a Going Concern,”codified in the ASC 205-40, “Presentation of Financial Statements-Going Concern”, management has determined that the Company currently lacks the liquidity it needs to sustain operations for a reasonable period of time, which is considered to be at least one year from the date that the financial statements are issued as it expects to continue to incur significant costs in pursuit of its acquisition plans. In addition, management has determined that if the Company is unable to complete an initial Business Combination by February 14, 2026, then the Company will cease all operations except for the purpose of liquidating. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management plans to consummate an initial Business Combination prior to the mandatory liquidation date. No adjustments have been made to the carrying amounts of assets or liabilities should the Company be required to liquidate after February 14, 2026.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accompanying unaudited consolidated condensed financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America (“GAAP”) for interim financial information and in accordance with Article 8 of Regulation S-X of the U.S. Securities and Exchange Commission (“SEC”). Certain information or footnote disclosures normally included in financial statements prepared in accordance with GAAP have been consolidated condensed or omitted, pursuant to the rules and regulations of the SEC for interim financial reporting. Accordingly, they do not include all the information and footnotes necessary for a complete presentation of financial position, results of operations, or cash flows. In the opinion of management, the accompanying unaudited consolidated condensed financial statements include all adjustments, consisting of a normal recurring nature, which are necessary for a fair presentation of the financial position, operating results and cash flows for the periods presented.

The accompanying unaudited consolidated condensed financial statements should be read in conjunction with the Company’s Annual Report on Form 10-K for the year ended December 31, 2024, as filed with the SEC on March 11, 2025. The interim results for the three and six months ended June 30, 2025 are not necessarily indicative of the results to be expected for the year ending December 31, 2025 or for any future periods.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiaries. All intercompany transactions have been eliminated.

Emerging Growth Company

The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012 (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act of 2002, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and shareholder approval of any golden parachute payments not previously approved.

Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non-emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates

The preparation of the unaudited consolidated condensed financial statements in conformity with GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited consolidated condensed financial statements and the reported amounts of other income and expenses during the reporting period.

Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statements, which management considered in formulating its estimate, could change in the near term due to one or more future confirming events. Accordingly, the actual results could differ significantly from those estimates.

Cash

The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company has $664,231 and $1,697,777 in cash as of June 30, 2025 and December 31, 2024, respectively, and no cash equivalents as of such dates.

Marketable Securities Held in Trust Account

At June 30, 2025 and December 31, 2024, substantially all of the assets held in the Trust Account were held in U.S. Treasury bills. The Company accounts for its marketable securities as trading securities under ASC 320, “Investments-Debt and Equity Securities”, where securities are presented at fair value on the balance sheets. Gains and losses resulting from the change in fair value of marketable securities held in the Trust Account are included in interest earned on marketable securities held in Trust Account in the statements of operations. For the six months ended June 30, 2025, the Company has $4,064,267 of interest earned in the Trust Account of which $3,248,056 was invested in marketable securities and $816,211 of accrued interest will be invested in marketable securities. For the year ended December 31, 2024, the Company has $8,449,291 of interest earned in the Trust Account of which $7,358,108 was invested in marketable securities and $1,091,183 of accrued interest was invested in marketable securities. As of June 30, 2025 and December 31, 2024, the Company has not withdrawn any interest earned on the Trust Account.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Offering Costs

The Company complies with the requirements of the ASC 340-10-S99 and SEC Staff Accounting Bulletin Topic 5A, “Expenses of Offering.” Deferred offering costs consist principally of professional and registration fees that are related to the Initial Public Offering. Financial Accounting Standards Board (“FASB”) ASC 470-20, “Debt with Conversion and Other Options,” addresses the allocation of proceeds from the issuance of convertible debt into its equity and debt components. Offering costs allocated to the Public Shares were charged to temporary equity. Offering costs allocated to the Private Placement Shares were charged to additional paid-in capital.

Class A Redeemable Share Classification

The Public Shares contain a redemption feature which allows for the redemption of such Public Shares in connection with the Company’s liquidation, or if there is a shareholder vote or tender offer in connection with the Company’s initial Business Combination. In accordance with ASC 480-10-S99, the Company classifies Public Shares subject to redemption outside of permanent equity as the redemption provisions are not solely within the control of the Company. The Company recognizes change in redemption value immediately as it occurs and will adjust the carrying value of redeemable shares to equal the redemption value at the end of each reporting period. Immediately upon the closing of the Initial Public Offering, the Company recognized the accretion from initial book value to redemption amount value. The change in the carrying value of redeemable shares will result in charges against additional paid-in capital (to the extent available) and accumulated deficit. Accordingly, at June 30, 2025 and December 31, 2024, Class A ordinary shares subject to possible redemption are presented at redemption value as temporary equity, outside of the shareholders’ deficit section of the Company’s balance sheets. At June 30, 2025 and December 31, 2024, the Class A ordinary shares subject to redemption reflected in the balance sheets are reconciled in the following table:

Gross proceeds	$184,000,000
Less:
Public Shares issuance costs	(8,158,738)
Plus:
Accretion of carrying value to redemption value	16,608,029
Class A ordinary shares subject to possible redemption, December 31, 2024	192,449,291
Plus:
Accretion of carrying value to redemption value	4,064,267
Class A ordinary shares subject to possible redemption, June 30, 2025	$196,513,558

Income Taxes

ASC Topic 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. The Company’s management determined that the Cayman Islands is the Company’s major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2025 and December 31, 2024, there were no unrecognized tax benefits and no amounts accrued for interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position.

The Company is considered to be an exempted Cayman Islands company with no connection to any other taxable jurisdiction and is presently not subject to income taxes or income tax filing requirements in the Cayman Islands or the United States. As such, the Company’s tax provision was $0 for the periods presented.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Net Income per Ordinary Share

The Company complies with accounting and disclosure requirements of the FASB ASC Topic 260, “Earnings Per Share.” Net income per ordinary share is computed by dividing net income per ordinary share by the weighted average number of ordinary shares outstanding during the period, excluding ordinary shares subject to forfeiture. Basic and diluted net income per ordinary share for Class A ordinary shares and Class B ordinary shares is calculated by dividing net income attributable to the Company by the weighted average number of Class A ordinary shares and Class B ordinary shares outstanding, allocated proportionally to each class of ordinary shares. This presentation assumes a Business Combination as the most likely outcome. Accretion associated with the redeemable Class A ordinary shares is excluded from earnings per share as the redemption value approximates fair value.

The following tables reflect the calculation of basic and diluted net income per ordinary share (in dollars, except per share amounts):

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2025		2024		2025		2024
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Basic net income per ordinary share:
Numerator:
Allocation of net income	$738,625	$179,685	$1,779,610	$432,926	$346,600	$84,318	$2,530,566	$782,412
Denominator
Weighted-average shares outstanding	18,909,000	4,600,000	18,909,000	4,600,000	18,909,000	4,600,000	14,416,807	4,457,459
Basic net income per ordinary share	$0.04	$0.04	$0.09	$0.09	$0.02	$0.02	$0.18	$0.18

	For the Three Months Ended June 30,				For the Six Months Ended June 30,
	2025		2024		2025		2024
	Class A	Class B	Class A	Class B	Class A	Class B	Class A	Class B
Diluted net income per ordinary share:
Numerator:
Allocation of net income	$738,625	$179,685	$1,779,610	$432,926	$346,600	$84,318	$2,511,598	$801,380
Denominator
Weighted-average shares outstanding	18,909,000	4,600,000	18,909,000	4,600,000	18,909,000	4,600,000	14,416,807	4,600,000
Diluted net income per ordinary share	$0.04	$0.04	$0.09	$0.09	$0.02	$0.02	$0.17	$0.17

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Concentration of Credit Risk

Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage of $250,000. Any loss incurred or a lack of access to such funds could have a significant adverse impact on the Company’s financial condition, results of operations, and cash flows.

Fair Value of Financial Instruments

The fair value of the Company’s assets and liabilities, which qualify as financial instruments under ASC Topic 820, “Fair Value Measurement,” approximates the carrying amounts represented in the accompanying balance sheets, primarily due to their short-term nature.

Share-Based Compensation

The Company records share-based compensation in accordance with FASB ASC Topic 718, “Compensation-Share Compensation” (“ASC 718”), guidance to account for its share-based compensation. It defines a fair value-based method of accounting for an employee share option or similar equity instrument. The Company recognizes all forms of share-based payments at their fair value on the grant date, which are based on the estimated number of awards that are ultimately expected to vest. Share-based payments are valued using a Black-Scholes option pricing model. Grants of share-based payment awards issued to non-employees for services rendered have been recorded at the fair value of the share-based payment, which is the more readily determinable value. The grants are amortized on a straight-line basis over the requisite service periods, which is generally the vesting period. If an award is granted, but vesting does not occur, any previously recognized compensation cost is reversed in the period related to the termination of service. Share-based compensation expenses are included in costs and operating expenses depending on the nature of the services provided in the consolidated condensed statements of operations.

Derivative Liabilities

The Company evaluates all of its financial instruments, including issued stock purchase warrants, to determine if such instruments are derivatives or contain features that qualify as embedded derivatives, pursuant to ASC 480 and FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is re-assessed at the end of each reporting period.

The Subscription Agreements entered into on February 28, 2025 in connection with the BBOT Business Combination (see Note 6) do not qualify to be classified as a liability under ASC 480. The Company will recognize the Subscription Agreements at fair value under ASC 815 as of the contract inception date, and at each reporting period with changes in fair value recognized within earnings. The Company has followed the guidance in ASC 820 Fair Value Measurement. The initial fair value and the value as of February 28, 2025 of the Subscription Agreements issued was estimated using the underlying economic factors that influenced which of the events would occur, when they were likely to occur, and the specific terms that would be in effect at the time (i.e., stock price, exercise price, etc.).

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Recent Accounting Standards

In March 2024, the FASB issued Accounting Standards Update (“ASU”) 2024-01, “Compensation - Stock Compensation (Topic 718): Scope Application of Profit Interest and Similar Awards” (“ASU 2024-01”). This ASU provides clarification on when profit interest awards should be accounted for similar to a cash bonus or profit-sharing arrangement in accordance with ASC 710 or as a share-based payment arrangement in accordance with ASC 718. The FASB issued this ASU to address diversity in the practice of accounting for profit interest awards. This ASU is effective for fiscal years beginning after December 15, 2024, and interim periods within fiscal years, with early adoption permitted. This ASU became effective as of December 31, 2024 and the Company’s management adopted it in its financial statements and related disclosures. The adoption of ASU 2024-01 did not have a material impact on the accompanying financial statements and disclosures.

In November 2023, the FASB issued ASU 2023-07, “Segment Reporting (Topic 280): Improvements to Reportable Segment Disclosures”. The amendments in this ASU require disclosures, on an annual and interim basis, of significant segment expenses that are regularly provided to the chief operating officer decision maker (“CODM”), as well as the aggregate amount of other segment items included in the reported measure of segment profit or loss. The ASU requires that a public entity disclose the title and position of the CODM and an explanation of how the CODM uses the reported measure(s) of segment profit or loss in assessing segment performance and deciding how to allocate resources. Public entities will be required to provide all annual disclosures currently required by Topic 280 in interim periods, and entities with a single reportable segment are required to provide all the disclosures required by the amendments in this ASU and existing segment disclosures in Topic 280. This ASU is effective for fiscal years beginning after December 15, 2023, and interim periods within fiscal years beginning after December 15, 2024, with early adoption permitted. This ASU became effective as of December 31, 2024 and the Company’s management adopted in its financial statements and related disclosures. See Note 9 Segment Information in the accompanying notes to the financial statements for further detail.

Management does not believe that any recently issued, but not yet effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited consolidated condensed financial statements.

NOTE 3. PUBLIC OFFERING

On February 13, 2024, pursuant to the Initial Public Offering, the Company sold 18,400,000 Public Shares, which includes a full exercise by the underwriter of their over-allotment option in the amount of 2,400,000 Public Shares, at a price of $10.00 per Public Share.

NOTE 4. PRIVATE PLACEMENT

On February 13, 2024, simultaneously with the closing of the Initial Public Offering, the Sponsor purchased an aggregate of 509,000 Private Placement Shares at a price of $10.00 per Private Placement Share, for an aggregate purchase price of $5,090,000. A portion of the proceeds from the Private Placement Shares was added to the proceeds from the Initial Public Offering and are held in the Trust Account.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

NOTE 5. RELATED PARTY TRANSACTIONS

Founder Shares

On June 19, 2021, Sponsor paid $25,000 to cover certain offering and formation costs of the Company in exchange for 2,875,000 Class B ordinary shares (the “Founder Shares”). The Founder Shares included an aggregate of up to 562,500 shares that were subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised, so that the number of Founder Shares would equal, on an as-converted basis, approximately 20% of the Company’s issued and outstanding ordinary shares after the Initial Public Offering (excluding any Public Shares purchased by the Sponsor in the Initial Public Offering and excluding the Private Placement Shares). On November 29, 2023, the Sponsor assigned 30,000 Founder Shares to each of the Company’s independent directors, Mark McKenna and John Schmid, and to the Company’s advisor, Andrew Phillips. On February 1, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 1,437,500 shares, resulting in the Sponsor holding a total of 4,222,500 Founder Shares. On February 8, 2024, the Company effected a share capitalization with respect to the Class B ordinary shares of 287,500 shares, resulting in the Sponsor holding a total of 4,510,000 Founder Shares and the Company’s two independent directors and one advisor each holding 30,000 Founder Shares, which were retroactively presented on the financial statements, with up to 600,000 Founder Shares held by the Sponsor subject to forfeiture depending on the extent to which the underwriter’s over-allotment option was exercised. On February 11, 2024, the underwriter of the Initial Public Offering delivered the Company a notice of its intention to fully exercise the over-allotment option and on February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter purchased the additional 2,400,000 Public Shares at a price of $10.00 per Public Share. Accordingly, the Founder Shares are no longer subject to forfeiture.

On February 8, 2025, the board of directors of the Company appointed Mr. Albert A. Holman, III, as an independent director. In connection with his appointment to the board of directors, the Company’s Sponsor transferred 30,000 of the Founder Shares held by it to Mr. Holman.

The Sponsor and the Company’s three independent directors and one advisor (the “Insiders”) have each agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earliest of (A) one year after the completion of a Business Combination and (B) subsequent to a Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share subdivisions, share dividends, rights issuances, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after a Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange or other similar transaction that results in all of the Public Shareholders having the right to exchange their Class A ordinary shares for cash, securities or other property.

The sale or allocation of the Founder Shares to the Company’s directors on February 8, 2024, as described above, is within the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 90,000 Founder Shares transferred to the Company’s independent directors and advisor on November 29, 2023 is $309,600 or $3.44 per share. The Founder Shares were granted subject to a service condition (i.e., being part of the Company at the date of the Initial Public Offering through one year from the Initial Public Offering). Stock-based compensation will be recognized ratably from the date of the Initial Public Offering through the one-year anniversary of the Initial Public Offering in an amount equal to the number of Founder Shares times the grant date fair value per share less the amount initially received for the purchase of the Founder Shares.

The allocation of the Founder Shares to the Company’s director on February 8, 2025, as described above, is within the scope of ASC 718. Under ASC 718, stock-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 30,000 Founder Shares transferred to the Company’s independent director on February 8, 2025 is $144,000 or $4.80 per share. The Founder Shares were granted to a service condition (i.e. in connection with the services as a member of the board of directors). Stock-based compensation will be recognized based on the award’s initial fair value upon grant date and recognized over the period in which the services are rendered.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Administrative Services and Indemnification Agreement

The Company entered into an agreement, commencing on February 8, 2024, through the earlier of the Company’s consummation of a Business Combination and its liquidation, to pay the Sponsor a total of $6,458 per month for office space, utilities and secretarial, and administrative support services. In addition, the Company has agreed that it will indemnify the Sponsor, members and managers and representatives of the Sponsor (collectively, “Sponsor Indemnitees”) from any claims arising out of or relating to the Initial Public Offering or the Company’s operations or conduct of the Company’s business or any claim against any Sponsor Indemnitees alleging any expressed or implied management or endorsement by Sponsor Indemnitees of any of the Company’s activities or any express or implied association between Sponsor Indemnitees, on the one hand, and the Company or any of its other affiliates, on the other hand. For the three and six months ended June 30, 2025, the Company incurred $19,374 and $38,748 in fees for these services, of which such amounts are shown as due to related party in the accompanying condensed balance sheets. For the three and six months ended June 30, 2024, the Company incurred $19,374 and $29,061 in fees for these services, respectively, of which such amounts are included in accrued expenses in the accompanying condensed balance sheets.

Promissory Note - Related Party

On June 19, 2021, as amended in October 2023, the Company issued an unsecured promissory note (the “Promissory Note”) to the Sponsor, pursuant to which the Company may borrow up to an aggregate principal amount of $300,000. The Promissory Note is non-interest bearing and payable on the earlier of (i) June 30, 2024 or (ii) the completion of the Initial Public Offering. As of June 30, 2025 and December 31, 2024, the Company had no amounts outstanding under the Promissory Note. Borrowing under the Promissory Note is no longer available.

Related Party Loans

In order to finance transaction costs in connection with a Business Combination, the Sponsor or an affiliate of the Sponsor, or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required. If the Company completes a Business Combination, the Company would repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, the Working Capital Loans would be repaid only out of funds held outside the Trust Account. In the event that a Business Combination does not close, the Company may use a portion of proceeds held outside the Trust Account to repay the Working Capital Loans, but no proceeds held in the Trust Account would be used to repay the Working Capital Loans. Except for the foregoing, the terms of such Working Capital Loans, if any, have not been determined and no written agreements exist with respect to such loans. If the Company completes a Business Combination, the Working Capital Loans would either be repaid upon consummation of a Business Combination, without interest, or, at the lender’s discretion, up to $1,500,000 of such Working Capital Loans may be convertible into private placement shares of the post-Business Combination entity at a price of $10.00 per share. The shares would be identical to the Private Placement Shares. As of June 30, 2025 and December 31, 2024, the Company had no outstanding borrowings under Working Capital Loans.

NOTE 6. COMMITMENTS

Registration Rights

The holders of the Founder Shares, Private Placement Shares and any shares that may be issued upon conversion of Working Capital Loans have registration rights pursuant to a registration rights agreement dated as of February 8, 2024 (the “Registration Rights Agreement”). The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company register such securities. In addition, the holders have certain piggyback registration rights with respect to registration statements filed subsequent to the completion of a Business Combination. However, the Registration Rights Agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lockup period. The Registration Rights Agreement does not contain liquidating damages or other cash settlement provisions resulting from delays in registering the Company’s securities. The Company will bear the expenses incurred in connection with the filing of any such registration statements.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Underwriting Agreement

The Company granted the underwriter a 45-day option to purchase up to 2,400,000 additional Public Shares to cover over-allotments at the Initial Public Offering price, less the underwriting discounts and commissions. On February 11, 2024, the underwriter delivered the Company a notice of its intention to fully exercise the over-allotment option and on February 13, 2024, simultaneously with the closing of the Initial Public Offering, the underwriter purchased the additional 2,400,000 Public Shares at a price of $10.00 per Public Share.

The underwriter was entitled to an upfront cash underwriting discount of $0.10 per Public Share, or $1,840,000 in the aggregate, paid upon the closing of the Initial Public Offering. In addition, the underwriter is entitled to a deferred fee of $0.30 per Public Share, or $5,520,000 in the aggregate. The deferred fee will become payable to the underwriter from the amounts held in the Trust Account solely in the event that the Company completes a Business Combination, subject to the terms of the underwriting agreement.

Business Combination Agreement

On February 28, 2025, the Company entered into the BBOT Business Combination Agreement by and among the Company, BBOT, and Merger Sub. The BBOT Business Combination Agreement provides, among other things, that on the terms and subject to the conditions set forth therein, (i) the Company will de-register in the Cayman Islands and transfer by way of continuation out of the Cayman Islands and into the State of Delaware so as to migrate to and domesticate as a Delaware corporation, and (ii) following the Domestication, Merger Sub will be merged with and into BBOT, as a result of which BBOT will be the surviving company and a wholly-owned subsidiary of the Company. The consummation of the Merger is referred to as the “Closing” and the date of the Closing is referred to as the “Closing Date.”

Other Agreements

The BBOT Business Combination Agreement contemplates the execution of various additional agreements and instruments, on or before the Closing, including, among others, the following:

Helix Support Agreement

In connection with the execution of the BBOT Business Combination Agreement, on February 28, 2025, certain Company shareholders and Insiders (the “Helix Supporting Shareholders”), including the Sponsor, three investment vehicles managed by Cormorant Asset Management, LP (“Cormorant” and, the investment vehicles managed by Cormorant, the “Cormorant Funds”) each holding Class A ordinary shares, and the independent directors and an advisor of the Company each holding Class B ordinary shares (the “Helix Existing Investors”), entered into a support agreement with the Company and BBOT (the “Helix Support Agreement”). Under the Helix Support Agreement, among other things, each Helix Supporting Shareholder agreed to vote, at any meeting of the shareholders of the Company, and in any action by written consent of the shareholders of the Company, all of such Helix Supporting Shareholders’ Class A ordinary shares and Class B ordinary shares (i) in favor of each of the Parent Proposals (as defined in the BBOT Business Combination Agreement), and any other matters necessary or reasonably requested by the Company for consummation of the Domestication, the Merger or any other transactions contemplated by the BBOT Business Combination Agreement and the approval of the Parent Proposals; (ii) against any Alternative Proposal or Alternative Transaction or any proposal relating to an Alternative Proposal or Alternative Transaction (as defined in the BBOT Business Combination Agreement, respectively); and (iii) in favor of any proposal sought by the Company to extend the deadline by which the Company must consummate its initial business combination. In addition, the Helix Support Agreement prohibits each Helix Supporting Shareholder from, among other things, selling, assigning or transferring any Class A ordinary shares or Class B ordinary shares held by such Helix Supporting Shareholder except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; (c) the liquidation of the Company; (d) the written agreement of each of the terminating Helix Supporting Shareholder(s), the Company and BBOT with respect to terminating the rights and obligations under the Helix Support Agreement of a specific Helix Supporting Shareholder or a subset of Helix Supporting Shareholders; and (e) the written agreement of all Helix Supporting Shareholders, the Company and BBOT to terminate the Helix Support Agreement in its entirety. Pursuant to the Helix Support Agreement, each of Cormorant Funds and its permitted transferees irrevocably and unconditionally covenants and agrees not to submit any Class A ordinary shares owned by it for redemption in connection with the BBOT Business Combination. Additionally, the Sponsor and Helix Existing Investors will comply with their non-redemption obligations as specified in the Letter Agreement.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

Further, if and only if the Company Closing Cash (as defined in the BBOT Business Combination Agreement) is less than $400,000,000, the Sponsor will forfeit a number of shares of PubCo Common Stock (the “Contribution Shares”) equal to (a) 3,360,000 multiplied by (b) one minus the number resulting from dividing (i) the Company Closing Cash by (ii) $400,000,000, with any fractional share rounded to the nearest whole number resulting from such product.

Each of the Sponsor and each Helix Existing Investor agreed to elect to convert their Class B ordinary shares into Class A ordinary shares immediately prior to the Domestication and to waive their rights under the Articles to have their Class B ordinary shares converted into Class A ordinary shares at a ratio of greater than one-to-one.

In addition, pursuant to the Helix Support Agreement, the Sponsor will, effective as of immediately prior to the Domestication and conditioned upon the Closing, forfeit and surrender to the Company such number of Class B ordinary shares (the “Sponsor Forfeited Shares”) held by the Sponsor equal to the quotient of (i) the difference between (A) the Redemption Price multiplied by 4,600,000 less (B) $46,000,000 divided by (ii) the Redemption Price (as defined in the BBOT Business Combination Agreement).

BBOT Written Consent and Support Agreements

Concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, BBOT obtained and delivered to Company the written consents of a sufficient number of shares of BBOT capital stock required to approve the BBOT Business Combination Agreement, each ancillary agreement to which BBOT is a party, and the BBOT Business Combination.

Additionally, concurrently and immediately prior to the signing of the BBOT Business Combination Agreement, the Company, BBOT, and certain stockholders of BBOT (the “BBOT Supporting Stockholders”) entered into a support agreement (the “BBOT Support Agreement”). Pursuant to the BBOT Support Agreement, each BBOT Supporting Stockholder (i) agreed that each existing investor rights agreement of BBOT will automatically terminate upon the Closing, (ii) agreed not to make any proposal or offer that constitutes an Alternative Transaction, among other things, and (iii) waived and agreed not to exercise any rights of appraisal or rights to dissent it may have in connection with the Merger.

The BBOT Support Agreement also prohibits the BBOT Supporting Stockholders from, among other things, selling, assigning or transferring any capital stock of BBOT held by the BBOT Supporting Stockholders except to certain permitted transferees, until the earliest of (a) the effective time of the Merger, (b) such date and time as the BBOT Business Combination Agreement is terminated in accordance with its terms; and (c) the written agreement of all BBOT Supporting Stockholders, the Company and BBOT to terminate the agreement in its entirety.

Subscription Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into subscription agreements (the “Subscription Agreements”) with certain qualified institutional buyers, institutional accredited investors, and other accredited investors, including Cormorant and other existing shareholders of the Company (collectively, the “PIPE Investors”), pursuant to which, among other things, the Company agreed to issue and sell to the PIPE investors, and the PIPE Investors agreed to subscribe for and purchase an aggregate of approximately $260,000,000 of PubCo Common Stock (the “PIPE Shares”), at a purchase price equal to the Redemption Price (as defined in the BBOT Business Combination Agreement) (the “PIPE Investments”). Cormorant Funds subscribed for an aggregate of $75,000,000 of PIPE Investments.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

The obligations of each party to consummate the PIPE Investments are conditioned upon, among other things, (i) the PubCo Common Stock having been approved for listing on Nasdaq Stock Market LLC; (ii) all conditions precedent to the closing of the BBOT Business Combination set forth in Article IX of the BBOT Business Combination Agreement having been satisfied or waived; and (iii) the absence of specified adverse laws, rules, regulations, judgments, decrees, executive orders or awards making the PIPE Investment illegal or otherwise prohibiting its consummation; (iv) no subscription agreement, side letter, or other agreement or understanding with any other PIPE Investor having been amended, modified, or waived in any manner that benefits such other PIPE Investor unless each PIPE Investor has been offered the same benefits; (v) the Company having received not less than $200 million in cash from the PIPE Investments; and (vi) no BBOT Material Adverse Effect or Helix Material Adverse Effect (each as defined in the BBOT Business Combination Agreement) having occurred.

Non-Redemption Agreement

In connection with the BBOT Business Combination, on February 28, 2025, the Company entered into non-redemption agreements with certain shareholders (the “Non-Redemption Agreements” and, such shareholders, the “Non-Redeeming Holders”), pursuant to which, among other things, each Non-Redeeming Holder irrevocably and unconditionally agreed, for the benefit of the Company, that neither it or its controlled affiliates will exercise any redemption rights under the Articles with respect to Class A ordinary shares held by such holder as of the date of the Non-Redemption Agreement (the “Non-Redeeming Shares”) at any meeting of the shareholders of the Company. The Non-Redeeming Holder also agreed to (i) not to transfer directly or indirectly the Non-Redeeming Shares held by it until earlier of (x) the Closing Date, (y) the termination of the BBOT Business Combination Agreement in accordance with its terms and (z) the termination of the Non-Redemption Agreement in accordance with its terms; and (ii) vote its Non-Redeeming Shares (A) in favor of the BBOT Business Combination Agreement, the Domestication and Merger and each other proposal brought by the Company in connection with the BBOT Business Combination and (B) in favor of any proposal brought by the Company to adjourn or postpone the shareholder’s meeting of the Company in connection with the BBOT Business Combination.

An aggregate of 450,900 Class A ordinary shares are subject to the Non-Redemption Agreements.

NOTE 7. SHAREHOLDERS’ DEFICIT

Preference Shares - The Company is authorized to issue 5,000,000 preference shares with a par value of $0.0001 per share, with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. At June 30, 2025 and December 31, 2024, there were no preference shares issued or outstanding.

Class A Ordinary Shares - The Company is authorized to issue 500,000,000 Class A ordinary shares, with a par value of $0.0001 per share. Holders of Class A ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there were 509,000 Class A ordinary shares issued and outstanding, excluding 18,400,000 Class A ordinary shares subject to possible redemption.

Class B Ordinary Shares - The Company is authorized to issue 50,000,000 Class B ordinary shares, with a par value of $0.0001 per share. Holders of the Class B ordinary shares are entitled to one vote for each share. At June 30, 2025 and December 31, 2024, there were 4,600,000 Class B ordinary shares issued and outstanding.

Holders of record of Class A ordinary shares and Class B ordinary shares are entitled to one vote for each share held on all matters to be voted on by shareholders. Holders of Class A ordinary shares and Class B ordinary shares will vote together as a single class on all other matters submitted to a vote of shareholders, except to vote to approve any transfer by way of continuation pursuant to the Company’s Amended and Restated Memorandum and Articles of Association or as required by law.

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

The Class B ordinary shares will automatically convert into Class A ordinary shares at the time of a Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 25% of the sum of (a) the total number of all Class A ordinary shares outstanding upon completion of the IPO plus (b) all Class A ordinary shares and equity-linked securities issued or deemed issued in connection with a Business Combination, excluding any shares or equity-linked securities issued, or to be issued, to any seller in a Business Combination; minus (c) the number of Public Shares redeemed in connection with a Business Combination, provided that such conversion of Class B ordinary shares into Class A ordinary shares will never be at a rate of less than one-to-one.

NOTE 8. FAIR VALUE MEASUREMENTS

The fair value of the Company’s financial assets and liabilities reflects management’s estimate of amounts that the Company would have received in connection with the sale of the assets or paid in connection with the transfer of the liabilities in an orderly transaction between market participants at the measurement date. In connection with measuring the fair value of its assets and liabilities, the Company seeks to maximize the use of observable inputs (market data obtained from independent sources) and to minimize the use of unobservable inputs (internal assumptions about how market participants would price assets and liabilities). The following fair value hierarchy is used to classify assets and liabilities based on the observable inputs and unobservable inputs used in order to value the assets and liabilities:

Level 1:	Quoted prices in active markets for identical assets or liabilities. An active market for an asset or liability is a market in which transactions for the asset or liability occur with sufficient frequency and volume to provide pricing information on an ongoing basis.

Level 2:	Observable inputs other than Level 1 inputs. Examples of Level 2 inputs include quoted prices in active markets for similar assets or liabilities and quoted prices for identical assets or liabilities in markets that are not active.

Level 3:	Unobservable inputs based on assessment of the assumptions that market participants would use in pricing the asset or liability.

At June 30, 2025, assets held in the Trust Account were comprised of $328 in cash and $196,513,230 in U.S. Treasury Bills. As of June 30, 2025, the Company did not withdraw any interest income from the Trust Account.

At December 31, 2024, assets held in the Trust Account were comprised of $634 in cash and $192,448,657 in U.S. Treasury Bills. As of December 31, 2024, the Company did not withdraw any interest income from the Trust Account.

The following table presents information about the Company’s assets that are measured at fair value on a recurring basis at June 30, 2025 and December 31, 2024 and indicates the fair value hierarchy of the valuation inputs the Company utilized to determine such fair value:

		June 30,	December 31,
Description	Level	2025	2024
Assets:
U.S. Treasury Bills held in Trust Account (Matures on July 31, 2025)	1	$196,513,230	$192,448,657

HELIX ACQUISITION CORP. II

NOTES TO CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

JUNE 30, 2025

(Unaudited)

NOTE 9.  SEGMENT INFORMATION

ASC Topic 280, “Segment Reporting,” establishes standards for companies to report in their financial statement information about operating segments, products, services, geographic areas, and major customers. Operating segments are defined as components of an enterprise for which separate financial information is available that is regularly evaluated by the Company’s chief operating decision maker (“CODM”), or group, in deciding how to allocate resources and assess performance.

The Company’s Chief Financial Officer has been identified as the CODM, who reviews the operating results for the Company as a whole to make decisions about allocating resources and assessing financial performance. Accordingly, management has determined that the Company only has one reporting segment.

The CODM assesses performance for the single segment and decides how to allocate resources based on net income or loss that also is reported on the statements of operations as net income or loss. The measure of segment assets is reported on the balance sheets as total assets. When evaluating the Company’s performance and making key decisions regarding resource allocation the CODM reviews several key metrics, which include the following:

	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2025	2024	2025	2024
General and administrative expenses	$1,121,848	$152,343	$3,543,034	$219,044
Interest earned on marketable securities held in Trust Account	$2,074,999	$2,442,279	$4,064,267	$3,648,794

The CODM reviews interest earned marketable securities held in Trust Account to measure and monitor shareholders value and determine the most effective strategy of investment with the Trust Account funds while maintaining compliance with the trust agreement. General and administrative expenses are reviewed and monitored by the CODM to manage and forecast cash to ensure enough capital is available to complete a business combination within the business combination period. The CODM also reviews general and administrative costs to manage, maintain and enforce all contractual agreements to ensure costs are aligned with all agreements and budget. General and administrative costs, as reported on the statements of operations, are the significant segment expenses provided to the CODM on a regular basis. All other segment items included in net income or loss are reported on the statements of operations and described within their respective disclosures.

NOTE 10. SUBSEQUENT EVENTS

The Company evaluated subsequent events and transactions that occurred after the consolidated condensed balance sheet date up to the date that the consolidated condensed financial statements were issued. Based upon this review, the Company did not identify any subsequent events that would have required adjustment or disclosure in the consolidated condensed financial statements.

PART II

INFORMATION NOT REQUIRED IN DOCUMENT

Item 20. Indemnification of Officers And Directors

Subsection (a) of Section 145 of the DGCL empowers a corporation to indemnify any person who was or is a party or who is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful.

Subsection (b) of Section 145 empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person acted in any of the capacities set forth above, against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

Section 145 further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b) of Section 145, or in defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and the indemnification provided for by Section 145 shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of such person’s heirs, executors and administrators. Section 145 also empowers the corporation to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of his status as such, whether or not the corporation would have the power to indemnify such person against such liabilities under Section 145.

Section 102(b)(7) of the DGCL provides that a corporation’s certificate of incorporation may contain a provision eliminating or limiting the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director (i) for any breach of the director’s duty of loyalty to the corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the DGCL, or (iv) for any transaction from which the director derived an improper personal benefit.

Additionally, our certificate of incorporation limits the liability of our directors and officers to the fullest extent permitted by the DGCL, and our bylaws provide that we will indemnify them to the fullest extent permitted by such law. We have entered into and expect to continue to enter into agreements to indemnify our directors, executive officers and other employees as determined by our board of directors. Under the terms of such indemnification agreements, we are required to indemnify each of our directors and officers, to the fullest extent permitted by the laws of the state of Delaware, if the basis of the indemnitee’s involvement was by reason of the fact that the indemnitee is or was our director or officer or was serving at our request in an official capacity for another entity. We must indemnify our officers and directors against all direct and indirect costs, fees and expenses of any type or nature whatsoever, including all other disbursements, obligations or expenses of the types customarily incurred in connection with prosecuting, defending, preparing to prosecute or defend, investigating, being or preparing to be witness in, settlement or appeal of, or otherwise participating in any threatened, pending or completed action, suit, claim, counterclaim, cross claim, arbitration, mediation, alternate dispute resolution mechanism, investigation, inquiry, administrative hearing or any other actual, threatened or completed proceeding. The indemnification agreements also require us to advance, to the extent not prohibited by law, all direct and indirect costs, fees and expenses that such director or officer incurred, provided that such person will return any such advance if it is ultimately determined that such person is not entitled to indemnification by us. Any claims for indemnification by our directors and officers may reduce our available funds to satisfy successful third-party claims against us and may reduce the amount of money available to us.

Item 21. Exhibits And Financial Statement Schedules

Exhibit No.	Description of Document

3.1	Certificate of Incorporation of Bridgebio Oncology Therapeutics, Inc.

3.2	Bylaws of Bridgebio Oncology Therapeutics, Inc.

5.1	Opinion of Goodwin Procter LLP

23.1	Consent of WithumSmith+Brown, PC.

23.2	Consent of Deloitte & Touche LLP.

23.3	Consent of Goodwin Procter LLP (included in Exhibit 5.1).

101.INS	Inline XBRL Instance Document.
101.SCH	Inline XBRL Taxonomy Extension Schema Document.
101.CAL	Inline XBRL Taxonomy Extension Calculation Linkbase Document.
101.DEF	Inline XBRL Taxonomy Extension Definition Linkbase Document.
101.LAB	Inline XBRL Taxonomy Extension Label Linkbase Document.
101.PRE	Inline XBRL Taxonomy Extension Presentation Linkbase Document.
104	Cover Page Interactive Data File (formatted as Inline XBRL and contained in Exhibit 101).

Item 22. Undertakings

1.	The undersigned Registrant hereby undertakes:

(a)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

(ii)	To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)	To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

(b)	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(d)	That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, shall be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.

(e)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)	The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

2.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by them is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

3.	The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

4.	The registrant undertakes that every prospectus: (1) that is filed pursuant to the immediately preceding paragraph, or (2) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

5.	The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11 or 13 of this Form S-4, within one business day of receipt of such request, and to send the incorporated documents by first Class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of this Registration Statement through the date of responding to the request.

6.	The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning this transaction that was not the subject of and included in this Registration Statement when it became effective.

SIGNATURES

Pursuant to the requirements of the Securities Act, as amended, the registrant has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, Commonwealth of Massachusetts, on the 14th day of August, 2025.

Date: August 14, 2025	BRIDGEBIO ONCOLOGY THERAPEUTICS, INC.

	By:	/s/ Eli Wallace
	Name:	Eli Wallace
	Title:	Chief Executive Officer and Director

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Eli Wallace and Uneek Mehra, and each or any of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments to this registration statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the United States Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in connection therewith, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or his substitutes or substitute, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Post-Effective Amendment No. 1 to the Registration Statement has been signed below by the following persons on behalf of the Registrant and in the capacities and on the dates indicated.

Signature	Title	Date

/s/ Eli Wallace	Chief Executive Officer and Director	August 14, 2025
Eli Wallace	(Principal Executive Officer)

/s/ Uneek Mehra	Chief Financial Officer	August 14, 2025
Uneek Mehra	(Principal Financial and Principal Accounting Officer)

/s/ Jake Bauer	Director	August 14, 2025
Jake Bauer

/s/ Bihua Chen	Director	August 14, 2025
Bihua Chen

/s/ Michelle Doig	Director	August 14, 2025
Michelle Doig

/s/ Raymond Kelleher	Director	August 14, 2025
Raymond Kelleher

/s/ Neil Kumar	Director	August 14, 2025
Neil Kumar

/s/ Frank McCormick	Director	August 14, 2025
Frank McCormick

/s/ Praveen Tipirneni	Director	August 14, 2025
Praveen Tipirneni